Exhibit 10(gg)

EXECUTION COPY

TRANSACTION AGREEMENT

BY AND BETWEEN

SWISS REINSURANCE COMPANY

AND

GENERAL ELECTRIC COMPANY

November 18, 2005

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v

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Exhibits
Exhibit A	Purchased Equity, Purchased Subsidiaries and Acquired Subsidiaries

Exhibit B	Asset Sellers

Exhibit C	Terms of Acquiror Convertible Instruments

Exhibit D	Intentionally Omitted

Exhibit E	Intentionally Omitted

Exhibit F	Form of Intellectual Property Cross License Agreement

Exhibit G	Form of Shareholding Agreement

Exhibit H	Form of Transition Trademark License Agreement

Exhibit I	Form of Retrocession Agreement

Exhibit J-1	List of GE Transition Services

Exhibit J-2	List of Polaris Transition Services

Exhibit K	Management Services Agreement Term Sheet

Exhibit L	Required Consents and Approvals

Exhibit M	Form of Notes

INDEX TERMS

Page
2005 Financial Statements	70
Acquired Subsidiaries	2
Acquiror	1
Acquiror Board Recommendation	50
Acquiror Convertible Instruments	2
Acquiror Disclosure Letter	2
Acquiror Financial Statements	52
Acquiror Financing	2
Acquiror Indemnified Parties	83
Acquiror Insurance Contracts	2
Acquiror Material Adverse Effect	2
Acquiror Reinsurance Agreements	3
Acquiror Shareholder Meeting	68
Acquiror Shares	51
Action	3
Additional Financial Statements	71
Adjusted Allocation Schedule	3
Adjustment Ceiling	20
Adjustment Review Period	23
Adjustment Statement	20
Advance Election Payment	21
Affiliate	3
After-Acquired Business	64
After-Acquired Company	64
After-Tax Basis	3
Agreement	1
Allocation Schedule	27
Antitrust Laws	61
Asset Buyers	1
Asset Sellers	1
Asset Sellers Reinsurance Agreements	4
Asset Sellers Retrocession Agreements	4
Asset Transfer Agreement	4
Assumed Liabilities	16
Audited Business Financial Statements	38
Balance Sheet	38
Base Purchase Price	17
Binding Producer Agreement	4
Business	1
Business Day	4
Business Employee	4
Business Financial Information	70
Business Intellectual Property	4

Business Material Adverse Effect	4
Business SAP Statements	38
Business Technology	5
Business Trademarks	5
Capital Increases	5
Capital Maintenance Agreements	5
Capital Markets Activity	64
Class C Stock	5
Closing Date Statement	23
Closings	30
Code	5
Confidential Data	59
Confidentiality Agreement	60
Consolidated Financial Statements	6
Consultation Period	24
Contract	5
Control	5
Copyrights	5
Court Orders	6
Covered Business	64
Current Market Price	6
De Minimis Business	64
Default Recovery Activities	64
Dispute	90
Earnings	6
Earnings Consultation Period	26
Earnings Review Period	25
Election	21
Employee Matters Agreement	1
Employee Plans	42
Environmental Law	6
Environmental Permit	6
Equity Buyers	1
Equity Sellers	1
Equity Transfer Agreement	6
ERAC	6
ERC	6
ERISA	6
Estimated Adjustment Statement	21
Estimated Earnings	26
Excluded Assets	15
Excluded Business	6
Excluded Liabilities	16
Executive Agreements	42
Existing Business Activities	65
Final Adjustment Payment	24

Final Closing	30
Final Closing Date	30
Final Closing Polaris Companies	18
Final Earnings	26
Final Purchase Price	24
Financial Services Business	65
Financing	65
Foreign Benefit Plans	42
Form Employment Agreements	42
FSA	51
GAAP	7
GE	1
GE Commercial Paper Rate	7
GE Disclosure Letter	7
GE Indemnified Parties	84
GE Insurance Subsidiaries	37
GE Insurance Subsidiary	37
GE ISC	7
GE Name and GE Marks	66
GE Transition Services	73
GECC Commercial Paper Rate	7
Governmental Authority	7
Hazardous Materials	7
HSR Act	7
Indebtedness	7
Indemnified Party	85
Indemnifying Party	85
Independent Accountant	7
Independent Expert	22
Initial Closing	30
Initial Closing Date	30
Initial Closing Polaris Companies	17
Insurance Liabilities	8
Insurance Policies	8
Intellectual Property	8
Intellectual Property Cross License Agreement	8
Interim Earnings Statement	25
International Tax Matters Agreement	1
IRS	8
Knowledge of Acquiror	8
Knowledge of GE	8
Latest Agreed Earnings	26
Law	8
Leased Real Property	8
Leasing	65
Liability	8

x

Lien	8
List	16
Lloyd’s	8
Losses	8
Lower Collar	11
Management Services Agreement	74
Material Contracts	40
Material Insurance Contracts	46
Material Leases	47
Measurement Price	29
Net Reserves	9
New Acquiror Shares	9
Notes	72
Notice of Adjustment Disagreement	23
Notice of Earnings Disagreement	25
NYAG	44
OPH	1
OPH Asset Buyer	1
Order	9
Other Financial Services Activities	65
Other Insurance	66
Owned Real Property	9
Parent Plans	42
Patents	9
Permits	9
Permitted Liens	9
Person	10
Polaris Companies	10
Polaris Companies Insurance Contracts	10
Polaris Companies Reinsurance Agreements	10
Polaris Companies Retrocession Agreements	10
Purchase Price	17
Purchased Equity	1
Purchased Subsidiaries	1
Real Properties	45
Reference Adjustment Statement	20
Reference Balance Sheet	20
Reference Earnings Statement	25
Reinsurance Liabilities	10
Reinsurer	72
Related Agreements	10
Representative	10
Required Acquiror Vote	50
Reserves	10
Retrocession Agreement	72
Return Payment	21

SAP	11
SEC	48
Securities Act	45
Securities Activity	66
Shareholder New Acquiror Shares	11
Shareholding Agreement	11
SIS	11
Software	11
Stock Percentage	21
Stock Price	11
Stub Period Earnings	26
Stub Period Earnings Statement	25
Subsidiary	11
Subsidiary Plans	42
Swiss Code of Obligations	11
Swiss GAAP FER	11
Tax	11
Tax Matters Agreement	1
Tax Returns	12
Taxes	11
Technology	12
Third Party Claim	85
Trademarks	12
Transaction Agreements	12
Transferors	12
Transferors’ LCs	67
Transferred Assets	14
Transferred Employees	12
Transition Committee	59
Transition Services Agreement	73
Transition Trademark License Agreement	12
U.S. Employee Plans	42
U.S. Parent Plans	42
U.S. Subsidiary Plans	42
UK Asset Purchase Agreements	2
UK Tax Matters Agreement	12
UK Transfer Schemes	12
Unaudited Business Financial Statements	38
Upper Collar	11
WGM Offices	30

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is entered into on November 18, 2005, by and between General Electric Company, a New York corporation (“GE”), and Swiss Reinsurance Company, a corporation organized and existing under the laws of Switzerland (“Acquiror”).

W I T N E S S E T H:

WHEREAS, certain of the Subsidiaries (as defined below) of GE are engaged in the business of marketing, issuing, underwriting, selling and administering (a) property and casualty insurance products and services, (b) property and casualty reinsurance products and services, (c) life and health reinsurance products and services and (d) risk management and loss control services (such business, as conducted by the Polaris Companies (as defined below), but excluding the Excluded Business (as defined below) is referred to herein as the “Business”);

WHEREAS, certain of the Subsidiaries of GE set forth on Exhibit A hereto (the “Equity Sellers”) desire to sell to Acquiror and certain of the Subsidiaries of Acquiror (the “Equity Buyers”), and the Equity Buyers desire to purchase from the Equity Sellers, all of the outstanding shares of capital stock (or equivalent equity interests) of certain indirect Subsidiaries of GE set forth on Exhibit A hereto (the “Purchased Subsidiaries”) owned by the Equity Sellers (the “Purchased Equity”) upon the terms and conditions hereinafter set forth;

WHEREAS, (a) certain of the indirect Subsidiaries of GE set forth on Exhibit B hereto (the “Asset Sellers”) desire to sell to certain of the Subsidiaries of Acquiror (the “Asset Buyers”), and the Asset Buyers desire to purchase from the Asset Sellers, all of the assets of each Asset Seller, other than certain excluded assets, and (b) the Asset Sellers desire to have the Asset Buyers assume, and each Asset Buyer is willing to assume, all of the liabilities of each Asset Seller, other than certain excluded liabilities;

WHEREAS, as part of such sale and assumption, each Asset Seller desires to transfer by novation or otherwise to the applicable Asset Buyer that portion of the Business consisting of Asset Sellers Reinsurance Agreements (as defined below), Asset Sellers Retrocession Agreements (as defined below) and Insurance Policies (as defined below) of each such Asset Seller;

WHEREAS, (a) OP Holdings, LLC (“OPH”) desires to sell to a Subsidiary of Acquiror (the “OPH Asset Buyer”), and the OPH Asset Buyer desires to purchase from OPH, all of the assets of OPH, other than certain excluded assets, and (b) OPH desires to have the OPH Asset Buyer assume, and OPH Asset Buyer is willing to assume, all of the liabilities of OPH, other than certain excluded liabilities;

WHEREAS, simultaneously with the execution and delivery of this Agreement, GE is entering into agreements with Acquiror with respect to United States Tax matters (the “Tax Matters Agreement”), other international Tax matters (the “International Tax Matters Agreement”) and employee matters (the “Employee Matters Agreement”);

WHEREAS, as soon as practicable and in any event within thirty (30) days of the date of this Agreement, the Asset Sellers and the Asset Buyers will each enter into the relevant agreements for the purchase of certain assets and the assumption of certain liabilities in the United Kingdom (the “UK Asset Purchase Agreements”); and

WHEREAS, certain terms used in this Agreement are defined in Article I.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Subsidiaries” means, collectively, the Purchased Subsidiaries and certain indirect Subsidiaries of GE set forth on Exhibit A hereto.

“Acquiror Convertible Instruments” means registered non-voting mandatorily convertible instrument of Acquiror or of a Subsidiary of Acquiror reasonably acceptable to GE convertible into registered shares of Acquiror of CHF 0.10 nominal value each having the terms set forth in Exhibit C; provided, however, that, upon at least sixty (60) days’ notice prior to the Initial Closing, Acquiror shall be entitled to substitute a different instrument for such convertible instrument so long as (i) such substitute instrument can be resold by the Equity Sellers for $500 million (before underwriting spread on such resale) and (ii) the substitution of such instrument would not prevent GE from obtaining the opinions contemplated by Section 8.2(i) or (j).

“Acquiror Disclosure Letter” means the disclosure letter delivered by Acquiror to GE simultaneously with the execution of this Agreement.

“Acquiror Financing” means the sale of securities by Acquiror for the purpose of obtaining cash sufficient to pay the cash portion of the Purchase Price.

“Acquiror Insurance Contracts” means all policies, binders, slips and other Contracts of insurance (other than reinsurance and retrocession agreements), including endorsements, riders and amendments thereto, issued or administered by Acquiror or its Affiliates in connection with its or their business.

“Acquiror Material Adverse Effect” means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Acquiror and its Subsidiaries taken as a whole, other than any adverse effect arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, to the extent that such changes do not have a materially disproportionate effect on Acquiror and its Subsidiaries taken as a whole, (b) changes in Law or in legal, regulatory, political, economic or business trends or conditions that, in each case, generally affect the industries in which Acquiror and its Subsidiaries conduct business, to the extent that such changes do not have a materially disproportionate effect on Acquiror and its Subsidiaries taken as a whole, (c) changes in Swiss GAAP FER or regulatory accounting principles, including SAP, after the date of this Agreement, (d) the announcement of this Agreement or the consummation of the transactions contemplated hereby, (e) any increase in (i) the reserves, funds or provisions of Acquiror or any of its Subsidiaries for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance, reinsurance and retrocession Contracts issued, reinsured or assumed by Acquiror or any of its Subsidiaries or (ii) the reserve for uncollectible reinsurance, or any write off of premium receivables or reinsurance recoverable assets as uncollectible, of Acquiror’s business, (f) any change in the market price of Acquiror’s shares (provided that this clause (f) shall not be construed as providing that the change, event, occurrence or state of facts giving rise to such change does not constitute or contribute to an Acquiror Material Adverse Effect), and (g) claims made under Acquiror Insurance Contracts or Acquiror Reinsurance Agreements related to (1) acts of war, sabotage or terrorism and (2) hurricanes, earthquakes, floods or other natural disasters.

“Acquiror Reinsurance Agreements” means, collectively, all policies, treaties, facultative certificates, binders, slips and other Contracts of reinsurance or retrocession and all binding quotations written by or on behalf of Acquiror or its Subsidiaries as reinsurer or retrocessionaire (including all supplements, endorsements and riders thereto and all ancillary agreements in connection therewith) that were issued by Acquiror or its Subsidiaries prior to the Final Closing.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any Governmental Authority.

“Adjusted Allocation Schedule” means an updated Allocation Schedule based on the Allocation Schedule set forth in Section 3.6 of the GE Disclosure Letter to reflect the adjustments to the Base Purchase Price first, to the Asset Sellers, OPH and the Equity Sellers to the extent such adjustments can be identified with particular Asset Sellers, OPH and Equity Sellers, and second, the remaining adjustments to the Base Purchase Price, which shall be allocated pro rata in accordance with the Allocation Schedule.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for purposes of this Agreement, neither Genworth Financial, Inc. nor any of its Subsidiaries shall be deemed an Affiliate of GE, the Transferors or the Acquired Subsidiaries.

“After-Tax Basis” has the meaning specified in the Tax Matters Agreement.

“Asset Sellers Reinsurance Agreements” means, collectively, all policies, treaties, facultative certificates, binders, slips and other Contracts of reinsurance or retrocession and all binding quotations written by or on behalf of the Asset Sellers (or by a predecessor company to the Asset Sellers and subsequently transferred to the Asset Sellers) as reinsurer or retrocessionaire (including all supplements, endorsements and riders thereto and all ancillary agreements in connection therewith) that were issued by the Asset Sellers (or such predecessor company) prior to the Initial Closing.

“Asset Sellers Retrocession Agreements” means all agreements pursuant to which any portion of the Liabilities of the business of the Asset Sellers is or has been reinsured or retroceded.

“Asset Transfer Agreement” means an asset transfer agreement between OPH and OPH Asset Buyer providing for the transfer of certain assets to and the assumption of certain liabilities by OPH Asset Buyer, in a form to be agreed to between GE and Acquiror.

“Binding Producer Agreement” means all Contracts (other than direct insurance Contracts) with agents, brokers, intermediaries and other Persons that provide the authority to bind any insurance, reinsurance or retrocession business included in the Business for or on behalf of any Polaris Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Zurich, Switzerland or the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” means any individual who is (a) employed by a Polaris Company or (b) employed by GE or any of its Affiliates (excluding any Polaris Company) primarily in respect of the Business.

“Business Intellectual Property” means (a) the Intellectual Property (other than Business Trademarks) that is owned by the Polaris Companies and is used within the Business, and which, on the Initial Closing Date, has no substantial application to other products or services or other businesses of GE and its Affiliates outside of the Business, and (b) the Business Trademarks.

“Business Material Adverse Effect” means a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Business taken as a whole, other than any adverse effect arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, to the extent that such changes do not have a materially disproportionate effect on the Business, (b) changes in Law or in legal, regulatory, political, economic or business trends or conditions that, in each case, generally affect the industries in which the Business conducts business, to the extent that such changes do not have a materially disproportionate effect on the Business, (c) changes in GAAP or regulatory accounting principles, including SAP, after the date of this Agreement, (d) the announcement of this Agreement or the consummation of the transactions contemplated hereby, (e) actions required to be taken pursuant to this Agreement or taken with Acquiror’s consent, including the actions contemplated by Section 7.7 and the termination of the Capital Maintenance Agreements pursuant to Section 7.8 (including any ratings downgrade attributable to such actions or termination), and the actions set forth in Section 7.1 of the GE Disclosure Letter, (f) the effect of any action taken by Acquiror or its Affiliates with respect to the transactions contemplated hereby or with respect to GE, the Transferors or the Acquired Subsidiaries, (g) any increase in (i) the reserves, funds or provisions of any Polaris Company for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance, reinsurance and retrocession Contracts issued, reinsured or assumed by any Polaris Company or (ii) the reserve for uncollectible reinsurance, or any write off of premium receivables or reinsurance recoverable assets as uncollectible, of the Business, (h) claims made under Polaris Companies Insurance Contracts or Polaris Companies Reinsurance Agreements related to (1) acts of war, sabotage or terrorism and (2) hurricanes, earthquakes, floods or other natural disasters and (i) any of the matters set forth in Section 1.1(a) of the GE Disclosure Letter.

“Business Technology” means the Technology which is owned by the Polaris Companies and is used and existing within the Business, and which, on the Initial Closing Date, has no substantial application to other products or services or other businesses of GE and its Affiliates outside the Business.

“Business Trademarks” means all Trademarks, other than the GE Name and GE Marks, owned by the Polaris Companies and used exclusively within the Business on the Initial Closing Date or the Final Closing Date, as applicable, including the Trademarks identified in Section 1.1(b) of the GE Disclosure Letter.

“Capital Increase” means the increase in Acquiror’s share capital through the issuance of the New Acquiror Shares to the Equity Sellers.

“Capital Maintenance Agreements” means the capital maintenance agreements through which General Electric Capital Corporation provides explicit support to GE ISC and certain of its operating Subsidiaries to ensure that the risk-adjusted capitalization of such companies will be maintained on a continuing basis at a superior level.

“Class C Stock” means the Class C Common Stock of GE Investments, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written contract, commitment, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means all of the following, whether protected, created or arising under the Laws of the United States or the Laws of any other jurisdiction: copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, along with all renewals, continuations, reversions and extensions of the foregoing, and all rights therein whether provided by international treaties or conventions or otherwise.

“Court Orders” means the orders of the High Court of England approving the UK Transfer Schemes and any orders which are ancillary thereto.

“Current Market Price” on any date shall be the closing price of Acquiror Shares on virt-x on such date.

“Earnings” means net income or losses calculated in accordance with (a) GAAP and consistent with the past practices of “GE ISC and its Consolidated Subsidiaries” and (b) the calculation of “net income” in the financial report called “GE Global Insurance Holding Corporation Consolidation”, more commonly referred to as the consolidating financial statements as produced by the Hyperion system (the “Consolidated Financial Statements”) for the relevant period; provided that “Earnings” shall exclude (i) net after-tax realized capital gains and losses; (ii) any net after-tax income or losses from ERAC and its consolidated subsidiaries; (iii) any after-tax adjustments to Net Reserves made pursuant to Section 7.7 (in respect of Net Reserves increases of not more than $3.4 billion); and (iv) any after-tax gain or loss resulting from the Retrocession Agreement.

“Environmental Law” means any Law relating to (a) the protection, investigation or restoration of the environment or natural resources, or (b) the protection of human health and safety as it relates to the environment, including the manufacturing, processing, distribution, use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“Equity Transfer Agreement” means each of the equity transfer agreements, in the form to be agreed to by GE and Acquiror, to be entered into as soon as practicable after the date hereof, and in any event within thirty (30) days, in order to give effect to the transactions contemplated by Section 2.1(a) and, to the extent Purchased Equity is acquired for cash, New Acquiror Shares, Acquiror Convertible Instruments or Notes, Section 2.1(b).

“ERAC” means Employers Reassurance Corporation.

“ERC” means Employers Reinsurance Corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business” means ERAC and its consolidated subsidiaries and the business ceded by ERC to the Reinsurer pursuant to the terms of the Retrocession Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GE Commercial Paper Rate” means the rate on any given day for U.S. commercial paper placed directly by GE having the specified maturity as posted daily on Bloomberg page “<DOCP>” and on Reuters page “GECP1”. In the event that such rate is not published on the applicable date, then the applicable rate shall be the GECC Commercial Paper Rate.

“GECC Commercial Paper Rate” means the rate on any given day for U.S. commercial paper placed directly by General Electric Capital Corporation having the specified maturity as posted daily on Bloomberg page “<DOCP>” and on Reuters page “GECP1”.

“GE Disclosure Letter” means the disclosure letter delivered by GE to Acquiror simultaneously with the execution of this Agreement.

“GE ISC” means GE Insurance Solutions Corporation.

“Governmental Authority” means any national, supra-national, federal, state, provincial or local government, political subdivision, governmental, regulatory, department, bureau, board or other administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as hazardous, toxic, radioactive or as a pollutant, contaminant or waste under any Environmental Law, and any derivative or by-product thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Indebtedness” of any Person means, without duplication, (a) the principal of and, accreted value and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise; and (d) all obligations of the type referred to in clauses (a) through (c) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Independent Accountant” shall mean Deloitte & Touche, LLP or, if such firm is unable to serve, such other firm of independent public accountants as GE and Acquiror shall reasonably agree.

“Insurance Liabilities” has the meaning specified in the UK Asset Purchase Agreements.

“Insurance Policies” means, collectively, all policies, binders, slips, other Contracts of insurance and binding quotations written by or on behalf of the Asset Sellers (or by a predecessor company to the Asset Sellers and subsequently transferred to the Asset Sellers), as insurer (including all supplements, endorsements and riders thereto and all ancillary agreements in connection therewith) that were entered into by the Asset Sellers (or such predecessor company) prior to the Initial Closing.

“Intellectual Property” means all of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (a) Patents, (b) Copyrights, (c) trade secrets, (d) Trademarks, (e) all rights arising from or in respect of domain names and domain name registrations and reservations, (f) intellectual property rights arising from or in respect of Technology and (g) all other applications and registrations related to any of the rights set forth in the foregoing clauses (a) through (f) above.

“Intellectual Property Cross License Agreement” means the Intellectual Property Cross License Agreement to be entered into as of the Initial Closing substantially in the form of Exhibit F hereto.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Acquiror” means the actual knowledge of the Persons identified in Section 1.1(c) of the Acquiror Disclosure Letter.

“Knowledge of GE” means the actual knowledge of the Persons identified in Section 1.1(d) of the GE Disclosure Letter.

“Law” means any law, ordinance, regulation, rule, statute, treaty, Order or requirement of any Governmental Authority.

“Leased Real Property” means any real property leased by a Polaris Company.

“Liability” means any debt or liability (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Lloyd’s” means the society incorporated by the Lloyd’s Act of 1871 by the name of Lloyd’s, 1 Lime Street, London EC3M 7HA.

“Losses” means all losses, disbursements, penalties, fines, settlements, awards, damages, costs, expenses, liabilities, obligations or claims of any kind (including any Action brought by any Governmental Authority or other Person and including reasonable attorneys’ fees).

“Net Reserves” means the gross Reserves in respect of accident years prior to 2005, net of net retrocession recoverables against such Reserves.

“New Acquiror Shares” means a maximum number of 60,000,000 registered shares of Acquiror, each with a nominal value of CHF 0.10, to be issued by Acquiror to the Equity Sellers pursuant to Article III and Section 4.2 and to be listed on the SWX Swiss Exchange as described in Section 7.12(c).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Owned Real Property” means any real property owned by a Polaris Company.

“Patents” means all of the following, whether protected, created or arising under the Laws of the United States or the Laws of any other jurisdiction: patents, patent applications (along with all patents issuing thereon), invention registrations, and any and all continuations, continuations-in-part, and divisions of the foregoing, along with any and all reissues, reexaminations, and extensions of the foregoing, and all rights therein provided by international treaties or conventions.

“Permits” means any approvals, authorizations, consents, registrations, franchises, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and incurred in the ordinary course of business consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially and adversely detracting from the occupancy or value of the Owned Real Property or the occupancy of the Leased Real Property or materially interfering with the ordinary conduct of business; (e) Liens not created by the Polaris Companies that affect the underlying fee interest of any Leased Real Property; (f) Liens resulting from any facts or circumstances relating to Acquiror or its Affiliates; (g) any set of facts an accurate up-to-date survey would show, provided, however, such facts do not materially interfere with the present use, enjoyment and occupation of the relevant Owned Real Property or Leased Real Property, respectively; (h) in the case of the Business Intellectual Property and Business Technology, licenses, options to license, or covenants not to assert claims of infringement, in each case in existence as of the date hereof, from Transferors or any of their Affiliates to third parties; (i) Liens incurred in the ordinary course of business securing obligations pursuant to the Insurance Policies, the Asset Sellers Reinsurance Agreements and the Asset Sellers Retrocession Agreements; and (j) Liens incurred in the ordinary course of business pursuant to any insurance or reinsurance business underwritten worldwide by or on behalf of a Polaris Company through the Lloyd’s market.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint venture, joint stock company, trust, unincorporated organization, association or organization or other legal entity.

“Polaris Companies” means, collectively, the Acquired Subsidiaries and the Asset Sellers.

“Polaris Companies Insurance Contracts” means all policies, binders, slips and other Contracts of insurance (other than reinsurance and retrocession agreements), including endorsements, riders and amendments thereto, issued or administered by the Polaris Companies in connection with the Business.

“Polaris Companies Reinsurance Agreements” means, collectively, all policies, treaties, facultative certificates, binders, slips and other Contracts of reinsurance or retrocession and all binding quotations written by or on behalf of the Polaris Companies as reinsurer or retrocessionaire (including all supplements, endorsements and riders thereto and all ancillary agreements in connection therewith) that were issued by the Polaris Companies prior to the applicable Closing.

“Polaris Companies Retrocession Agreements” means all agreements pursuant to which any portion of the Liabilities of the Business is or has been reinsured or retroceded.

“Reinsurance Liabilities” has the meaning specified in the UK Asset Purchase Agreements.

“Related Agreements” means the Transition Services Agreement, the Shareholding Agreement, the Employee Matters Agreement, the Transition Trademark License Agreement, the Tax Matters Agreement, the UK Tax Matters Agreement, the UK Asset Purchase Agreements, the International Tax Matters Agreement, the Equity Transfer Agreements, the Management Services Agreement, the Asset Transfer Agreement, the Retrocession Agreement and the Intellectual Property Cross License Agreement.

“Representative” of a Person means the directors, officers, employees or other representatives (including financial and other advisors, agents, consultants, accountants, actuaries, appraisers, legal counsel, investment bankers or experts retained by or acting on behalf of such Person or its Subsidiaries) of such Person.

“Reserves” means the reserves, funds and provisions for insurance, reinsurance and retrocessional losses, claims and expenses, including reserves for incurred losses, technical reserves, reserves for incurred loss adjustment expenses, and reserves for incurred but not reported losses and loss adjustment expenses and reserves with respect to uncollectible reinsurance and retrocession, in each case with respect to insurance, reinsurance and retrocession contracts written, issued, reissued, renewed or assumed with respect to the Business, other than any such reserve items attributable to the Excluded Business.

“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the jurisdiction in which such company is domiciled.

“Shareholder New Acquiror Shares” means registered shares of Acquiror, each with a nominal value of CHF 0.10, to be issued to Acquiror’s existing shareholders in connection with the Acquiror Financing.

“Shareholding Agreement” means the Shareholding Agreement to be entered into as of the Final Closing substantially in the form of Exhibit G hereto.

“SIS” means the Swiss securities clearing corporation SIS SegaInterSettle AG.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Stock Price” means the daily volume weighted average U.S. dollar price of the Acquiror Shares on virt-x for the twenty (20) trading days ending on and including the day before the Initial Closing calculated using the CHF/USD Exchange Rate for each day as reported on FACTSET; provided that, subject to Section 3.8, if the Stock Price shall be lower than $61.84 (the “Lower Collar”), the Stock Price shall be the Lower Collar and if the Stock Price is greater than $72.15 (the “Upper Collar”), the Stock Price shall be the Upper Collar.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Swiss Code of Obligations” means the Swiss Code of Obligations of 30 March 1911, as amended.

“Swiss GAAP FER” means Swiss generally accepted accounting principles ARR (Accounting and Reporting Regulations) as in effect from time to time.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes,

fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and including any amendment thereof.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, Software, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Trademarks” means all of the following, whether protected, created or arising under the Laws of the United States or the Laws of any other jurisdiction: trademarks, service marks, trade names, service names, trade dress, logos, designs, slogans and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing.

“Transaction Agreements” means this Agreement and each of the Related Agreements.

“Transferors” means, collectively, the Asset Sellers and the Equity Sellers.

“Transferred Employees” has the meaning specified in the Employee Matters Agreement.

“Transition Trademark License Agreement” means the Transition Trademark License Agreement to be entered into as of the Initial Closing substantially in the form of Exhibit H hereto.

“UK Tax Matters Agreement” means the tax matters agreement, relating to the United Kingdom, in a form to be reasonably agreed upon by the parties hereto.

“UK Transfer Schemes” means each of the schemes for the Asset Sellers of their respective insurance businesses to the applicable Asset Buyer pursuant to Part VII of the Financial Services and Markets Act 2000, as amended, and, in the case of such businesses carried on outside of the European Economic Area, such other schemes of transfer as are necessary to effect such a transfer under the Laws of the relevant jurisdiction.

ARTICLE II

PURCHASE AND SALE OF PURCHASED EQUITY AND TRANSFERRED ASSETS;
ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of the Purchased Equity. On the terms and subject to the conditions set forth in this Agreement and the Equity Transfer Agreements:

(a) at the Initial Closing, in the case of Purchased Equity to be sold against payment of cash: pursuant to the Equity Transfer Agreements, each relevant Equity Seller shall sell, convey, assign, transfer and deliver to the applicable Equity Buyer, and the applicable Equity Buyer shall purchase, acquire and accept from each applicable Equity Seller, the Purchased Equity set forth in Section 2.1(a) of the GE Disclosure Letter owned by each such Equity Seller; provided, however, that each of the Equity Buyers on the Initial Closing Date shall be a wholly-owned Subsidiary of Acquiror organized under the laws of the jurisdiction where the applicable transferred entity is incorporated (or another non-U.S. jurisdiction); and

(b) at the Final Closing,

(i) in the case of Purchased Equity to be transferred against the issue of New Acquiror Shares to the Equity Sellers or their designated Affiliate: each relevant Equity Seller will subscribe at the Stock Price for such number of New Acquiror Shares as set out in the Adjusted Allocation Schedule and contribute in kind, assign, transfer and deliver to Acquiror, and Acquiror shall accept from each such Equity Seller, the Purchased Equity set forth in Section 2.1(b) of the GE Disclosure Letter owned by each such Equity Seller; subject to adjustment as a result of (x) an election by Acquiror or GE to increase or decrease the Stock Percentage pursuant to Section 3.2(b) or (y) a reduction of the number of New Acquiror Shares to be issued pursuant to Section 3.3; and

(ii) in the case of Purchased Equity to be sold against payment of cash, the Acquiror Convertible Instruments and the Notes, if any: pursuant to the Equity Transfer Agreements, each relevant Equity Seller shall sell, convey, assign, transfer and deliver to Acquiror or an Equity Buyer organized in the United States, and Acquiror or such Equity Buyer shall purchase, acquire and accept from each Equity Seller, the Purchased Equity set forth in Section 2.1(b) of the GE Disclosure Letter owned by each such Equity Seller which is not being used as contribution in kind for the issue of the New Acquiror Shares to the Equity Sellers.

2.2 Purchase and Sale of Transferred Assets.

(a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, the Asset Transfer Agreement and the UK Asset Purchase Agreements, at the Initial Closing, subject to Section 2.2(b), OPH and each of the Asset Sellers, as the case may be, shall sell, convey, assign, transfer and deliver to OPH Asset Buyer and an Asset Buyer designated by Acquiror, as the case may be, and OPH Asset Buyer and each such Asset Buyer shall purchase, acquire and accept from OPH and each Asset Seller, as the case may be, all of the assets, properties, rights and Contracts (to the extent assignable) of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased or licensed by OPH or such Asset Seller and used by OPH or such Asset Seller, as the same shall exist on the Initial Closing Date (other than the Excluded Assets, collectively, the “Transferred Assets”), and including all right, title and interest of OPH or such Asset Seller in, to and under:

(i) all assets held as of the Initial Closing Date by any Asset Seller as statutory reserves for the Insurance Liabilities and the Reinsurance Liabilities of such Asset Seller as reflected in the books and records of such Asset Seller;

(ii) all personal property and interests therein, including furniture, office equipment, communications equipment and other tangible personal property primarily used in connection with the Business;

(iii) all rights under Contracts that relate to the Business to which any Asset Seller is a party;

(iv) all real property owned or leased by such Asset Seller used in connection with the Business and all improvements thereto;

(v) all accounts, notes, premiums, reinsurance, retrocession and subrogation recoveries and other receivables that primarily relate to the Business;

(vi) all expenses that have been prepaid by such Asset Seller relating to the Business, including ad valorem Taxes and lease and rental payments;

(vii) all of such Asset Seller’s causes of action against third parties relating to the Transferred Assets or the Assumed Liabilities, to the extent assignable;

(viii) all Business Intellectual Property and Business Technology;

(ix) all transferable Permits used in connection with the Business;

(x) the equity investments, to the extent owned by such Asset Seller;

(xi) subject to Section 2.2(b)(vi), all books, records, files and papers, whether in hard copy or computer format, of the Business, including insurance and reinsurance contracts, claims and underwriting files, sales and promotional literature, manuals and data, sales and purchase correspondence and lists of present and former customers;

(xii) all goodwill associated with the Transferred Assets; and

(xiii) the rights to all Tax refunds and Tax assets Acquiror and its Affiliates are entitled to under the Tax Matters Agreement, the UK Tax Matters Agreement and the International Tax Matters Agreement.

Notwithstanding any other provision of this Agreement to the contrary, neither the UK Transfer Schemes nor this Agreement shall constitute an agreement to transfer or assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the applicable Asset Buyer, the OPH Asset Buyer, OPH or the applicable Asset Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of OPH and the applicable Asset Sellers thereunder so that the applicable Asset Buyer and the OPH Asset Buyer would not in fact receive all such rights, OPH, the Asset Sellers, the OPH Asset Buyer and the Asset Buyers will, subject to Section 7.5(e), cooperate in a mutually agreeable arrangement under which the applicable Asset Buyer and the OPH Asset Buyer would obtain the benefits and assume the obligations and bear the economic burden thereunder in accordance with the UK Transfer Scheme or this Agreement, as applicable, including holding the same in trust, subcontracting, sublicensing or subleasing to the OPH Asset Buyer and the Asset Buyers, as the case may be, or under which OPH and the Asset Sellers would enforce for the benefit of the OPH Asset Buyer and the Asset Buyers any and all of their rights against a third party thereto, and OPH and the Asset Sellers would promptly pay to the OPH Asset Buyer and the Asset Buyers, as the case may be, when received all monies received by them under any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom.

(b) Excluded Assets. Acquiror expressly understands and agrees that the following assets and properties of OPH and the Asset Sellers as the same shall exist on the Initial Closing Date (the “Excluded Assets”) shall be retained by OPH and the Asset Sellers, and shall be excluded from the Transferred Assets, notwithstanding any other provision of this Agreement:

(i) the GE Name and GE Marks, together with any Contracts granting rights to use the same;

(ii) [intentionally omitted];

(iii) all policies of or agreements for insurance of the Business (including the Transferred Assets and the Assumed Liabilities) and interests in insurance pools and programs related to the Business (including the Transferred Assets and the Assumed Liabilities), other than the Asset Sellers Reinsurance Agreements and the Asset Sellers Retrocession Agreements;

(iv) all Intellectual Property other than the Business Intellectual Property (with certain such Intellectual Property to be governed by the terms of the Intellectual Property Cross License Agreement as set forth in the Intellectual Property Cross License Agreement);

(v) all Technology other than the Business Technology (with certain Intellectual Property rights arising from or in respect of such Technology to be governed by the terms of the Intellectual Property Cross License Agreement as set forth in the Intellectual Property Cross License Agreement);

(vi) the corporate minute books and stock records of OPH and the Asset Sellers and any books and records to the extent relating to any other Excluded Asset or the Excluded Business;

(vii) all assets not used primarily in the conduct of the operation of the Business;

(viii) all rights that accrue to GE or any of its Subsidiaries under the Transaction Agreements; and

(ix) the assets and properties listed in Section 2.2(b)(ix) of the GE Disclosure Letter.

2.3 Assumed Liabilities; Excluded Liabilities. Pursuant to the UK Transfer Schemes (so far as the same shall be capable of giving effect to such assumption) and/or otherwise pursuant to and on the terms and subject to the conditions set forth in this Agreement, the Asset Transfer Agreement and the UK Asset Purchase Agreements, as applicable, effective at the time of the Initial Closing, OPH Asset Buyer and the Asset Buyers shall assume and agree to pay, discharge and perform all Liabilities and commitments of every kind and description of OPH and the Asset Sellers to the extent arising from or relating to the Business, as the same shall exist on the Initial Closing Date and irrespective of whether the same shall arise prior to or following the Initial Closing Date, including all Insurance Liabilities and Reinsurance Liabilities and Liabilities for Taxes, benefits and compensation for which Acquiror bears the ultimate responsibility pursuant to an obligation to assume, indemnify or reimburse under the Tax Matters Agreement, the UK Tax Matters Agreement, the International Tax Matters Agreement or Employee Matters Agreement (the “Assumed Liabilities”); provided, however, that OPH Asset Buyer and the Asset Buyers shall not assume or agree to pay or discharge any (a) Liabilities of OPH and the Asset Sellers to the extent relating to or arising under any Excluded Asset, (b) Liabilities for Taxes, benefits and compensation not otherwise assumed and (c) Liabilities set forth in Section 2.3 of the GE Disclosure Letter (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

2.4 Other Agreements.

(a) As soon as practicable after the date hereof, the following agreements will be executed and delivered by the appropriate parties: (i) an Equity Transfer Agreement with respect to each transfer of Purchased Equity set forth in Section 2.1(a) of the GE Disclosure Letter and (ii) the Asset Transfer Agreement.

(b) Within ten (10) days of the date of this Agreement, Acquiror shall provide GE with a list of reasonable written information requests (the “List”) relating to the Transferred Assets (and related liabilities) to enable the UK Asset Purchase Agreements to be executed, delivered and satisfied. GE shall respond reasonably in writing to the questions set out in the List as soon as reasonably practicable following receipt from Acquiror. As soon as reasonably practicable following receipt of GE’s responses to the questions set out in the List, and following such further discussions as may be required, and in any event within fifteen (15) days of the date on which GE responds to the questions set out in the List, the Asset Sellers and the Asset Buyers will enter into the relevant UK Asset Purchase Agreements.

(c) It is the intention of the parties that (i) GE and its Subsidiaries will retain beneficial ownership of (A) the Purchased Equity set forth on Section 2.1(a) of the GE

Disclosure Letter and the Transferred Assets until the Initial Closing, (B) the Class C Stock until after the Initial Closing, but no longer than the day prior to the Final Closing and (C) the stock of GE ISC until the Final Closing, and (ii) to the extent reasonably practicable the adjustment, allocation and Earnings payment provisions included in Article III shall be implemented to give effect to the foregoing and to the allocation principles set forth in the definition of Adjusted Allocation Schedule.

2.5 Certain GE Records. Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Agreements, Acquiror acknowledges and agrees that all of the following shall remain the property of GE, and neither Acquiror nor any of its Affiliates (including, after the applicable Closing, the Acquired Subsidiaries) shall have any interest therein:

(a) all records and reports prepared or received by GE or any of its Affiliates in connection with the sale of the Business and the transactions contemplated hereby, including all analyses relating to the Business or Acquiror so prepared or received;

(b) all confidentiality agreements with prospective purchasers of the Business or any portion thereof (except that, if an Acquired Subsidiary is not otherwise party thereto, GE shall assign to an Acquired Subsidiary at the Final Closing all of GE’s rights under such agreements to confidential treatment of information with respect to the Business and with respect to solicitation and hiring of employees of the Business), and all bids and expressions of interest received from third parties with respect thereto; and

(c) all privileged materials, documents and records of GE in the possession of any of the Polaris Companies.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price.

(a) The aggregate consideration for the Purchased Equity and the Transferred Assets shall be an amount equal to $6.8 billion (the “Base Purchase Price”) as adjusted for the following (as adjusted, the “Purchase Price”):

(i) plus, net deferred and current Tax liabilities (other than those created as a result of increases in Net Reserves after June 30, 2005 in Germany) of the Polaris Companies being acquired as of the Initial Closing and the Asset Sellers (collectively, the “Initial Closing Polaris Companies”) (reflected in the Consolidating Financial Statements and measured immediately prior to the Initial Closing) assumed, retained or paid by, or transferred to, GE or one of its Affiliates, in connection with the Initial Closing, or for which none of Acquiror or any of its Affiliates (including the Initial Closing Polaris Companies) continues to be responsible after the Initial Closing;

(ii) minus, net deferred and current Tax assets (other than those created as a result of increases in Net Reserves after June 30, 2005 in Germany) of the

Initial Closing Polaris Companies (reflected in the Consolidating Financial Statements and measured immediately prior to the Initial Closing) retained by, or transferred to, GE or one of its Affiliates, in connection with the Initial Closing, or which none of Acquiror or any of its Affiliates (including the Initial Closing Polaris Companies) holds after the Initial Closing;

(iii) plus, net deferred and current Tax liabilities of OPH (reflected in the Consolidating Financial Statements and measured immediately prior to the Initial Closing) assumed, retained or paid by, or transferred to, GE or one of its Affiliates, in connection with the transactions contemplated by this Agreement, or for which none of Acquiror or any of its Affiliates (including the Polaris Companies (other than the Asset Sellers)) continues to be responsible after the Initial Closing;

(iv) minus, net deferred and current Tax assets of OPH (reflected in the Consolidating Financial Statements and measured immediately prior to the Initial Closing) retained by, or transferred to, GE or one of its Affiliates, in connection with the transactions contemplated by this Agreement, or which none of Acquiror or any of its Affiliates (including the Polaris Companies (other than the Asset Sellers)) holds after the Initial Closing;

(v) plus, net deferred and current Tax liabilities (other than those created as a result of increases in Net Reserves after June 30, 2005 in Bermuda) of the Polaris Companies being acquired as of the Final Closing (collectively, the “Final Closing Polaris Companies”) (reflected in the Consolidating Financial Statements and measured immediately prior to the Final Closing) assumed, retained or paid by, or transferred to, GE or one of its Affiliates, in connection with the Final Closing, or for which none of Acquiror or any of its Affiliates (including the Polaris Companies) continues to be responsible after the Final Closing;

(vi) minus, net deferred and current Tax assets (other than those created as a result of increases in Net Reserves after June 30, 2005 in Bermuda) of the Final Closing Polaris Companies (reflected in the Consolidating Financial Statements and measured immediately prior to the Final Closing) retained by, or transferred to, GE or one of its Affiliates, in connection with the Final Closing, or which none of Acquiror or any of its Affiliates (including the Polaris Companies) holds after the Final Closing;

(vii) plus, the aggregate amount of the accrued net pension liabilities relating to the ERC Supplementary Pension Plan, ERC Pension Restoration Plan, ERC Pension Enhancement Plan and Medpro Supplementary Pension Plan transferred to GE or one of its Affiliates and reflected in the Consolidating Financial Statements as of the Final Closing.

(viii) plus, all obligations and liabilities owed by the Initial Closing Polaris Companies to GE or its Subsidiaries (other than GE ISC and its consolidated subsidiaries) reflected in the Consolidating Financial Statements and measured as of immediately prior to the Initial Closing assumed, retained or paid by, or transferred to, GE or one of its Affiliates, in connection with the Initial Closing, or for which none of Acquiror or any of its Affiliates (including the Polaris Companies) continues to be responsible after the Initial Closing;

(ix) minus, all receivables and other amounts owed to the Initial Closing Polaris Companies by GE or its Subsidiaries (other than GE ISC and its consolidated subsidiaries) reflected in the Consolidating Financial Statements and measured as of immediately prior to the Initial Closing retained by, or transferred to, GE or one of its Affiliates, in connection with the Initial Closing, or which none of Acquiror or any of its Affiliates (including the Polaris Companies) holds after the Initial Closing;

(x) plus, all other liabilities owed by the Final Closing Polaris Companies to GE or its Subsidiaries (other than GE ISC and its consolidated subsidiaries) reflected in the Consolidating Financial Statements and measured as of immediately prior to the Initial Closing assumed, retained or paid by, or transferred to, GE or one of its Affiliates, in connection with the Final Closing, or for which none of Acquiror or any of its Affiliates (including the Polaris Companies) continues to be responsible after the Final Closing (provided, that with respect to liabilities under the existing revolving credit facility between General Electric Capital Services, Inc. and GE ISC, the amount of liabilities shall be limited to the excess of the amount outstanding as of immediately prior to the Final Closing over $219 million);

(xi) minus, all receivables and other amounts owed to the Final Closing Polaris Companies by GE or its Subsidiaries (other than GE ISC and its consolidated subsidiaries) reflected in the Consolidating Financial Statements and measured as of immediately prior to the Initial Closing, retained by, or transferred to, GE or one of its Affiliates, in connection with the Final Closing, or which none of Acquiror or any of its Affiliates (including the Polaris Companies) holds after the Final Closing;

(xii) plus, the amount, as of the Initial Closing, of the payable from OPH to GE Investments, Inc. in respect of the dividend payable by GE Investments, Inc. on the Class C Stock, as such amount may change from time to time in accordance with past practice;

(xiii) minus, the amount (if any) by which Indebtedness (under clause (a) of the definition thereof) of the Polaris Companies owed to Persons other than GE and its Affiliates, as of the Final Closing, exceeds the amounts (whether or not drawn) set forth in Section 5.29 of the GE Disclosure Letter (plus accrued interest on any such Indebtedness);

(xiv) plus, $25 million;

(xv) in the event that the amount of the Net Reserves increases made in the United States after June 30, 2005 in respect of accident years prior to 2005 is less than $2 billion, minus (x) if such amount is less than $1 billion, (A) 35% of the difference between $1 billion and such Net Reserves increases plus (B) $150 million, or (y) if such amount is $1 billion or more, but less than $2 billion, 15% of the difference between $2 billion and such Net Reserves increases; and

(xvi) minus the sum of (A) $245 million, (B) 35% of the amount of the Net Reserves increases (in excess of $200 million) made in Bermuda after June 30, 2005 and prior to the Final Closing in respect of accident years prior to 2005 and (C) 35% of the amount of the Net Reserve increases (in excess of $500 million) made in Germany after June 30, 2005, and prior to the Initial Closing, in respect of accident years prior to 2005;

provided, that, (x) in the case of clauses (xv) and (xvi) above, Net Reserves increases shall reflect only the adjustments made pursuant to Section 7.7 (in respect of Net Reserves increases of not more than $3.4 billion) and (y) subject to Section 3.1(e) hereof, the net amount payable by Acquiror pursuant to the foregoing clauses (i) through (xvi) shall not exceed $800 million (the “Adjustment Ceiling”).

(b) For purposes of clauses (i) through (vi) of Section 3.1(a), the deferred and current Tax liabilities for which none of Acquiror or any of its Affiliates continues to be responsible shall include any current or deferred Tax liability for which GE provides indemnification under any of the Transaction Agreements. No adjustment shall be made under Section 3.1(a) for any net deferred or current Tax asset of any Acquired Subsidiary in respect of which an election is made under Section 338(h)(10) of the Code pursuant to Section 7 of the Tax Matters Agreement except for pursuant to Section 7 of the Tax Matters Agreement. For the avoidance of doubt, any deferred or current Tax assets that are effectively transferred to an Acquiror pursuant to a U.K. Transfer Scheme (including any such Tax assets created as a result of an increase in Net Reserves after June 30, 2005), including as a consequence of any disclaimer of insurance provisions or reserves, shall not result in a Purchase Price adjustment pursuant to this Section 3.1, and any deferred or current Tax liabilities of GE Frankona Reassurance Limited (U.K.) shall result in a positive Purchase Price adjustment pursuant to Section 3.1(a).

(c) Attached as Section 3.1(c) of the GE Disclosure Letter is (i) a balance sheet of the Business as of September 30, 2005 (the “Reference Balance Sheet”) and (ii) a calculation statement setting forth, in reasonable detail (including supporting schedules), the calculations that would have been made to adjust the Base Purchase Price pursuant to this Section 3.1, to obtain the Purchase Price (the “Reference Adjustment Statement”), in each case calculated as if all of the transactions contemplated hereby have been consummated as of September 30, 2005. The Reference Balance Sheet and the Reference Adjustment Statement each have been prepared solely to illustrate the application of the provisions of clauses (i) through (xvi) of Section 3.1(a), and the amounts set forth therein are preliminary and shall not be taken into account in determining the Purchase Price. No representation or warranty is made by GE with respect to either such document.

(d) As soon as reasonably practicable, and in any event within thirty (30) days following each fiscal quarter ending on or after December 31, 2005, GE shall deliver to Acquiror a calculation statement (including reasonably detailed supporting schedules) setting forth each of the adjustments provided for in Section 3.1(a), and the resulting calculation of the Purchase Price, calculated as if all of the transactions contemplated hereby has been consummated as of the last day of such quarter (each, an “Adjustment Statement” ). Acquiror and its Representatives shall have the opportunity to review and comment on each such Adjustment

Statement. Not later than five days prior to the Initial Closing, GE shall deliver to Acquiror an Adjustment Statement (including reasonably detailed supporting schedules) setting forth GE’s good faith estimate of each of the adjustments provided in Section 3.1(a) as of the Initial Closing Date or the Final Closing Date, as the case may be, and the resulting calculation of the Purchase Price (the “Estimated Adjustment Statement”).

(e) Pursuant to the Tax Matters Agreement, GE has the right to make certain elections under Section 338(h)(10) of the Code (as defined in the Tax Matters Agreement) (each, an “Election”). Not less than thirty (30) days before the Initial Closing, GE shall have the right to offer (which offer may be rejected by Acquiror in its sole discretion) to make a payment to Acquiror (an “Advance Election Payment”) at the Final Closing, in an amount equal to GE’s good faith estimate of the amount that would be due under Section 7(g) of the Tax Matters Agreement in respect of an Election. If GE makes an Advance Election Payment, Acquiror shall make a payment (the “Return Payment”) to GE on the earlier of (i) the date any payment is made or deemed to have been made by GE pursuant to Section 7(g) of the Tax Matters Agreement in respect of any Election made pursuant to Section 7 of the Tax Matters Agreement and (ii) the fifteenth day of the tenth month after the month in which the Final Closing occurs. The amount of the Return Payment shall be the amount of the Advance Election Payment, together with interest thereon at the GE Commercial Paper Rate. If GE makes the Advance Election Payment, the Adjustment Ceiling shall be increased by an amount equal to the Advance Election Payment; provided, however that the amount of any Return Payment shall be reduced by the excess (if any) of (A) the Adjustment Ceiling over (B) $800 million.

3.2 Payment of Purchase Price

(a) The Purchase Price for purposes of the Initial Closing and the Final Closing shall be the Purchase Price as calculated in the Estimated Adjustment Statement.

(b) (i) A portion (the “Stock Percentage”) of the Purchase Price shall be paid by delivery of New Acquiror Shares. The Stock Percentage shall be 45%; provided that

(1) in the event that there is an offering of Shareholder New Acquiror Shares as part of the Acquiror Financing, Acquiror may elect upon written notice to GE on the same day that the offer price of such Shareholder New Acquiror Shares is determined, to reduce the Stock Percentage to not less than 34%; provided that GE can thereafter, but on the same day, upon written notice to Acquiror elect to increase the Stock Percentage to not be more than 40%;

(2) in the event that there is no offering of Shareholder New Acquiror Shares as part of the Acquiror Financing, Acquiror may elect upon written notice to GE not less than five (5) Business Day’s prior to the Initial Closing Date to reduce the Stock Percentage to not less than 34%; provided that GE can thereafter elect upon written notice to Acquiror not less than three (3) Business Days prior to the Final Closing Date to increase the Stock Percentage to not be more than 40%;

(3) in the event the Purchase Price as adjusted by the most recent Estimated Adjustment Statement exceeds the Base Purchase Price and as a result thereof the number of New Acquiror Shares to be issued to the Equity Sellers increases, GE and Acquiror shall agree on an Adjusted Allocation Schedule setting out the relevant Equity Seller, the Purchased Equity to be contributed in kind and the revised value of such Purchased Equity; and

(4) the number of New Acquiror Shares to be issued to the Equity Sellers shall not exceed the maximum number of shares which can be issued from the authorized capital created for this purpose. Any written notice provided pursuant to this Section 3.2(b) shall include the number of New Acquiror Shares to be issued to the Equity Sellers and identify the Purchased Equity to be used as a contribution in kind and the value allocated to it pursuant to the Adjusted Allocation Schedule.

(ii) $500 million of the Purchase Price not constituting the Stock Percentage shall be paid by delivery of the Acquiror Convertible Instruments, and the balance shall be paid in cash; provided that an amount of the cash portion of the Purchase Price equal to the lesser of (A) $750 million or (B) the difference between (x) the aggregate amount of the proceeds of the redemption of the Class C Stock minus (y) the principal aggregate amount of Notes actually delivered by Acquiror pursuant to Section 7.18(b), shall be payable, at Acquiror’s option, in Notes.

(c) At the Initial Closing, the Equity Buyers and the Asset Buyers, as the case may be, shall deliver to each of the Equity Sellers and the Asset Sellers, as the case may be, a portion of the cash component of the Purchase Price consistent with the amounts set forth in the Adjusted Allocation Schedule.

(d) At the Final Closing, Acquiror shall (i) deliver or cause to be delivered by the relevant Equity Buyer to the relevant Equity Seller a portion of the cash component of the Purchase Price and the Acquiror Convertible Instruments, having an aggregate value equal to the amount set forth in the Adjusted Allocation Schedule and (ii) deliver or cause to be delivered by the relevant Equity Buyer to the relevant Equity Seller a number of New Acquiror Shares having an aggregate value equal to, and allocated in a manner consistent with, the amounts set forth in the Adjusted Allocation Schedule (as modified pursuant to Section 3.2(b)(i)(3)). The number of New Acquiror Shares to be delivered at the Final Closing, subject to adjustment as a result of a reduction of the number of New Acquiror Shares to be issued pursuant to Section 3.3, shall equal (x) such amount set forth in the Adjusted Allocation Schedule multiplied by the Stock Percentage (as modified pursuant to an election by the Acquiror or GE to modify the Stock Percentage pursuant to Section 3.2(b), if applicable), divided by (y) the Stock Price, and shall be rounded up to the next whole share. The balance shall in each case be paid in cash.

3.3 Valuation of Purchased Equity.

(a) No later than March 31, 2006 GE shall grant a mutually agreed independent expert (the “Independent Expert”) access to the books and records of the Purchased Subsidiaries, the Purchased Equity of which will be used as contribution in kind for the issue of the New Acquiror Shares in order to verify that the fair value of the relevant Purchased Equity is not less than the aggregate Stock Price of the relevant New Acquiror Shares. GE shall provide the Independent Expert with the details of the valuation underlying the Purchase Price allocated to such Purchased Equity as set forth in the Adjusted Allocation Schedule). In addition, GE shall provide and shall cause each relevant Equity Seller to provide upon first demand such further information, books and records and work papers as may be reasonably requested by the Independent Expert in order to fulfill its verification duties.

(b) The Independent Expert shall complete its verification and issue a corresponding report to the Acquiror not later than twenty (20) Business Days prior to the Initial Closing.

(c) If the fair value of the relevant Purchased Equity as shown in the report is less than the aggregate Stock Price of the GE New Acquiror Shares to be issued in respect of such Purchased Equity, (i) the number of New Acquiror Shares to be delivered shall be reduced in amount equal to the shortfall (expressed in Swiss Francs) divided by the Stock Price and (ii) the applicable Equity Sellers shall be paid in cash instead in an amount equal to the number of New Acquiror Shares reduced multiplied by the Stock Price. Fractions shall be rounded up to the next whole share

(d) In the event that the Acquiror or GE, as the case may be, increase the Stock Percentage pursuant to Section 3.2(b) the above provisions shall apply mutatis mutandis.

3.4 Post-Closing Purchase Price Adjustment.

(a) As soon as practicable, but no later than ninety (90) days after the Final Closing Date, Acquiror shall cause to be prepared and delivered to GE a calculation statement setting forth, in reasonable detail (including supporting schedules), the calculations of the adjustments of the Base Purchase Price as set forth in Section 3.1 (the “Closing Date Statement”). The Closing Date Statement shall be prepared such that the amounts set forth therein shall be determined in a manner consistent with the preparation of the corresponding amounts set forth on the Reference Adjustment Statement.

(b) During the thirty (30) days immediately following GE’s receipt of the Closing Date Statement (the “Adjustment Review Period”), GE and its Representatives will be permitted to review Acquiror’s working papers relating to the Closing Date Statement, and Acquiror shall make reasonably available, consistent with the provisions set forth in Section 7.2 of this Agreement, the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Closing Date Statement in order to respond to the reasonable inquiries of GE.

(c) GE shall notify Acquiror in writing (the “Notice of Adjustment Disagreement”) prior to the expiration of the Adjustment Schedule Review Period if GE disputes amounts reflected in the Closing Date Statement. GE shall be permitted to dispute amounts reflected in the Closing Date Statement only on the basis that such amounts were not arrived at in a manner consistent with the preparation of the corresponding amounts set forth in the Consolidating Financial Statements used to prepare the Reference Adjustment Statement, or on the basis of arithmetic error. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and GE’s determination of the Purchase Price. If no Notice of Adjustment Disagreement is received by Acquiror prior to the expiration of the Adjustment Review Period, then the Closing Date Statement and the Purchase Price set forth in the Closing Date Statement shall be deemed to have been accepted by GE and shall be binding upon the parties in accordance with Section 3.4(e).

(d) During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Consultation Period”), Acquiror and GE shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Adjustment Disagreement.

(e) If, at the end of the Consultation Period, GE and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Adjustment Disagreement, GE and Acquiror shall submit all matters that remain in dispute with respect to the Notice of Adjustment Disagreement to the Independent Accountant within fifteen (15) days after the end of the Consultation Period. Within thirty (30) days after such submission, or as soon as practicable thereafter, the Independent Accountant shall make a final determination, which shall be binding on the parties to this Agreement and their Affiliates, of the appropriate amount of each of the line items in the Closing Date Statement as to which GE and Acquiror disagree as set out in the Notice of Adjustment Disagreement. With respect to each disputed item, such determination, if not in accordance with the position of either GE or Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by GE in the Notice of Adjustment Disagreement or Acquiror in the Closing Date Statement with respect to such disputed line item. Based on its final determination of the disputed items, the Independent Accountant shall make a final determination, binding on the parties to this Agreement, as to the Purchase Price. The amount of the Purchase Price that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 3.4(c) or 3.4(d) or through the action of the Independent Accountant pursuant to this Section 3.4(e), is referred to as the “Final Purchase Price”.

(f) The cost of the Independent Accountant’s review and determination shall be shared equally by GE, on the one hand, and Acquiror on the other hand. During the review by the Independent Accountant, Acquiror and GE will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 3.4(e). In acting under this Agreement, the Independent Accountant will be entitled to the privileges and immunities of an arbitrator.

(g) If the Final Purchase Price exceeds the Purchase Price, Acquiror shall pay to GE, or if the Purchase Price exceeds the Final Purchase Price, GE shall pay to Acquiror, an amount equal to the difference between the Final Purchase Price and the Purchase Price (the “Final Adjustment Payment”). The Final Adjustment Payment shall be paid within two (2) Business Days of the determination of the Final Purchase Price by wire transfer in of immediately available funds to an account or accounts designated by the party entitled to receive such fund.

3.5 Interim Earnings.

(a) Attached hereto as Section 3.5(a) of the GE Disclosure Letter is a calculation statement setting forth (i) the statement of earnings of the Business for the fiscal quarter ended September 30, 2005 and (ii) in reasonable detail (including supporting schedules), the calculations that would have been made to adjust the “net income (losses)” line item of such statement in accordance with the definition of Earnings contained in this Agreement (the “Reference Earnings Statement”). The Reference Earnings Statement has been prepared solely to illustrate the calculation of Earnings for the fiscal quarter ended September 30, 2005 as if such quarter were included in the period in respect of which a payment is to be made pursuant to this Section 3.5. The amounts set forth therein are preliminary and shall not be taken into account in determining the amount of any payment to this Section 3.5. No representation or warranty is made by GE with respect to either such document.

(b) As soon as reasonably practicable, and in any event within thirty (30) days following each fiscal quarter ending on or after December 31, 2005, GE shall deliver to Acquiror for each such period a calculation statement setting forth (i) the statement of earnings for the Business for the fiscal quarter then ended, calculated in accordance with the statement of earnings included in the Reference Earnings Statement and (ii) in reasonable detail, the calculations to be made to adjust the “net income (losses)” line item of such statement of earnings in accordance with the definition of Earnings contained in this Agreement (each, an “Interim Earnings Statement”). The quarterly Interim Earnings Statements, at the time of delivery thereof to Acquiror, shall be reviewed (based upon procedures to be reasonably agreed by the parties) by KPMG and GE shall also deliver to Acquiror with such statements a copy of KPMG’s report. In addition, at least five (5) days prior to the Initial Closing, GE shall deliver to Acquiror estimated Interim Earnings Statements (with respect to the Initial Closing and the Final Closing) for the period from the end of the last quarter for which the Latest Agreed Earnings has been determined through the Initial Closing Date or the Final Closing Date, as the case may be (the “Stub Period Earnings Statement”).

(c) GE and Acquiror shall meet to agree upon the calculation of Earnings for each period covered by an Interim Earning Statement. During the twenty (20) days immediately following Acquiror’s receipt of the applicable Interim Earnings Statements and KPMG report (each, an “Earnings Review Period”), Acquiror and its Representatives shall be permitted to review GE’s working papers relating to such Interim Earnings Statement, and GE shall make reasonably available, consistent with the provisions set forth in Section 7.2 of this Agreement, the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, such Interim Earnings Statement in order to respond to the reasonable inquiries of Acquiror.

(d) Acquiror shall notify GE in writing (each a “Notice of Earnings Disagreement”) prior to the expiration of the applicable Earnings Review Period if Acquiror disputes amounts reflected in the Interim Earnings Statement. Acquiror shall be permitted to dispute amounts reflected in the Interim Earnings Statement only on the basis that such amounts were not arrived at in a manner consistent with the preparation of the corresponding amounts set forth in the Consolidating Financial Statements used to prepare the Reference Earnings Statement and the previously delivered Interim Earnings Statements, or on the basis of arithmetic error. The Notice of Earnings Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Acquiror’s determination of Earnings. If no Notice of Earnings Disagreement is received by GE prior to the Expiration of any Earnings Review Period, then the Interim Earnings Statement and the calculation of Earnings set forth therein for such period shall be deemed to have been accepted by Acquiror and shall be binding upon the parties.

(e) During the fifteen (15) days immediately following the delivery of a Notice of Earnings Disagreement (the “Earnings Consultation Period”), Acquiror and GE shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Earnings Disagreement.

(f) If, at the end of the Earnings Consultation Period, GE and Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in a Notice of Earnings Disagreement, GE and Acquiror shall submit all matters that remain in dispute to the Independent Accountant. Within thirty (30) days of such submission, or as soon as practicable thereafter, the Independent Accountant shall make a determination of the appropriate amount of each of the line items in the Interim Earnings Statement as to which GE and Acquiror disagree as set out in the applicable Notice of Earnings Disagreement. With respect to each disputed item, such determination, if not in accordance with the position of either GE or Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquiror in the Notice of Earnings Disagreement or GE in the Interim Earnings Statement with respect to such disputed line item. Based on its final determination of the disputed items, the Independent Accountant shall make a final determination, binding on the parties to this Agreement, as to the amount of Earnings for either the Non-U.S. Polaris Companies or the U.S. Polaris Companies, as applicable. The amount of Earnings set forth in the most recent Interim Earnings Statement that as of a date prior to the Initial Closing has been determined either through agreement of the parties pursuant to Section 3.5(d) or 3.5(e) or through the action of the Independent Accountant pursuant to this Section 3.5(f) is referred to as the “Latest Agreed Earnings.” The estimated amount of Earnings for the period from the end of the last quarter for which the Latest Agreed Earnings has been so determined through to the Initial Closing or the Final Closing, as applicable, set forth in the Stub Earnings Statement is referred to as the “Stub Period Earnings”). The amount of Earnings as of the Initial Closing or the Final Closing, as applicable, that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 3.5(d) or 3.5(e) or through the action of the Independent Accountant pursuant to this Section 3.5(f), is referred to as the “Final Earnings”.

(g) The cost of the Independent Accountant’s review and determination shall be shared equally by GE, on the one hand, and Acquiror on the other hand. During the review by the Independent Accountant, Acquiror and GE will each make available to the Independent Accountant interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 3.5(f). In acting under this Agreement, the Independent Accountant will be entitled to the privileges and immunities of an arbitrator.

(h) If the sum of (x) Latest Agreed Earnings and (y) Stub Period Earnings (the “Estimated Earnings”):

(i) for the Non-U.S. Polaris Companies are positive, an amount equal to Estimated Earnings shall be paid to the applicable Equity Sellers and the Asset Sellers by the applicable Equity Buyers and the Asset Buyers at the Initial Closing in accordance with this Section 3.5;

(ii) for the U.S. Polaris Companies are positive, an amount equal to Estimated Earnings shall be paid by Acquiror to the applicable Equity Sellers at the Final Closing in accordance with this Section 3.5;

(iii) for the Non-U.S. Polaris Companies are negative, an amount equal to Estimated Earnings shall be paid by the applicable Equity Sellers and Asset Sellers to the applicable Equity buyers and Asset Buyers at the Initial Closing in accordance with this Section 3.5; and

(iv) for the U.S. Polaris Companies are negative, an amount equal to Estimated Earnings shall be paid by the applicable Equity Sellers to Acquiror at the Final Closing in accordance with this Section 3.5.

(i) The processes set forth on this Section 3.5 shall continue following the Closings in order to finalize the amount of Earnings for all periods following a determination of Latest Agreed Earnings. At such time as Final Earnings has been determined pursuant to this Section 3.5, the parties shall determine the amount of any underpayment and/or overpayment made pursuant to Section 3.5(h), and the applicable Equity Sellers and Assets Sellers, or Equity Buyers or Asset Buyers, shall make such payments as shall be necessary to give effect to the provisions of Section 3.5(h) as if the term “Final Earnings” had been substituted for the term “Estimated Earnings.” Any adjustment payment in respect of Final Earnings shall be paid within two (2) Business Days of the determination of Final Earnings by wire transfer in of immediately available funds to an account or accounts designated by the party entitled to receive such funds.

3.6 Purchase Price Allocation. The Base Purchase Price shall be allocated as set forth in Section 3.6 of the GE Disclosure Letter (the “Allocation Schedule”); provided that such schedule shall be adjusted from time to time to give effect to the allocation of the purchase price adjustments determined pursuant to Section 3.1 and to give effect to the provisions of Section 3.2.

3.7 Payment of Cash. Any cash payable pursuant to this Article III shall be paid by wire transfer of immediately available United States funds into an account or accounts designated by GE in writing (such designation to be made at least two (2) Business Days prior to the Initial Closing Date).

3.8 Anti-Dilution Provisions

(a) If, between the date of this Agreement and the Final Closing Date, Acquiror shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any Acquiror Shares, then the Upper Collar and the Lower Collar shall each be multiplied by a fraction, (i) the numerator of which shall be the number of Acquiror Shares outstanding immediately before, and (ii) the denominator of which shall be the number of Acquiror Shares outstanding immediately after, the occurrence of such event, and the resulting products shall from and after the date of such event be the Upper Collar and the Lower Collar, as the case may be, subject to further adjustment in accordance with this Section 3.8(a).

(b) In case, between the date of this Agreement and the Final Closing Date, Acquiror shall fix a record date for the issuance of rights (other than the rights offering contemplated as part of the Acquiror Financing), options or warrants to the holders of Acquiror Shares generally, entitling such holders to subscribe for or purchase Acquiror Shares (or securities convertible into Acquiror Shares) at a price per Acquiror Share (or having a conversion price per Acquiror Share, if a security convertible into Acquiror Shares) less than the Current Market Price on such record date (or if such date of issuance is more than sixty days after the record date, less than the Current Market Price on such date of issuance), then the maximum number of Acquiror Shares issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of the record date, and the Upper Collar and the Lower Collar shall each be multiplied by a fraction, (i) the numerator of which shall be the sum of (A) the product obtained by multiplying (1) the number of Acquiror Shares outstanding immediately prior to the time of such issuance or sale by (2) the Current Market Price immediately prior to such issuance or sale and (B) the aggregate consideration, if any, to be received by Acquiror upon such issuance or sale, and (ii) the denominator of which shall be the product obtained by multiplying (x) the aggregate number of Acquiror Shares outstanding immediately after such issuance or sale and (y) the Current Market Price immediately prior to such issuance or sale, and the resulting products shall from and after the date of such event be the Upper Collar and the Lower Collar, as the case may be. The consideration received by Acquiror for any rights, options or warrants or convertible securities shall be deemed to be the consideration received by Acquiror for such rights, options or warrants or convertible securities, plus the consideration or premiums stated in such rights, options or warrants or convertible securities to be paid for the Acquiror Shares covered thereby. Such adjustment shall be made successively whenever any such record date is fixed; and in the event such rights, options or warrants or securities convertible into Acquiror Shares are not so issued or expire unexercised, or in the event of a change in the number of Acquiror Shares to which holders of Acquiror Shares are entitled or the aggregate consideration payable by holders of such rights, options or warrants or convertible securities for such Acquiror Shares prior to their receipt of such Acquiror Shares (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph), the Upper Collar and Lower Collar shall again be adjusted to be (I) the Upper Collar and Lower Collar which would then be in effect if such rights, options or warrants or securities convertible into Acquiror Shares that were not so issued or expired unexercised had never had their related record date fixed, in the former event, or (II) the Upper Collar and Lower Collar which would then be in effect if such holders had initially been entitled to such changed number of Acquiror Shares or required to pay such changed consideration, in the latter event.

(c) In case, between the date of this Agreement and the Final Closing Date, Acquiror shall issue and sell any Acquiror Shares (including any Shareholder New Acqiuror Shares to be issued pursuant to the rights offering contemplated as part of the Acquiror Financing, but excluding Acquiror Shares issued pursuant to the any other right, or an option or warrant or convertible security issued in any transaction described in Section 3.8(b) above or pursuant to any option, warrant, right or convertible security outstanding on the date of this Agreement) at a price per Acquiror Share that is lower than the market price of the Shareholder

New Acqiuror Shares (the “Measurement Price”) on the pricing date for such offering then the Upper Collar and Lower Collar shall each be multiplied by a fraction, (i) the numerator of which shall be the sum of (A) the product obtained by multiplying (1) the number of Acquiror Shares outstanding immediately prior to the time of such issuance and sale by (2) the Measurement Price and (B) the aggregate consideration, if any, to be received by Acquiror upon such issuance and sale, and (ii) the denominator of which shall be the product obtained by multiplying (x) the aggregate number of Acquiror Shares outstanding immediately after such issuance and sale and (y) the Measurement Price, and the resulting products shall from and after the date of such event be the Upper Collar and the Lower Collar, as the case may be (it being understood that a rights offering conducted at “market” will be deemed to have been issued and sold at the Measurement Price).

(d) In case, between the date of this Agreement and the Final Closing Date, Acquiror shall make a distribution to holders of Acquiror Shares of (i) evidences of its indebtedness or assets, or (ii) any options, warrants or other rights to subscribe for or purchase evidences of its indebtedness or assets (excluding (1) distributions in connection with the dissolution, liquidation or winding- up of Acquiror and (2) distributions of securities referred to in Section 3.8(a), 3.8(b) or 3.8(c)), then, in each case, after the record date for the determination of shareholders entitled to receive such distribution, the Upper Collar and the Lower Collar shall be multiplied by a fraction, the numerator of which shall be the Current Market Price immediately prior to such record date less the then fair market value of the evidences of indebtedness or assets, or the options, warrants or subscription or purchase rights so distributed attributable to one Acquiror Share, and the denominator of which shall be the Current Market Price immediately prior to such date. The fair market value in the above formula shall be determined by the mutual agreement of the parties’ financial advisors. In the event the parties’ financial advisors fail to reach an agreement within twenty (20) calendar days of the date of the relevant record date, then such fair market value shall be determined by a nationally recognized investment bank selected by the parties’ financial advisors. Such adjustment shall be made successively whenever any such record date is fixed; and in the event such evidences of indebtedness or assets, or such options, warrants or subscription or purchase rights are not so distributed or expire unexercised, or in the event of a change in the amount of indebtedness or assets to which holders of Acquiror Shares are entitled or the aggregate consideration payable by holders of such options, warrants or subscription or purchase rights prior to their receipt of such evidences of indebtedness or assets, the Upper Collar and Lower Collar shall again be adjusted to be (I) the Upper Collar and Lower Collar which would then be in effect if such evidences of indebtedness or assets, or such options, warrants or subscription or purchase rights that were not so distributed or expired unexercised had never had their related record date fixed, in the former event, or (II) the Upper Collar and Lower Collar which would then be in effect if such holders had initially been entitled to such changed amount of indebtedness or assets or required to pay such changed consideration, in the latter event.

(e) In case any portion of the consideration to be received by Acquiror in any transaction described in Section 3.8(b) or 3.8(c) shall be in a form other than cash, the fair market value of such non-cash consideration shall be utilized in the computation set forth in Section 3.8(b) or 3.8(c), as applicable. Such fair market value shall be determined by the mutual agreement of the parties’ financial advisors. In the event the parties’ financial advisors fail to reach an agreement within twenty (20) calendar days of the date of the relevant record date, in the case of Section 3.8(b), and the relevant issuance or sale in the case of Section 3.8(c), then such fair market value shall be determined by a nationally recognized investment bank selected by the parties’ financial advisors.

3.9 Other Adjustment Verifications. If Acquiror disagrees with GE’s certification of capital contributions provided under Section 7.17, within ninety (90) days of the Final Closing, Acquiror shall send a notice of disagreement to GE. If GE and the Acquiror cannot resolve any such disagreement within thirty (30) days of GE’s receipt of such notice the parties shall submit such disagreement to the Independent Auditor for resolution, whose decision shall be final and binding.

ARTICLE IV

CLOSING

4.1 Closing Dates. (a) The closing of the sale and purchase of the Purchased Equity provided for in Section 2.1(a) and the Transferred Assets (the “Initial Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York at 10:00 a.m. (New York City time) (the “WGM Offices”) (i) two Business Days following the date on which the last of the conditions required to be satisfied or waived pursuant to Sections 8.1 and 8.2 is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions at such time) or (ii) at such other time or date as the parties hereto shall agree upon in writing; provided that the closing of the sale and purchase of the asset and liabilities transferring under the UK Transfer Schemes shall take place in the United Kingdom pursuant to the applicable Court Order. The date on which the Initial Closing is to occur is referred to herein as the “Initial Closing Date.”

(b) The closing of the sale and purchase of the Purchased Equity provided for in Section 2.1(b) (the “Final Closing”; the Initial Closing and the Final Closing are sometimes referred to herein as the “Closings”) shall take place (i) in respect of the issue of New Acquiror Shares against contribution in kind, at the offices of Niederer Kraft & Frey, Bahnhofstrasse 13, 8001 Switzerland at 07.15 a.m. CET, and (ii) in respect of the sale of Purchased Equity for cash and the delivery of Acquiror Convertible Instruments against Purchased Equity, at the WGM Offices, (i) on the later of (x) the second Business Day following the Initial Closing Date and (y) the first Business Day following the date on which the last of the conditions required to be satisfied pursuant to Sections 8.3 and 8.4 is satisfied (other than those conditions that by their nature are to be satisfied at the Final Closing, but subject to the satisfaction of those conditions at such time) or (ii) at such other time or date as the parties hereto shall agree in writing. The date on which the Final Closing is to occur is referred to herein as the “Final Closing Date”).

4.2 Closing of New Acquiror Shares. In connection with the transfer and contribution in kind of Purchased Equity and the subsequent issuance of the New Acquiror Shares the following steps shall be undertaken:

(a) Not later than the Business Day preceding the Final Closing Date the board of directors of Acquiror shall resolve the Capital Increase (Erhöhungsbeschluss).

(b) Following completion of the step under Section 4.2(a) above, on the Final Closing Date, the relevant Equity Sellers shall (i) enter into a contribution in kind agreement with Acquiror and subscribe for the New Acquiror Shares, (ii) deliver the corresponding subscription form to Acquiror, (iii) pursuant to the contribution in kind agreements pay the subscription price for the New Acquiror Shares by a contribution in kind consisting of the Purchased Equity as described in the Adjusted Allocation Schedule hereto and (iv) assign, convey, transfer ownership and deliver such Purchased Equity to Acquiror, together with stock certificates or other applicable instruments evidencing the Purchased Equity, duly endorsed in blank or accompanied by stock powers duly executed in blank.

(c) Following completion of the steps under Sections 4.2(a) and (b) above and the written confirmation issued by Acquiror and GE that the conditions to closing specified in Sections 8.3 and 8.4, respectively, have been satisfied, which written confirmation shall include a statement of the amount of funds dividended out of GE ISC prior to the Final Closing Date in respect of the redemption of the Class C Stock, on the Final Closing Date:

(i) Acquiror shall, through its board of directors:

(A) adopt a report on the Capital Increase out of authorized share capital (Kapitalerhöhungsbericht) and take note of the auditor’s report (Prüfungsbestätigung) as required by Swiss statutory law;

(B) ascertain by way of resolution that the New Acquiror Shares are validly subscribed and paid-in and make all amendments to Acquiror’s Articles of Association necessary in connection with the Capital Increase (Feststellungsbeschluss); and

(C) following completion of the steps under Sections 4.2(c)(i)(A) and (B), file the required application to register the Capital Increase with the commercial register; and

(ii) After registration of the Capital Increase in the journal of the commercial register (Tagebuch) Acquiror shall:

(A) deliver to GE and the Admission Board of the SWX Swiss Exchange, with a copy to GE’s legal counsel, by 4:00 pm CET, an excerpt issued by the commercial register (after approval by the federal commercial register without reservation (Tagebuchauszug)) evidencing the Capital Increase;

(B) deliver to the relevant Equity Sellers a confirmation duly signed by two officers of Acquiror that the relevant Equity Sellers have been registered as shareholders with voting rights in the share register of Acquiror; and

(C) deliver the New Acquiror Shares as soon as possible after the Final Closing Date through the facilities of SIS to an account with a Swiss Bank of international repute designated by the relevant Equity Sellers in writing (such designation to be made at least three (3) Business Days prior to the Final Closing Date).

4.3 Transferors’ Deliveries at Closings.

(a) At the Initial Closing:

(i) The applicable Transferors shall deliver to the applicable purchasers:

(A) stock certificates or other applicable instruments evidencing the Purchased Equity to be delivered pursuant to Section 2.1(a), duly endorsed in blank or accompanied by stock powers duly executed in blank;

(B) an executed counterpart of the Transition Services Agreement;

(C) an executed counterpart of the Transition Trademark License Agreement;

(D) an executed counterpart of the Intellectual Property Cross License Agreement;

(E) the officer’s certificates required pursuant to Sections 8.1(a) and (b);

(F) all original books, records, files and papers, whether in hard copy or computer format, of the Non–U.S. Polaris Companies, except as provided in Sections 2.2(b)(vi) and 2.5 and except to the extent already in the possession of the Polaris Companies;

(G) copies (or other evidence) of all consents, authorizations, Orders, Permits and approvals required to be obtained in satisfaction of Section 8.1(g);

(H) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Acquiror in connection with the closing of the transactions contemplated by this Agreement and the Related Agreements to be effected at the Initial Closing;

(I) an executed counterpart of the Asset Transfer Agreement;

(J) executed counterparts of the UK Asset Purchase Agreements; and

(K) executed counterparts of the Equity Transfer Agreements.

(ii) GE shall provide certification, in form reasonably satisfactory to Acquiror, that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code; and

(iii) GE shall provide a counterpart of the Management Services Agreement executed by GE Asset Management.

(b) At the Final Closing, the applicable Equity Sellers shall deliver to Acquiror:

(i) stock certificates or other applicable instruments evidencing the Purchased Equity to be delivered pursuant to Sections 2.1(b) and 4.2(b), duly endorsed in blank or accompanied by stock powers duly executed in blank;

(ii) all original books, records, files and papers, whether in hard copy or computer format, of the U.S. Polaris Companies, including insurance and reinsurance contracts, claims and underwriting files, sales and promotional literature, manuals and data, sales and purchase correspondence and lists of present and former customers, except as provided in Section 2.5 and except to the extent already in the possession of the Polaris Companies or relating to the Excluded Business;

(iii) the officer’s certificates required pursuant to Sections 8.3(a) and (b);

(iv) an executed counterpart of the Shareholding Agreement; and

(v) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by Acquiror in connection with the closing of the transactions contemplated by this Agreement and the Related Agreements to be effected at the Final Closing.

4.4 Acquiror’s Deliveries at Closing.

(a) At the Initial Closing:

(i) the applicable purchasers shall deliver to the applicable Transferors:

(A) cash in the amounts set forth in Section 3.2(c) and 3.5(h);

(B) an executed counterpart of the Transition Services Agreement;

(C) an executed counterpart of the Transition Trademark License Agreement;

(D) an executed counterpart of the Intellectual Property Cross License Agreement;

(E) the officer’s certificates required pursuant to Sections 8.2(a) and (b);

(F) copies (or other evidence) of all valid consents, authorizations, Orders, Permits and approvals required to be obtained in satisfaction of Section 8.2(g);

(G) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by GE in connection with the closing of the transactions contemplated by this Agreement and the Related Agreements to be effected at the Initial Closing;

(ii) Acquiror shall provide a counterpart of the Management Services Agreement executed by Acquiror or its designated Affiliate;

(A) an executed counterpart of the Asset Transfer Agreement;

(B) executed counterparts of the UK Asset Purchase Agreements;

(iii) executed counterparts of the Equity Transfer Agreements; and

(iv) the Notes, if any.

(b) At the Final Closing, Acquiror shall deliver or cause to be delivered to the applicable Transferors:

(i) cash in the amounts set forth in Section 3.2(d) and 3.5(h);

(ii) instruments evidencing the Acquiror Convertible Instruments;

(iii) the New Acquiror Shares pursuant to Section 4.2(c)(ii)(C) and a confirmation duly signed by two officers of Acquiror that the relevant Equity Sellers have been registered as shareholders with voting rights in the share register of Acquiror;

(iv) the officer’s certificates required pursuant to Sections 8.4(a) and (b);

(v) an executed counterpart of the Shareholding Agreement;

(vi) the Notes, if any; and

(vii) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by GE in connection with the closing of the transactions contemplated by this Agreement and the Related Agreements to be effected at the Final Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GE

Except as otherwise provided in Sections 5.31 and 11.1 hereof, GE hereby represents and warrants to Acquiror that:

5.1 Organization and Good Standing. Each of GE, the Transferors and the Acquired Subsidiaries is a corporation or other organization duly organized, validly existing and, to the extent applicable in such jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Polaris Companies has all requisite corporate power and authority to own, operate and lease their properties and assets and to operate the Business as now conducted. Each of the Equity Sellers and the Polaris Companies is duly qualified or authorized to do business as a foreign corporation and, to the extent applicable in such jurisdiction, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing (a) has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect and (b) would not reasonably be expected to prevent, materially delay or materially impair the ability of GE or the Transferors to consummate the transactions contemplated by the Transaction Agreements.

5.2 Authorization. GE and each of its applicable Affiliates have all requisite power and authority to execute and deliver this Agreement (in the case of GE) and the other Transaction Agreements to which it is or is to be a party, to perform all of the obligations to be performed by each of them hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by GE and of the other Transaction Agreements by GE or its applicable Affiliate, and the consummation by them of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action on the part of GE and its applicable Affiliates. This Agreement, the Tax Matters Agreement, the International Tax Matters Agreement and the Employee Matters Agreement (in the case of GE) have been and, as of the applicable Closing Date, each of the other Transaction Agreements will be, duly and validly executed and delivered by GE and each of its applicable Affiliates and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, the Tax Matters Agreement and the Employee Matters Agreement constitute, and upon execution and delivery, the other Transaction Agreements will constitute, the legal, valid and binding obligations of GE and each of its applicable Affiliates that is a party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including an implied covenant of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 No Conflicts.

(a) The execution, delivery and performance of the Transaction Agreements by GE and its applicable Affiliates and the consummation by GE and its applicable Affiliates of the transactions contemplated by the Transaction Agreements do not and will not (i) violate or conflict with the organizational documents of GE, any of the Transferors or the Acquired Subsidiaries, (ii) provided that all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained or taken, violate or conflict with any Law or Order applicable to GE, the Transferors or the Acquired Subsidiaries or any of their material assets or properties, or (iii) except as set forth in Section 5.3 of the GE Disclosure Letter and except for the Material Insurance Contracts, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of a benefit under, or require any consent or approval under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Transferred Assets pursuant to, any Material Contract, material Permit or other material instrument to which GE, any of the Acquired Subsidiaries, the Equity Sellers or the Asset Sellers (with respect to the Transferred Assets) is a party or by which any of the assets or properties of the Business (including the Transferred Assets) are bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, Liens, defaults or rights as would not, individually or in the aggregate, reasonably be expected to (A) have a Business Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of GE or the Transferors to consummate the transactions contemplated by the Transaction Agreements.

(b) GE has made available to Acquiror true and complete copies of the certificate of incorporation and by-laws (or comparable organizational documents) of each of the Acquired Subsidiaries.

5.4 Consents and Approvals. The execution and delivery of the Transaction Agreements by GE and its applicable Affiliates that are party thereto do not, and the performance by GE and its applicable Affiliates of, and the consummation by GE and its applicable Affiliates of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action or Order by, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the notification and waiting period requirements of, and applicable filings or approvals under, Antitrust Laws, (b) in connection or in compliance with the insurance Laws of the jurisdictions set forth in Section 5.4(b) of the GE Disclosure Letter, (c) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or (d) as may be necessary as a result of any facts or circumstances relating to Acquiror or its Affiliates.

5.5 Capitalization.

(a) Section 5.5 of the GE Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Purchased Subsidiaries, and, with respect to each Acquired Subsidiary, (i) the authorized capital stock, including par value, (ii) the jurisdiction of organization or incorporation and (iii) as of the date hereof, (A) the number and class of shares issued and outstanding, (B) the number of shares held as treasury stock and (C) the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth in Section 5.5 of the GE Disclosure Letter, all of the issued and outstanding shares of each Acquired Subsidiary, as applicable, were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any Contract or preemptive rights, and are owned of record and beneficially by GE and its Affiliates as set forth in the GE Disclosure Letter, free and clear of all Liens, except for any Liens arising out of, under or in connection with this Agreement. Other than (x) as set forth in Section 5.5 of the GE Disclosure Letter, (y) investments in Persons held in any Polaris Company’s investment portfolio and (z) equity or other similar interests with a value of less than $1,000,000, as of the date hereof there is no Person in which any of the Acquired Subsidiaries owns, of record or beneficially, any direct or indirect equity or other similar interest in excess of 5%, or any right (contingent or otherwise) to acquire the same.

(b) There is no existing option, warrant, call, right, or Contract of any character to which GE, Transferors or any Acquired Subsidiary is a party requiring, and there are no securities of GE, Transferors or any Acquired Subsidiary outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock of any Acquired Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of any Acquired Subsidiary, including preemptive rights. None of GE, any Transferor or any of the Acquired Subsidiaries is a party to any voting trust, proxy or other Contract with respect to dividend rights or the voting, redemption, sale, transfer or other disposition of shares or equity of any of the Acquired Subsidiaries.

5.6 Title and Transfer of Purchased Equity and Transferred Assets. Each Equity Seller is the record and beneficial owner of the Purchased Equity indicated as being owned by such Transferor on Exhibit A, free and clear of any Liens, except for any Liens arising out of this Agreement. Except for Permitted Liens or any Liens arising out of this Agreement, the Transferred Assets are owned, leased or licensed by or otherwise made available to the Asset Sellers, free and clear of any Liens. Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the applicable Closing, the Asset Buyers and Equity Buyers shall acquire all of the rights of each Transferor in and to the Purchased Equity and the Transferred Assets, free and clear of all Liens (other than, with respect to the Transferred Assets, Permitted Liens).

5.7 Insurance Subsidiaries. The Polaris Companies conduct all of their insurance and reinsurance operations through the Subsidiaries listed in Section 5.7(a) of the GE Disclosure Letter (each, a “GE Insurance Subsidiary”, and collectively, the “GE Insurance Subsidiaries”). Section 5.7(a) of the GE Disclosure Letter lists the jurisdiction of incorporation of each GE Insurance Subsidiary. Except as set forth in Section 5.7(a) of the GE Disclosure Letter, none of the GE Insurance Subsidiaries is “commercially domiciled” in any other jurisdiction. Except as set forth in Section 5.7(b) of the GE Disclosure Letter, each of the GE Insurance Subsidiaries is, where required, (a) duly licensed or authorized as an insurance company or, where applicable, reinsurer in its jurisdiction of incorporation, (b) duly licensed or authorized as an insurance company or, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized and (c) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Business SAP Statements, except, in each case, where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as set forth in Section 5.7(b) of the GE Disclosure Letter, all of such licenses that are material to the Business are in full force and effect, and there is no investigation pending or, to the Knowledge of GE, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such material license. Except as set forth in Section 5.7(c) of the GE Disclosure Letter, the GE Insurance Subsidiaries have made all required material filings under applicable insurance holding company Laws.

5.8 Business Financial Statements. Section 5.8 of the GE Disclosure Letter contains true and correct copies of (a) the audited consolidated statement of financial position of “GE ISC and Consolidated Subsidiaries” as at December 31, 2004 and 2003, and the related audited consolidated statements of earnings, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004 (such audited statements, including related notes, are referred to herein as the “Audited Business Financial Statements”), and (b) the unaudited, condensed, consolidated statement of financial position of “GE ISC and Consolidated Subsidiaries” as at June 30, 2005 and the related unaudited, condensed, consolidated statements of current and retained earnings and cash flows for the six (6) month period then ended (such unaudited statements are referred to herein as the “Unaudited Business Financial Statements”). Each of the Audited Business Financial Statements has been prepared based on the accounting books and records of “GE ISC and its Consolidated Subsidiaries” in accordance with GAAP consistently applied throughout the periods involved and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of “GE ISC and Consolidated Subsidiaries” as at the dates and for the periods indicated therein. Each of the Unaudited Business Financial Statements has been prepared based on the accounting books and records of GE ISC, the other Polaris Companies and ERAC in accordance with GAAP consistently applied throughout the periods involved and present fairly, in all material respects, the combined financial position and results of operations of GE ISC, the other Polaris Companies and ERAC; except that such Unaudited Business Financial Statements are (i) condensed and do not include footnotes, year-end adjustments and certain other disclosures which might be required for such information to be presented in accordance with GAAP and (ii) reflect a change in reporting entity as a result of the conversion of General Electric Capital Corporation’s preferred stock investment in ERC into a direct common stock investment in GE ISC. For the purposes hereof, the unaudited condensed, consolidated statement of financial position included in the Unaudited Business Financial Statements is referred to as the “Balance Sheet.” The Additional Financial Statements will be prepared, subject to the matters contemplated by Section 7.7, on a basis consistent with the prior quarterly financial statements of GE ISC and its Consolidated Subsidiaries, except (i) as otherwise required by changes in Law, GAAP or SAP after the date hereof and (ii) changes in accounting methods, principles or practices that affect GE Subsidiaries generally.

5.9 Business SAP Statements. As used herein, the term “Business SAP Statements” means the annual statutory statements or regulatory returns and, to the extent applicable, quarterly supplements, of each of the GE Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 2004 and 2003 and the quarterly periods ended March 31, 2005 and June 30, 2005, or the local equivalents in the applicable jurisdictions. GE has made available to Acquiror true and complete copies of the Business SAP Statements. Except as set forth in Section 5.9 of the GE Disclosure Letter: (i) each of the GE Insurance Subsidiaries has filed or submitted all Business SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, (ii) the Business SAP Statements have been prepared in accordance with SAP consistently applied throughout the periods involved and present fairly, in all material respects, the statutory financial position and the statutory results of operations of the GE Insurance Subsidiaries as at the dates and for the periods indicated therein and (iii) each of the Business SAP Statements complied in all material respects with applicable Law when filed, and no material deficiency has been asserted in writing with respect to any Business SAP Statement by the applicable insurance regulatory body or any other Governmental Authority.

5.10 No Undisclosed Liabilities. Other than (a) Liabilities incurred after December 31, 2004 in the ordinary course of business consistent with past practice of the Polaris Companies, including Liabilities for losses and loss adjustment expenses arising under policies or contracts of insurance or reinsurance issued or assumed by a GE Insurance Subsidiary, (b) Liabilities accrued or reserved against in (i) the audited consolidated statement of financial position as of December 31, 2004 included in the Audited Business Financial Statements or (ii) the balance sheets as of December 31, 2004 in the Business SAP Statements, (c) Liabilities incurred in connection with the transactions contemplated hereby or permitted to be incurred by this Agreement, (d) Liabilities in respect of claims asserted by or against holders of Polaris Companies Insurance Contracts or Polaris Companies Reinsurance Agreements, (e) Liabilities set forth in Section 5.10 of the GE Disclosure Letter and (f) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, none of the Polaris Companies has any Liabilities of any nature, whether or not required by GAAP or SAP to be reflected in, reserved against or otherwise described in a balance sheet.

5.11 Absence of Certain Developments.

(a) Except as expressly contemplated by this Agreement and as set forth in Section 5.11 of the GE Disclosure Letter, from December 31, 2004 through the date hereof, the Polaris Companies conducted their respective businesses only in the ordinary course of business consistent with past practice (including with regard to investment policies generally) and there has not been:

(i) to the extent payable by a Polaris Company or affecting a Business Employee, any (A) employment, deferred or incentive compensation, severance, retirement or other similar agreement entered into or plan or arrangement established with or with respect to any director, officer or employee (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice or (C) change in compensation or other benefits payable to any director, officer or employee, other than (x) increases in compensation and bonuses made in the ordinary course of business consistent with past practice and (y) changes in benefits required by plans and arrangements under the terms in effect as of December 31, 2004;

(ii) any action which, if taken after the date hereof, would require the consent of Acquiror under Section 7.1(d)(ii), (iii), (iv) or (vii); and

(iii) other than claims arising under policies or contracts of insurance or reinsurance issued or assumed by any Polaris Company, any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) From October 1, 2005 through the date hereof, none of the Polaris Companies declared or paid any dividends or other distributions to GE or any of its Affiliates (other than dividends or distributions made solely to another Polaris Company).

5.12 Intellectual Property.

(a) To the Knowledge of GE, the Polaris Companies own, license or otherwise have the right to use all material Intellectual Property in use by them that is necessary to the operation of the Business as conducted on the date of this Agreement and all such Intellectual Property included in the Transferred Assets is free and clear of all Liens, other than Permitted Liens.

(b) To the Knowledge of GE, no third Person is engaging in any activity that infringes, misappropriates or otherwise violates, in any material respect, the Business Intellectual Property.

(c) (i) None of the Polaris Companies has received any written claim or notice from any Person that the Polaris Companies are engaging in any activity that infringes, misappropriates or otherwise violates in any material respect any Intellectual Property of any third Person, (ii) there are no Actions pending or, to the Knowledge of GE, threatened against the Polaris Companies alleging any infringement, misappropriation or violation, or challenging or questioning the validity with respect to any material Intellectual Property used or owned by them.

(d) Section 5.12(d) of the GE Disclosure Letter sets forth a true and complete list as of the date hereof of all material Business Intellectual Property which is the subject of registrations or applications for registration. To the Knowledge of GE, such registrations and applications are valid and subsisting.

5.13 Material Contracts.

(a) Section 5.13(a) of the GE Disclosure Letter sets forth, as of the date hereof, all of the following Contracts to which any Polaris Company (or GE or its respective Affiliates (other than the Polaris Companies)) is a party or by which it or any of its assets or properties is bound with respect to the Business (collectively, the “Material Contracts”):

(i) Contracts between any of the Polaris Companies, on the one hand, and either (A) GE or any of its Affiliates (other than the Polaris Companies) or Blue Ridge or its Subsidiaries, involving payments by or to a Polaris Company in the last twelve (12) months in excess of $1,000,000, or (B) any current or former officer, director or employee of GE or any of its Affiliates (other than any U.S. Executive Agreement or comparable Contract with a non-U.S. employee of a Polaris Company), in either case on the other hand;

(ii) Contracts that contain covenants prohibiting or limiting the ability of any Polaris Company or, following consummation of the transactions contemplated by the Transaction Agreements, Acquiror’s business, to engage in any business activity in any geographic area or in any line of business or to compete with any Person, to the extent that such covenants would be in effect after the Initial Closing Date;

(iii) Contracts with any labor union or association representing any employee of the Business;

(iv) Contracts for the sale of any of the assets (including equity interests) of any of the Polaris Companies other than in the ordinary course of business consistent with past practice, for consideration in excess of $10,000,000;

(v) Contracts relating to any acquisition to be made, after the date hereof, by any of the Polaris Companies of any operating business, assets or the capital stock of any other Person, in each case for consideration in excess of $10,000,000;

(vi) Contracts relating to the incurrence of Indebtedness by any of the Polaris Companies involving amounts in excess of $5,000,000, other than Contracts with Affiliates which are to be terminated pursuant to Section 7.8;

(vii) Contracts providing for the indemnification (other than any Tax indemnification) by any of the Polaris Companies (A) of any special purpose vehicle or other financing entity, including off balance sheet entities or (B) of any purchaser in connection with an acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any former business of the Polaris Companies where the Polaris Company believes the amount of such indemnity would reasonably be expected to exceed $10,000,000;

(viii) any agency, broker, selling, marketing or similar Contract, individually or in the aggregate, relating to the direct insurance of the Business and involving payments in the last twelve (12) months in excess of $1,000,000;

(ix) any material joint venture or partnership agreement in which a Polaris Company participates as a partner, member, or joint venturer, other than in respect of joint ventures or similar investments held in an investment portfolio;

(x) (A) Contracts granting or obtaining any right to use or practice any rights under any material registered Intellectual Property, material information technology service Contracts and material outsourcing Contracts, in each case involving payments by or to a Polaris Company in the last twelve (12) months in excess of $5,000,000 and (B) Contracts containing covenants not to assert claims of infringement with respect to the Business Intellectual Property and Business Technology; and

(xi) Contracts restricting the payment of dividends or other distributions by any Polaris Company.

(b) Each Material Contract is a legal, valid and binding obligation of one of the Polaris Companies and is enforceable against the Polaris Company party thereto and, to the Knowledge of GE, of each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including an implied covenant of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)). Neither GE nor any of its Affiliates that is a party thereto (including the Polaris Companies) (i) is in material violation or material default of any Material Contract or (ii) has received any written notice of any event that with notice or lapse of time, or both, would constitute a material default by the Polaris Companies under any Material Contract. Complete and correct copies of each of the Material Contracts have been made available to Acquiror prior to the date hereof.

5.14 Employment and Employee Benefits Plans. Each representation in each subsection of this Section 5.14 is qualified, and an exception to such representation is hereby made, to the extent of any matters set forth in the corresponding subsections of Section 5.14 of the GE Disclosure Letter.

(a) All employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus or other incentive compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree health or life insurance, supplemental retirement, severance, vacation or educational assistance plans, programs or arrangements sponsored by GE or one of the Polaris Companies and as to which GE or its Affiliates has any obligation or liability for the benefit of any Business Employee are referred to herein as “Employee Plans”. The Employee Plans sponsored solely by one or more of the Polaris Companies are referred to as “Subsidiary Plans”, and the Employee Plans sponsored by GE and its Affiliates (excluding Polaris Companies) are referred to as “Parent Plans”.

(b) Section 5.14(b) of the GE Disclosure Letter sets forth a list of all Employee Plans for the benefit of Business Employees employed in the United States (“U.S. Employee Plans”) and separately identifies (i) the U.S. Employee Plans that are sponsored solely by one or more of the Polaris Companies (“U.S. Subsidiary Plans”) and (ii) the U.S. Employee Plans that are sponsored, in whole or in part, by GE and its Affiliates other than Polaris Companies (“U.S. Parent Plans”).

(c) Section 5.14(c) of the GE Disclosure Letter sets forth a list of all individual employment, retention, termination, severance or other similar agreements with any Business Employee who is within the Officer, Senior Executive Band or Executive Band (such agreements are hereinafter referred to as the “Executive Agreements”). Section 5.14(c) of the GE Disclosure Letter sets forth a list of all standard forms of employment agreements used in each jurisdiction in which Business Employees are employed (such agreements, “Form Employment Agreements”).

(d) GE has previously made available to Acquiror (i) a true and complete copy of each U.S. Employee Plan and Employee Plan that is a defined benefit pension plan, (ii) a complete copy of each Executive Agreement and each Form Employment Agreement and (iii) a summary of all material Employee Plans for the benefit of Business Employees employed outside of the United States (“Foreign Benefit Plans”). Within 30 days after the date hereof, GE shall provide Acquiror with true and complete copies of each other Foreign Benefit Plan and make available all other individual employment agreements.

(e) None of the U.S. Subsidiary Plans is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

(f) Each U.S. Subsidiary Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a)

of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(g) With respect to each U.S. Employee Plan, none of the Acquired Subsidiaries is currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material Tax liability. None of the Acquired Subsidiaries has incurred any material outstanding liability under or arising out of Title IV of ERISA, and no fact or event exists that would reasonably be expected to result in such a liability. None of the Acquired Subsidiaries is required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(h) Each Employee Plan is now and has been operated in accordance in all material respects with the requirements of all applicable Laws, including, in the case of U.S. Employee Plans, ERISA and the Code.

(i) None of the compensation payable by any Acquired Subsidiary on or after the Closing Date to any Transferred Employee on account of the transactions contemplated by this Agreement shall not be deductible by reason of the application of Section 280G of the Code.

(j) There are no material controversies pending or, to the Knowledge of GE, threatened between the Polaris Companies and any of their respective employees.

(k) None of the Polaris Companies is a party to any collective bargaining, works council or other similar employee representative agreements covering Business Employees.

(l) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of GE, threatened against or involving the Business Employees, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of GE, threatened by or on behalf of any Business Employee, except as would not reasonably be expected to have a Business Material Adverse Effect.

(m) The Polaris Companies are in compliance with all applicable laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights, equal opportunity, affirmative action, and employee leaves.

5.15 Litigation. Except as set forth in Section 5.15(a) of the GE Disclosure Letter or for ordinary course claims arising under Polaris Companies Insurance Contracts, the Polaris Companies Reinsurance Agreements and Polaris Companies Retrocession Agreements, there are no Actions pending or, to the Knowledge of GE, threatened against GE, Transferors or the Acquired Subsidiaries or any of the Polaris Companies’ respective properties or assets, where such Action (a) seeks in excess of $10,000,000 or (b) with respect to GE or any Transferor, would reasonably be expected to prevent, materially delay or materially impair the ability of GE or any Transferor to consummate the transactions contemplated by, or to perform their obligations under, the Transaction Agreements. There are no Orders or settlement agreements binding upon GE, Transferors or the Acquired Subsidiaries that would reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of GE or Transferors to consummate the transactions contemplated by the Transaction Agreements. No Order or Permit applicable to, binding on or held by any of the Polaris Companies or their respective properties or assets (A) limits the ability of any Polaris Company to pay dividends or make other distributions or (B) materially restricts the business of any of the Polaris Companies, except for limitations and restrictions generally applicable to other similarly situated Persons.

5.16 Compliance with Laws; Permits.

(a) Except as set forth in Section 5.16(a) of the GE Disclosure Letter, the Polaris Companies are in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations, except where the failure to be in compliance would not reasonably be expected to prevent, materially delay or materially impair the ability of GE or Transferors to consummate the transactions contemplated by the Transaction Agreements, and since December 31, 2004, none of GE, the Equity Sellers or the Polaris Companies have received any written notice of or been charged with the violation in any material respects of any such Laws. Each of the Polaris Companies is in compliance in all material respects with its own and GE’s policies applicable to its collection, use and disclosure of personal or private information of customers or consumers.

(b) GE has provided Acquiror access to all documents provided to the Office of the New York Attorney General (“NYAG”) in response to the NYAG’s subpoena dated November 17, 2004. To the Knowledge of GE, there are no non-privileged documents that are reasonably responsive to such subpoena, as modified by agreement with the NYAG, that were not provided to the NYAG and made available to Acquiror. GE has asserted privileges in this matter in the ordinary course with respect to certain documents not provided to the NYAG. As of the date hereof, Section 5.16(b) of the GE Disclosure Letter (i) identifies all other subpoenas and written requests for information received by GE or any of its Affiliates from any other Governmental Authority substantially covering the matters referred to in the NYAG’s subpoena and (ii) sets forth a description of the scope of the response, if any, to the NYAG subpoena and the other subpoenas and written requests referred to in clause (i) above.

(c) The Polaris Companies have all Permits that are required for the operation of the Business as conducted on the date hereof, other than those the failure of which to possess has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. None of the Polaris Companies is in material default or material violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or material violation by a Polaris Company) of any term, condition or provision of any such Permit.

(d) Notwithstanding the foregoing, no representation or warranty is made in this Section 5.16 with respect to Environmental Laws, Tax matters or employment, employee benefit or labor matters.

5.17 Environmental Matters. Except as set forth in Section 5.17 of the GE Disclosure Letter: (a) none of the Owned Real Property or the Leased Real Property (collectively, the “Real Properties”) is subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party respecting the release or threatened release of a Hazardous Material into the environment; (b) to the Knowledge of GE, there has been no release, discharge or disposal of Hazardous Materials on, at or under the Real Properties or arising out of the conduct of the Business, which would reasonably be expected to result in the imposition of any material Liability on the Polaris Companies under Environmental Laws; (c) none of the Real Properties is subject to any Lien in favor of any Governmental Authority for (i) material Liability under any Environmental Laws or (ii) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (d) with respect to the Real Properties or the operation of the Business thereon, there are no material judicial or administrative proceedings pending or, to the Knowledge of GE, threatened arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; (e) the Polaris Companies have operated and are operating the Business in compliance with applicable Environmental Laws except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect; and (f) the Polaris Companies currently have all Environmental Permits that are required for the operation of the Business as conducted on the date hereof, other than those the failure of which to possess has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

5.18 Sufficiency of Assets. Except for the Excluded Assets, the Transferred Assets and the other assets of the Acquired Subsidiaries, taking into account the Transaction Agreements and services the Polaris Companies currently procure from third parties in the ordinary course of business, constitute all of the assets necessary to conduct the Business in all material respects as conducted on the date of this Agreement.

5.19 Reserves. Except as may be required as a result of a change in Law, GAAP or SAP, the reserves for payment of benefits, losses, claims and expenses pursuant to all insurance, reinsurance and retrocession policies and contracts of each GE Insurance Subsidiary reflected in or included with the consolidated financial statements of “GE ISC and Consolidated Subsidiaries” and the quarterly statements of the GE Insurance Subsidiaries for the period ended September 30, 2005 have been calculated in all material respects in accordance with the reserving practices and policies employed in connection with the preparation of the Unaudited Business Financial Statements and the Business SAP Statements as of, and for the period ended, June 30, 2005.

5.20 Investment Intention. The Equity Sellers are acquiring the New Acquiror Shares for their own account, for investment purposes only. The Equity Sellers are not acquiring the New Acquiror Shares with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”)) thereof. GE understands that such securities have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, and agrees that it will not, and will cause the Equity Sellers not to, reoffer or resell the New Acquiror Shares or the Acquiror Convertible Instruments in any transaction that would require the registration of New Acquiror Shares or Acquiror Convertible Instruments under the Securities Act or would require the preparation or publication of a prospectus under the EU Prospectus Directive and the EU Prospectus Directive Regulation or any other similar Law, regulation or stock exchange requirements in any jurisdiction, and will not, and will obtain agreements from each purchaser of New Acquiror Shares to not, deposit any New Acquiror Shares in Acquiror’s American Depositary Receipts facility.

5.21 Financial Advisors. Except as set forth in Section 5.21 of the GE Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for GE or any of its Affiliates in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Acquiror in respect thereof. For the avoidance of doubt, the fees and expenses of each Person referred to in Section 5.21 of the GE Disclosure Letter will be paid by GE or its Affiliates (other than the Polaris Companies).

5.22 Material Insurance Contracts.

(a) Section 5.22(a) of the GE Disclosure Letter sets forth, as of the date hereof, a complete and correct list of all of the following Contracts (collectively, “Material Insurance Contracts”):

(i) reinsurance treaties entered into as an assuming reinsurer written by (A) ERC, GE Reinsurance Corporation, the Australian branch office of ERC, GE Frankona Ruckversicherungs-Aktiengesellschaft, GE Frankona Reinsurance A/S or GE Frankona Reinsurance Limited (U.K.) with written premium in excess of $10,000,000 attributable to a treaty period occurring between January 1, 2003 and September 30, 2005, and (B) ERC or GE Reinsurance Corporation with net written premium in excess of $5,000,000 during the 2005 calendar year;

(ii) primary insurance contracts in force as of August 31, 2005 and written by (A) Westport Insurance Corporation, First Specialty Insurance Corporation or ERC with annual premium in excess of $500,000 and (B) Industrial Risk Insurers with annual premium in excess of $1,000,000;

(iii) (A) facultative certificates written by GE Frankona Ruckversicherungs-Aktiengesellschaft or GE Frankona Reinsurance A/S with written premium in excess of $5,000,000 attributable to a certificate period occurring between January 1, 2003 and September 30, 2005 and (B) the thirty-two (32) largest facultative certificates written by ERC or GE Reinsurance Corporation attributable to a certificate period occurring between January 1, 2003 and September 30, 2005; and

(iv) the seventy-five (75) Contracts where a Polaris Company is the cedant which have the highest “recoverable” balances as of September 30, 2004, where “recoverable” is defined as the sum of paid amounts and case reserves.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Business Material Adverse Effect, each Material Insurance Contract is the legal, valid and binding obligation of one of the Polaris Companies and is enforceable against the

Polaris Company party thereto and, to the Knowledge of GE, of each other party thereto, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)).

(c) Except as set forth in Section 5.22(c) of the GE Disclosure Letter, neither GE nor any of its Affiliates has received (i) to the knowledge of the person set forth in Section 5.22(c) of the GE Disclosure Letter, any threat (written or oral) from any party to any Polaris Companies Retrocession Agreement that such party intends not to honor its obligations under such Polaris Companies Retrocession Agreement, which threat is reasonably likely to result in an Action, and (ii) any written notice from any such party that such party intends not to honor its obligations under such Polaris Companies Retrocession Agreement.

5.23 Portfolio Investments. All investments included in the investment portfolios of each of the Polaris Companies comply in all material respects with all Laws applicable to the Polaris Companies. Except as set forth in Section 5.23 of the GE Disclosure Letter, as of June 30, 2005, none of the material investments included in the investment portfolios of the Polaris Companies is in material default in the payment of principal or interest or dividends.

5.24 Real Property.

(a) Section 5.24(a) of the GE Disclosure Letter sets forth a true and complete list as of the date hereof of each material parcel of Owned Real Property. One or more of the Polaris Companies hold good and valid title to each such parcel of Owned Real Property in fee simple absolute, free and clear of all Liens other than Permitted Liens.

(b) Section 5.24(b) of the GE Disclosure Letter sets forth a true and complete list as of the date hereof of all material leases of Leased Real Property (the “Material Leases”). All of the Material Leases are in full force and effect and no Polaris Company (i) is in material default of any Material Lease or (ii) has received any written notice of any event that with notice or lapse of time, or both, would constitute a material default by the Polaris Companies under any Material Leases. GE has made available to Acquiror true and complete copies of the Material Leases.

(c) As of the date hereof, there are no condemnation proceedings or eminent domain proceedings of any kind pending, or to the Knowledge of GE, threatened with respect to any portion of the Real Property.

5.25 Investment Company. None of the Polaris Companies is an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

5.26 Internal Controls. The Business maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to the Business. There are no significant deficiencies in the internal accounting controls of the Business which would reasonably be expected to adversely effect in any material respect the ability of the Business to record, process, summarize and report financial data. Neither GE, the Transferors nor any Polaris Company has received notice of any material complaint, allegation, assertion or claim that the Business has engaged in questionable accounting or auditing practices.

5.27 Books and Records. The books and records of the Polaris Companies (a) have been maintained in all material respects in accordance with accounting practices and applicable Law and (b) contain in all material respects true and accurate records of all information required to be recorded therein. The books and records relating primarily to the Business are, or as of the Final Closing will be, in the possession or under the control of the Polaris Companies.

5.28 Non-Traditional Products. GE has provided Acquiror access to all documents provided to the Securities and Exchange Commission (“SEC”) in response to the SEC’s subpoena to GE dated April 29, 2005. As of the date hereof, to the Knowledge of GE, all non-privileged, material documents that are reasonably responsive to such subpoena, as modified by agreement with the SEC, that were provided to the SEC have been made available to Acquiror. This is an ongoing investigation. GE has asserted privileges in this matter in the ordinary course with respect to certain documents not provided to the SEC. As of the date hereof, Section 5.28 of the GE Disclosure Letter (i) identifies all other subpoenas and written information requests received by GE or any of its affiliates from any other Governmental Authority substantially covering the matters referred to in the SEC’s subpoena and (ii) sets forth a description of the scope of the response, if any, to the SEC subpoena and the other subpoenas and written requests referred to in clause (i) above.

5.29 Indebtedness. As of the date hereof, except as described in Section 5.29 of the GE Disclosure Letter and for Indebtedness less than $5,000,000 in the aggregate, none of the Polaris Companies has any outstanding Indebtedness.

5.30 Selected Matters.

(a) None of the “Polaris Subsidiaries” (as that term is defined in the Tax Matters Agreement) has foreign branches with the exception of those entities listed in Section 5.30 of the GE Disclosure Letter.

(b) No Polaris Subsidiary has been, within the last five (5) years, a managing member, general partner or partner that owns or owned 50% or more of the interests of any partnership or joint venture or the holder of a beneficial interest in any trust (other than any trust described in N.Y. Insurance Department Regulation 114 (N.Y. Comp. Codes R. & Regs., tit. 11, sec. 126) or any similar trust) for any period for which the statute of limitations for any Tax has not expired.

5.31 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE GE DISCLOSURE LETTER), THE TAX MATTERS AGREEMENT, THE UK TAX MATTERS AGREEMENT, THE INTERNATIONAL TAX MATTERS AGREEMENT AND THE SHAREHOLDING AGREEMENT,

NEITHER GE NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO GE, GE’S AFFILIATES, THE TRANSFERORS, THE ACQUIRED SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, AND GE DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY GE, THE TRANSFERORS, THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE GE DISCLOSURE LETTER), THE TAX MATTERS AGREEMENT, THE UK TAX MATTERS AGREEMENT, THE INTERNATIONAL TAX MATTERS AGREEMENT AND THE SHAREHOLDING AGREEMENT), GE HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ACQUIROR OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ACQUIROR OR ANY OF ITS AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF GE, THE TRANSFERORS, THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to GE that:

6.1 Organization and Corporate Existence.

(a) Acquiror is a company limited by shares (Aktiengesellschaft) duly, validly and lawfully incorporated and existing under the laws of Switzerland and has full corporate capacity and authority to own, operate, lease and use its properties and assets and to conduct its business as the same is currently being conducted.

(b) Except as set forth in Section 6.1(b) of the Acquiror Disclosure Letter, no material order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby a business would be terminated and assets distributed amongst creditors and/or shareholders) of Acquiror or any of its Subsidiaries, there are no cases or proceedings under insolvency, reorganization or similar laws pending in relation to them, and no events have occurred that would justify any such case or proceeding. No receiver (including any administrative receiver), liquidator, administrator or similar official has been appointed with respect to Acquiror or any of its Subsidiaries and no step has been taken for or with a view to the appointment of any such person. None of Acquiror or any of its Subsidiaries is insolvent or unable to pay its debts as they fall due.

6.2 Authorization of Agreement; Voting Requirements. (a) Acquiror has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements, and, subject to obtaining the Required Acquiror Vote and the registration of the Capital Increase with respect to the New Acquiror Shares, the registration of the conditional share capital for the Acquiror Convertible Instruments and the registration of the resolutions of the Acquiror Shareholder Meeting in the competent commercial register, to perform all of its obligations to be performed hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements and, subject to obtaining the Required Acquiror Vote, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Acquiror. This Agreement, the Tax Matters Agreement, the International Tax Matters Agreement and the Employee Matters Agreement have been, and each of the other Transaction Agreements will be at or prior to the Closing, duly and validly executed and delivered by Acquiror and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, the Tax Matters Agreement and the Employee Matters Agreement constitute, and upon execution and delivery, the other Transaction Agreements will constitute, the legal, valid and binding obligations of Acquiror, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Acquiror’s Board of Directors, at a meeting duly called and held, has by majority vote (i) approved this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby and (ii) determined to recommend and propose that stockholders of Acquiror approve the resolutions described in Section 7.12(a) (the “Acquiror Board Recommendation”).

(c) The affirmative vote in favor of the creation of the authorized share capital for the Capital Increase and the creation of conditional capital for the Acquiror Convertible Instruments at the Acquiror Shareholder Meeting or any adjournment or postponement thereof by two-thirds of the shares represented at the meeting (the “Required Acquiror Vote”) are the only votes or approvals of the shareholders of Acquiror or any of its Subsidiaries which are necessary for the purpose of the Capital Increase and the issuance of the Acquiror Convertible Instruments.

6.3 No Conflicts.

(a) The execution, delivery and performance of the Transaction Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated by the Transaction Agreements do not and will not (i) violate or conflict with the organizational documents of Acquiror, (ii) provided that all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained or taken, violate or conflict with any Law or Order applicable to Acquiror or any of its Subsidiaries or any of their material assets or properties, or (iii) except as set forth in Section 6.3 of Acquiror Disclosure Letter, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of a benefit under, or require any consent or approval under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, any material, Contract, material Permit or other material instrument to which Acquiror or any of its Subsidiaries is a party or by which any of the assets or properties of Acquiror or any of its Subsidiaries are bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults or rights as, individually or in the aggregate, would not reasonably be expected to (A) have an Acquiror Material Adverse Effect or (B) prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated hereby.

(b) Acquiror has made available to GE true and complete copies of its Articles of Association.

6.4 Consents and Approvals. The execution and delivery by Acquiror of the Transaction Agreements do not, and the performance by Acquiror of, and the consummation by Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action or Order by, or any filing with or notification to, any Governmental Authority, except (a) in connection, or in compliance with, the notification and waiting period requirements of, and applicable filings or approvals under, Antitrust Laws, (b) in connection or in compliance with the insurance laws of the jurisdictions set forth in Section 6.4(b) of Acquiror Disclosure Letter, (c) the Required Acquiror Vote, the actions required to call the Acquiror Shareholder Meeting, the filing with and the registration of the Capital Increase with the commercial register, and the approval of the SWX Swiss Exchange for the listing of the New Acquiror Shares and the conditional capital created for purposes of the Acquiror Convertible Instruments and the approval of a prospectus (if required) by the Financial Services Authority (“FSA”), (d) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect or (e) as may be necessary as a result of any facts or circumstances relating to GE or its Affiliates.

6.5 Capitalization.

(a) As of the date hereof, the issued share capital of Acquiror amounts to CHF 32,209,092.20 (thirty-two million two hundred nine thousand ninety-two point twenty Swiss Francs), is divided into 322,090,922 (three hundred twenty-two million ninety thousand nine hundred twenty-two) registered shares with a par value of CHF 0.10 (point ten Swiss Francs) each, and is fully paid up (the “Acquiror Shares”). Except as set forth in Section 6.5(a) of the Acquiror Disclosure Letter, as of the date hereof (i) there are no resolutions pending, planned or anticipated or rights or commitments outstanding regarding the issuance of Acquiror Shares, other than as set forth in Acquiror’s Articles of Association as in effect as of the date hereof and as contemplated by this Agreement and (ii) all of the issued and outstanding Acquiror Shares were duly authorized for issuance and are validly issued and fully paid up and were not listed in violation of Contract, preemptive rights or applicable Law.

(b) Except as set forth in Section 6.5(b) of Acquiror Disclosure Letter, as of the date hereof, there is no existing option, warrant, call, right, or Contract of any character to which Acquiror is a party requiring, and there are no securities of Acquiror outstanding which upon conversion or exchange would require, the issuance of any shares of Acquiror or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Acquiror.

6.6 Issuance and Transfer of New Acquiror Shares and Acquiror Convertible Instruments.

(a) The New Acquiror Shares and the Acquiror Convertible Instruments when issued as contemplated by this Agreement will, assuming the Equity Sellers deliver the Purchased Equity, be duly and validly issued in accordance with the Laws of Switzerland and any other relevant jurisdiction, and the New Acquiror Shares will be fully paid up to at least their nominal value and non-assessable (it being understood that the contribution of the Purchased Equity in accordance with the terms hereof is the Equity Sellers’ sole obligation with respect to their receipt of the New Acquiror Shares).

(b) Upon consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents to be delivered at the Closing, at the Closing Date, the Equity Sellers shall be vested with full legal ownership in and to the New Acquiror Shares and the Acquiror Convertible Instruments, free and clear of any and all Liens or transfer restrictions, except as set forth in this Agreement, the Shareholding Agreement or as imposed by applicable securities Laws.

6.7 Acquiror Financial Statements. Acquiror has made available to GE copies of (a) the audited stand-alone and consolidated balance sheets of Acquiror as at December 31, 2004 and 2003 and the related audited stand-alone and consolidated statements of income and of cash flows of Acquiror for the years then ended and (b) the unaudited consolidated balance sheet of Acquiror as at June 30, 2005 and the related unaudited consolidated statements of income and cash flows of Acquiror for the six (6) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Acquiror Financial Statements”). Except as set forth in the notes thereto and as disclosed in Section 6.7 of Acquiror Disclosure Letter, each of the consolidated Acquiror Financial Statements (a) has been prepared based on the books and records of Acquiror and of its consolidated group in accordance with Swiss GAAP FER and the Swiss Code of Obligations consistently applied throughout the periods involved and (b) in all material respects, gives a true and fair view of the financial position, the results of operations and the cash flows of Acquiror and of its consolidated group, respectively, in accordance with Swiss GAAP FER. The stand-alone Acquiror Financial Statements have been prepared in accordance with the accounting principles as consistently applied and required by the Swiss Code of Obligations.

6.8 Share Price and Disclosure of Price-Sensitive Facts.

(a) Acquiror is in compliance with (i) its disclosure duties under the Listing Rules of the SWX Swiss Exchange regarding maintenance of listing, including article 72 thereof concerning the disclosure of price-sensitive facts (ad hoc publicity) and (ii) the disclosure obligations applying to issuers of equity securities that are listed on the SWX “EU-Compatible Segment” whose shares are admitted to trading on the EU Regulated Market Segment of virt-x and whose EU home member state is the United Kingdom, in each case as applicable to Acquiror.

(b) As of the date hereof, except as set forth on Section 6.8(b) of the Acquiror Disclosure Letter, other than the transactions contemplated hereby, Acquiror does not have any plans for or with respect to any material acquisition or disposition (other than insurance securitization transactions in the ordinary course of business) the disclosure of which would be allowed to be deferred by Acquiror in reliance on the exceptions in paragraph 2 or 3 of article 72 SWX LR.

6.9 No Undisclosed Liabilities. Other than (a) Liabilities incurred after December 31, 2004 in the ordinary course of business consistent with past practice of Acquiror, including Liabilities for losses and loss adjustment expenses arising under policies or contracts of insurance or reinsurance issued or assumed by an insurance Subsidiary of Acquiror, (b) Liabilities accrued or reserved against in the Acquiror Financial Statements, (c) Liabilities incurred in connection with the transactions contemplated hereby or permitted to be incurred by this Agreement, (d) Liabilities in respect of claims asserted by or against holders of the Acquiror Insurance Contracts or the Acquiror Reinsurance Agreements, (e) Liabilities set forth in Section 6.9 of Acquiror Disclosure Letter and (f) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, Acquiror and its Subsidiaries have no Liabilities of any nature, whether or not required by Swiss GAAP FER or SAP to be reflected in, reserved against or otherwise described in a balance sheet.

6.10 Absence of Certain Developments. Except as expressly contemplated by this Agreement and as set forth in Section 6.10 of Acquiror Disclosure Letter, since December 31, 2004 (a) Acquiror and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) other than ordinary course benefit claims arising under policies or contracts of insurance or reinsurance issued or assumed by an insurance Subsidiary of Acquiror, there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

6.11 Litigation. Except as set forth in Section 6.11 of Acquiror Disclosure Letter or for ordinary course benefit claims arising under Acquiror Insurance Contracts or Acquiror Reinsurance Agreements, as of the date hereof, there are no Actions pending or, to the Knowledge of Acquiror, threatened against Acquiror or any of its Subsidiaries that would reasonably be expected to have, an Acquiror Material Adverse Effect or that would, with respect to Acquiror, reasonably be expected to materially impair or delay the ability of Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

6.12 Compliance with Laws.

(a) Except as set forth on Section 6.12 of Acquiror Disclosure Letter, Acquiror and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Authority applicable to their respective businesses or operations except where the failure to be in compliance would not reasonably prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by the Transaction Agreements, and neither Acquiror nor any of its Subsidiaries has received any written notice of or been charged with the violation in any material respect of any such Laws.

(b) The documents produced and used in the Acquiror Financing, and the offerings contemplated by the Acquiror Financing, will be in compliance with the requirements of Swiss Law.

6.13 Investment Intention. Acquiror and the Equity Buyers are acquiring the Purchased Equity for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act) thereof. Acquiror and the Equity Buyers that are acquiring Purchased Equity understand that the Purchased Equity have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.14 Financial Advisors. Except as set forth in Section 6.14 of Acquiror Disclosure Letter, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Acquiror in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. For the avoidance of doubt, the fees and expenses of each Person listed in Section 6.14 of the Acquiror Disclosure Letter will be paid by Acquiror or its Affiliates.

6.15 Financial Capability. As of the date hereof, Acquiror has no reason to believe that, if the Required Acquiror Vote is received, it and its Affiliates will not be able to obtain sufficient funds prior to the Initial Closing Date to pay the cash portion of the Purchase Price.

6.16 Internal Controls. Acquiror and its Subsidiaries maintains a system of internal accounting controls sufficient to comply in all material respects with all legal and accounting requirements applicable to Acquiror and its Subsidiaries. There are no significant deficiencies in the internal accounting controls of Acquiror and its Subsidiaries which would reasonably be expected to adversely effect in any material respect the ability of Acquiror and its Subsidiaries to record, process, summarize and report financial data. Neither Acquiror nor its Subsidiaries has received notice of any material complaint, allegation, assertion or claim that Acquiror or its Subsidiaries has engaged in questionable accounting or auditing practices.

6.17 Tax. Acquiror and its Affiliates have filed all Tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have, individually or in the aggregate, a material adverse effect on Acquiror or its business), and has paid all Taxes required to be paid by it and any other assessment, fine, or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine, or penalty that is currently being contested in good faith or as would not have, individually or in the aggregate, a material adverse effect on Acquiror or its business.

6.18 Investigation. ACQUIROR ACKNOWLEDGES THAT IT (A) HAS MADE ITS OWN INDEPENDENT INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING,

THE POLARIS COMPANIES, THE TRANSFERRED ASSETS AND THE BUSINESS, INCLUDING ITS OPERATIONS, TECHNOLOGY, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITIONS AND PROSPECTS, AND (B) HAS BEEN FURNISHED WITH OR GIVEN ACCESS TO INFORMATION ABOUT THE POLARIS COMPANIES, THE TRANSFERRED ASSETS AND THE BUSINESS. ACQUIROR ACKNOWLEDGES THE TERMS OF SECTION 5.31.

ARTICLE VII

COVENANTS

7.1 Conduct of Business Pending the Closing. Except as otherwise expressly contemplated by the Transaction Agreements, for matters identified in Section 7.1 of the GE Disclosure Letter or as required by Law, from the date of this Agreement through the Final Closing, unless Acquiror otherwise consents in writing in advance (which consent shall not be unreasonably withheld or delayed), GE will, and will cause the Polaris Companies to, (a) conduct the Business in the ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact the business organizations of the Polaris Companies, to retain the services of the executive officers and key employees of the Business and to preserve the current significant business relationships with its agents, producers, reinsurers, retrocessionaires and customers of the Business, (c) except as otherwise required by changes in GAAP or SAP, continue to reserve in all material respects in accordance with the reserving practices and policies employed in connection with the preparation of the Unaudited Business Financial Statements and the Business SAP Statements as of, and for the period ended, June 30, 2005, and (d) not do any of the following:

(i) amend the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Polaris Companies;

(ii) except with respect to the Polaris Companies’ investment portfolios, permit a Polaris Company to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or assets comprising a business or division or any material amount of property or assets, in or of any other Person (other than for individual amounts not in excess of $5,000,000 or in the aggregate not in excess of $25,000,000);

(iii) with respect to the Business (1) incur any additional Indebtedness (other than (A) under letters of credit entered into or renewed in the ordinary course of business consistent with past practice or (B) incurred from GE or its Affiliates in the ordinary course consistent with past practice) or (2) make loans (other than to employees for reimbursement of ordinary course expenses or as permitted by the investment policies in effect as of the date hereof) or capital contributions to any other Person (other than another Polaris Company);

(iv) transfer the ownership of any shares of, or other equity interests in, or issue or sell any additional shares of, or other equity interests in, any of the Polaris Companies, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such additional shares, such other equity interests or such securities;

(v) permit a Polaris Company to enter into any Contract that would constitute a Material Contract under Sections 5.13(a)(ii), (iii), (x) or (xi) or to enter into a joint venture or partnership agreement;

(vi) permit a Polaris Company to modify, amend or terminate any of the Material Contracts;

(vii) except with respect to the Polaris Companies’ investment portfolios in the ordinary course of business, permit a Polaris Company (or Subsidiary thereof) to sell, transfer, encumber, pledge, lease, sublease or otherwise dispose of any assets of the Business or Transferred Assets (other than for individual transactions not in excess of $5,000,000 or in the aggregate not in excess of $25,000,000);

(viii) permit a Polaris Company to make any material change in any financial, investment, accounting or underwriting methods, principles or practices in connection with the Business, including in the preparation of its financial statements and the establishment of Reserves, other than changes required by changes in SAP, GAAP or Law or changes in accounting principles or practices that affect GE Subsidiaries generally;

(ix) permit a Polaris Company to settle or compromise any Action or pay, discharge, settle, waive, release or assign any of its rights or claims, in each case with respect to the Business, except for any settlement, compromise, payment, discharge, waiver, release or assignment (A) in the ordinary course of business consistent with past practice or (B) outside of the ordinary course of business consistent with past practice in individual amounts not in excess of $5,000,000 or in the aggregate not in excess of $25,000,000; provided that, in no event, will any such settlement materially impair or interfere with the ability of any Polaris Company to conduct its business as currently conducted in any jurisdiction(s);

(x) pledge or otherwise encumber the Purchased Equity or any other capital stock or equity interests in any of the Acquired Subsidiaries;

(xi) except for (A) any dividend paid solely to another Polaris Company, (B) dividends on the Class C Stock, (C) distribution of the Class C Stock or the proceeds from the redemption of the Class C Stock, and (D) distribution of assets (or the proceeds thereof), or liabilities that are not intended to be transferred to or assumed by Acquiror or any Affiliate of Acquiror pursuant to the Transaction Agreements, declare or pay any dividend with respect to the capital stock or other equity interests of any of the Polaris Companies; provided that no dividend or other distribution may be made with the proceeds of the disposition of the equity or assets of Core Reinsurance Company Limited;

(xii) permit a Polaris Company to make or dispose of any investments, other than pursuant to the investment guidelines applicable to the Business in effect on the date hereof;

(xiii) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution, in each case with respect to any Polaris Company or affecting the Business;

(xiv) effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar triggering event under applicable state or local Law, affecting in whole or in part any site of employment, facility, operating unit or employee of any of the Polaris Companies;

(xv) permit a Polaris Company to enter into any Binding Producer Agreements or renew, modify or amend any existing Binding Producer Agreement to extend the term of such agreement except, in either case, to the extent such Binding Producer Agreement can be terminated upon no more than 180 days notice;

(xvi) permit a Polaris Company to enter into any Contract of retrocession with a counterparty that has a financial strength rating of less than “A” as rated by AM Best, Moody’s Investor Services or Standard & Poor’s, or an equivalent rating by the relevant rating agency with respect to such counterparty (in each case, unless such Contract is fully collateralized including, for the avoidance of doubt, collateralized by a letter of credit issued by an institution with an “A” or better rating);

(xvii) permit a Polaris Company to enter into any insurance, reinsurance, risk management or loss control service Contracts or arrangements with GE and its Affiliates other than a renewal of such Contracts or arrangements on substantially the same terms;

(xviii) permit a Polaris Company, to the extent payable by a Polaris Company or affecting a Business Employee, to (A) enter into or establish any, deferred or incentive compensation, severance, retention (other than a retention plan that is to be paid by GE in accordance with the Employee Matters Agreement), retirement or similar plan with respect to any director, officer or employee, (B) enter into, amend or modify any employment agreement with any employee, officer or director other than in the ordinary course of business consistent with past practice, as required by contractual obligations in existence on the date hereof or by Law, (C) grant any severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice or as required by contractual obligations in existence on the date hereof or by Law or (D) amend any Employee Plan or otherwise change the current compensation or other benefits payable to any director, officer or employee other than (1) in the ordinary course of business consistent with past practice, (2) as required by contractual obligations in existence on the date hereof or by Law, or (3) any change in any Parent Plan applicable to a group of GE employees generally including Business Employees;

(xix) enter into any Contract of property and casualty insurance or reinsurance that has a term of more than two years or amend any such existing Contract to extend the term of such a Contract for a period of more than two years (except for Contracts relating to any product currently being pursued that by its nature has a term of more than two years (e.g., bank trade finance, wrap-up treaties written in the construction industry and surety performance bonds for construction projects)); and

(xx) authorize, agree to, or enter into any legally binding commitment with respect to any of the foregoing;

7.2 Access to Information. (a) From the date of this Agreement until the Final Closing Date, subject to compliance by Acquiror with the procedures established by the Transition Committee, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, GE shall, and shall cause each of the Polaris Companies and each such Persons’ respective Representatives to, (i) afford the Representatives of Acquiror reasonable access, during normal business hours, to the offices, properties, financial records, personnel and books and records of the Business and (ii) furnish to the Representatives of Acquiror such additional financial and operating data and other information regarding the Business as is prepared or maintained by the Polaris Companies in the ordinary course of business as Acquiror or its Representatives may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of GE, the Transferors, the Acquired Subsidiaries or any of their Affiliates.

(b) From the date of this Agreement until the Final Closing Date, in connection with any reasonable business purpose related to the transactions contemplated by this Agreement, subject to compliance by GE with the procedures established by the Transition Committee, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Acquiror shall, and shall cause its Representatives to, (i) afford the Representatives of GE reasonable access, during normal business hours, to the offices, properties, financial records, personnel and books and records of Acquiror and (ii) furnish to the Representatives of GE such additional financial and operating data and other information regarding the business of Acquiror as GE or its Representatives may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates. Notwithstanding the foregoing, Acquiror shall afford GE substantially comparable access as that afforded to underwriters as part of their standard due diligence process in connection with securities offerings to the public; provided that such access shall not unreasonably interfere with the Acquiror Financing. From and after the Final Closing Date, in connection with the preparation of Tax Returns, financial statements, post-closing regulatory filings, a defense relating to a third party claim,, and the determination of the indemnification rights or obligations of GE under this Agreement, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, in each case, Acquiror shall, and shall cause the Acquired

Subsidiaries to, (x) afford the Representatives of GE reasonable access, during normal business hours, to the offices, properties, financial records, personnel and books and records of the Polaris Companies, in respect of the operation of the Polaris Companies, the Transferred Assets and the Business prior to the Final Closing and (y) make available to the Representatives of GE the employees of Acquiror and its Affiliates in respect of the Business whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist GE in connection with the preparation of Tax Returns, financial statements, post-closing regulatory filings and the defense of a third party claim, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Acquiror or any of its Affiliates, including the Acquired Subsidiaries and the Business. For the avoidance of doubt, nothing in this Agreement limits the access rights of any party as set forth in any of the Related Agreements.

(c) Notwithstanding anything in this Agreement to the contrary, neither GE nor Acquiror shall be required, prior to the Final Closing, to disclose, or cause the disclosure of, to the other party or its Affiliates or Representatives (or provide access to any of its or its Affiliates’ officers, properties, books or records that could result in the disclosure to such persons or others of) any competitively sensitive information (the “Confidential Data”), nor shall either party hereto be required to permit or cause others to permit the other party or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the other party or any of its Affiliates any documents or other materials that might reveal any Confidential Data. For greater certainty, until the Closing Date, if a party hereto should decide to provide the other party with Confidential Data, access to and exchange of Confidential Data as between the parties hereto shall be limited to that which is reasonably necessary for the purposes of securing all necessary regulatory approvals and the preparation and settlement of the Transaction Agreements and shall be further limited such that the dissemination of such Confidential Data shall be confined to those Representatives of the other party who have a need to know such information for these purposes and who agree to respect such confidentiality in their dealings with such Confidential Data.

(d) Subject to any relevant Antitrust Laws and compliance with any regulatory restrictions, GE and Acquiror shall establish a joint transition committee (the “Transition Committee”) (the members of which shall be (on behalf of GE) Dennis Dammerman, Ronald Pressman, Brackett Denniston and Pamela Daley and (on behalf of Acquiror) Jacques Aigrain, Andreas Beerli, Markus Diethelm and Weldon Wilson to (i) establish procedures with respect to the access provisions of Sections 7.2(a) and 7.2(b) in respect of the period between the date hereof and the Closing Date and (ii) plan the steps necessary to efficiently implement the purchase of the Business by Acquiror. The Transition Committee shall be co-chaired by a representative of each of Acquiror and GE, shall have appropriate representatives of both GE and Acquiror and shall meet in person or telephonically as frequently as shall be reasonably determined by the parties hereto (subject to the limitation that such meetings or telephone conversations shall not unreasonably interfere with the conduct of the Business). All costs associated with the establishment and the operation of the Transition Committee shall be borne equally by GE and Acquiror. Prior to any meetings of the Transition Committee, GE and Acquiror shall implement appropriate procedures for the protection of the Confidential Data of both GE and Acquiror in the event the transaction is not concluded for any reason.

7.3 Preservation of Books and Records. GE agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records referred to in Section 2.2(b)(vi) (relating to the period prior to the Initial Closing) for the longer of any applicable statute of limitations and a period of six (6) years from the Closing Date. During such six-year or longer period, Representatives of Acquiror shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records. During such six-year or longer period, GE shall provide Acquiror with, or cause to be provided to Acquiror, such original books and records referred to in Section 2.2(b)(vi) as Acquiror shall reasonably request in connection with any Action to which Acquiror or its Affiliates are parties or in connection with the requirements of any Law applicable to Acquiror or its Affiliates. Acquiror shall return such books and records to GE or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. After such six-year or longer period, before GE or any Affiliate shall dispose of any of such books and records, GE shall give at least ninety (90) days’ prior written notice of its intention to dispose of such books and records to Acquiror, and shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Acquiror may elect.

7.4 Confidentiality. (a) The terms of the letter agreement dated June 15, 2005 (the “Confidentiality Agreement”) among GE, GE ISC, Acquiror and Acquiror America Holding Corporation are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate with respect to information relating exclusively to the Business. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect with respect to the Excluded Business. If, for any reason, the transactions contemplated by the Transaction Agreements are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) GE recognizes that by reason of its ownership of the Polaris Companies and its operation of the Business it and its Affiliates have acquired confidential information and trade secrets concerning the operation of the Business, the use or disclosure of which could cause Acquiror or its Affiliates substantial loss and damages. Accordingly, GE covenants to Acquiror that GE and its Affiliates will not for a period of six years following the Closing Date, except in performance of its obligations to Acquiror or with the prior written consent of Acquiror, directly or indirectly, disclose confidential information relating to the Business that it may learn or has learned by reason of its ownership of the Business, unless (i) it is or becomes generally available to the public other than as a result of disclosure by GE or any of its Affiliates, (ii) it is generally made available to third parties without any limitations on its use or disclosure or (iii) disclosure is required by applicable Law.

7.5 Regulatory and Other Authorizations; Consents.

(a) Subject to the proviso in Section 7.5(d), each of the parties hereto shall cooperate with the other and use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) GE and Acquiror each agree to make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement, but in no event later than twenty-one (21) days after the date hereof, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each party agrees to make promptly any filing that may be required under any other Antitrust Law. Each party shall have responsibility for its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

(c) Each of GE and Acquiror shall promptly notify one another of any material communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 7.2(c). Neither GE nor Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 7.2(c), GE and Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods or other approval under the HSR Act and any other Antitrust Laws.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, GE shall not, without Acquiror’s prior written consent, commit to any divestiture transaction or agree to any restriction on the Business, and nothing in this Section 7.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 7.5, (ii) require either party hereto to offer, accept or agree to (A) dispose or hold separate any part of its or the Polaris Companies’ businesses, operations, assets or product lines (or a combination of Acquiror’s and the Polaris Companies’ respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Acquiror, the Polaris Companies or any of their Affiliates may carry on business in any part of the world, (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby as violative of any Antitrust Law or (iv) require Acquiror to enter into a capital maintenance agreement, keepwell or similar agreement with respect to a Polaris Company; provided, however, that Acquiror shall be required to offer, accept, agree to, and undertake the actions described in clauses (ii), (iii) and (iv) above unless such actions would reasonably be expected to (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole.

(e) GE and Acquiror agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 7.5(d) and 7.11(b), neither GE nor Acquiror shall be required to compensate any third party (including any Governmental Authority), commence or participate in litigation or offer or grant any financial accommodation or any material non-financial accommodation to any third party (including any Governmental Authority) to obtain any such consent or approval; provided, however, each party hereto will take all other reasonable actions in order to obtain any consent or approval necessary to effect the transfer to Acquiror of the Transferred Assets effective as of the Initial Closing Date.

7.6 Insurance. (a) From and after the Initial Closing Date or the Final Closing Date, as applicable, the Acquired Subsidiaries shall cease to be insured by GE’s or its Affiliates’ (other than the Acquired Subsidiaries’) insurance policies (other than pursuant to Polaris Companies’ Retrocession Agreements) or by any of their self-insured programs to the extent such insurance policies or programs cover the Acquired Subsidiaries. With respect to events or circumstances relating to the Transferred Assets, the Assumed Liabilities, the Transferred Employees, the Polaris Companies or the assets of the Business that occurred or existed prior to the Initial Closing Date or the Final Closing Date, as applicable, that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by GE and/or its Affiliates and that apply to the locations at which the Business operates, Acquiror may make claims under such policies and programs; provided, however, that by making any such claims, Acquiror agrees to reimburse GE for any increased costs incurred by GE as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to GE and its Affiliates; and provided, further that neither Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by Acquiror and/or its Affiliates (including, after the applicable Closing, the Acquired Subsidiaries).

(b) With respect to any open claims against GE’s insurance policies relating to the Transferred Assets, the Assumed Liabilities, the Transferred Employees, the Polaris Companies or the assets of the Business prior to the Initial Closing Date or the Final Closing Date, as applicable, GE agrees to remit to Acquiror any net proceeds realized from such claims, but only upon full and final settlement of such claims.

7.7 Reserves.

(a) Not later than the Initial Closing Date, the GE Insurance Subsidiaries shall cause Net Reserves to be increased (including all such increases since June 30, 2005 other than adjustments as a result of premiums received for prior periods and accretion of any discount) from the aggregate Net Reserves reflected on the Balance Sheet by a net amount equal to approximately $3.4 billion or such different amount that, in the good faith judgment of the GE Insurance Subsidiaries, is supported by appropriate actuarial analysis. Notwithstanding the foregoing, and for the avoidance of doubt, no GE Insurance Subsidiary shall be required to cause such Net Reserves to be increased unless, in its good faith judgment, any such increase is in accordance with the applicable requirements of Law, GAAP and SAP and is supported by appropriate actuarial analysis. The GE Insurance Subsidiaries shall, from time to time as Acquiror shall reasonably request, review with Acquiror the allocation of the amount of such increase among the GE Insurance Subsidiaries by legal entity and line of business.

(b) Between the Initial Closing and the Final Closing, no GE Insurance Subsidiary that remains within GE’s control shall reevaluate any of such GE Insurance Subsidiary’s Reserves.

7.8 Intercompany Arrangements.

(a) Except for the intercompany arrangements set forth in Sections 7.8 and 7.11(b) of the GE Disclosure Letter and the Retrocession Agreement, GE shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, as of the applicable Closing Date, there shall be no intercompany arrangements, and no obligations thereunder (other than payables, receivables and accrued expenses arising in the ordinary course of business consistent with past practice), between the Acquired Subsidiaries or the Asset Sellers, on the one hand, and GE and its Affiliates (other than the Acquired Subsidiaries and the Asset Sellers), on the other hand, and all such intercompany arrangements shall be terminated on or prior to the applicable Closing Date, including the Capital Maintenance Agreements; provided that the foregoing shall not apply to the Asset Sellers to the extent that any such rights, Liabilities or obligations are not included in either the Transferred Assets or Assumed Liabilities.

(b) Notwithstanding anything to the contrary in Section 7.8(a), as of the Initial Closing and the Final Closing, as the case may be, all officers of any of the Polaris Companies who are not Transferred Employees shall relinquish any rights to bank accounts of the Polaris Companies and any cash of the Polaris Companies held by GE or its Affiliates (other than the Polaris Companies) shall be transferred to the relevant Polaris Companies or as Acquiror directs.

7.9 Non-Competition. (a) For a period of three (3) years from the Initial Closing Date, except as permitted by this Section 7.9 and subject to applicable Law, none of GE,

Transferors or any of their Subsidiaries shall engage in the Business in a manner that competes with the Business as conducted by the Polaris Companies on the Final Closing Date in the United States and such other locations in which the Polaris Companies conducted such business on the Initial Closing Date (the “Covered Business”). This Section 7.9 shall cease to be applicable to any Person at such time as it is no longer a Subsidiary of GE or Transferors.

(b) Notwithstanding the provisions of Section 7.9(a) and without agreeing or acknowledging (implicitly or otherwise) that the following activities would be subject to the provisions of Section 7.9(a), nothing in this Agreement shall preclude, prohibit or restrict GE, any Transferor or any of their respective Subsidiaries from engaging in any manner in any (i) Financial Services Business, (ii) Existing Business Activities, (iii) Fleet Management Business, (iv) De Minimis Business or (v) business activity that would otherwise violate this Section 7.9 if such business is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by or combined with GE, any Transferor or any of their respective Affiliates, or otherwise becomes a Subsidiary of GE after the date of this Agreement (an “After-Acquired Company”); provided that, with respect to clause (iv) above, as soon as reasonably practicable after the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, but in no event after the expiration of this Section 7.9, GE, the applicable Transferor or such Subsidiary shall (A) use commercially reasonable efforts to dispose of (or enter into a binding agreement to dispose of) the After-Acquired Business or the relevant portion of the After-Acquired Company’s business or capital stock or (B) cause the business of the After-Acquired Company to comply with this Section 7.9.

(c) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.9 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d) Terms capitalized in this Section 7.9, but not defined elsewhere, shall have the following meanings:

“Capital Markets Activity” means any activity undertaken in connection with efforts by any Person to raise for or on behalf of any Person capital from any public or private source.

“Default Recovery Activities” means the exercise of any rights or remedies in connection with any Financing, Other Insurance, Leasing or Other Financial Services Activity (whether such rights or remedies arise under any agreement relating to such Financing, Insurance, Leasing or Other Financial Services Activity, under applicable Law or otherwise), including any foreclosure, realization or repossession of any collateral or other security for any Financing (including the equity in any entity or business), Insurance or Other Financial Services Activity or any property subject to Leasing.

“De Minimis Business” means (a) any minority equity investment by GE or any of its Subsidiaries in any Person (i) where the amount invested by GE and its Affiliates was less than $50 million or (ii) in which GE or such Subsidiary does not have the right to designate a majority, or such higher amount constituting a controlling number, of the members of the board of directors (or similar governing body) of such entity, or in which GE and its Subsidiaries collectively hold not more than 25% of the outstanding voting securities or similar equity interests, (b) any Subsidiary of GE in which a Person who is not a controlled Affiliate of GE holds over 25% of the outstanding voting securities or similar equity interests and with respect to whom GE or another Subsidiary, as applicable, has existing contractual or legal obligations limiting GE’s discretion to impose on the subject Subsidiary a non-competition obligation such as that in this Section 7.9 and (c) any business activity that would otherwise violate this Section 7.9 that is carried on by an After-Acquired Company, but only if, at the time of such acquisition, the revenues derived from the Covered Business by the After-Acquired Company constitute less than 25% of the gross revenues of the After-Acquired Company in the most recently completed fiscal year.

“Existing Business Activities” means any business conducted by GE, Equity Sellers or their respective Subsidiaries (other than the Business), including the Excluded Business, as of the date hereof or contemplated by any existing contractual arrangements existing as of the date hereof applicable to GE, Equity Sellers or any of their respective Subsidiaries (other than the Business).

“Financial Services Business” means any activities undertaken in connection with or in furtherance of any (a) Capital Markets Activity, (b) Financing, (c) Leasing, (d) Default Recovery Activities, (e) Other Financial Services Activities, (f) Securities Activity or (g) marketing, issuing, underwriting, selling and administering of Other Insurance products and services or the provision of Other Insurance advisory services, business processes or software.

“Financing” means the making, entering into, purchase of, or participation in (including syndication or servicing activities) (a) secured or unsecured loans, conditional sales agreements, debt instruments or transactions of a similar nature, (b) non-voting preferred equity investments and (c) investments as a limited partner in a partnership or as a member of a limited liability company in which another person who is not an Affiliate is a management member.

“Fleet Management Business” the development and marketing of risk management and loss control services offered with respect to the management of trailer, container, truck, rail, and other like transportation fleets and the contents carried by those fleets, construction, power generation, water purification and similar equipment fleets and with respect to remote monitoring and management of static equipment arrays in factories, refineries, oil fields, and similar applications.

“Leasing” means the rental leasing, or financing under operating leases, finance leases or hire purchase or rental agreements, of property, whether real, personal, tangible or intangible.

“Other Financial Services Activities” means the offering, sale, distribution or provision, directly or through any distribution system or channel, of any financial products, financial services, asset management services, including investments on behalf of or for the benefit of third party and client accounts, credit card products or services, vendor financing, factoring, trade finance and trade payables services, back-office billing, processing, collection and administrative services or products or services related or ancillary to any of the foregoing.

“Other Insurance” means any product or service determined to constitute insurance, assurance or reinsurance (in each case, other than insurance or reinsurance of the type provided by the Business) by the Laws or regulations in effect in any jurisdiction in which the restriction set forth in this Section 7.9 applies, including the offering of damage waiver options and warranty products.

“Securities Activity” means any activity, function or service (without regard to where such activity function or service actually occurs) which, if undertaken or performed (a) in the United States would be subject to the United States federal securities laws or the securities laws of any state of the United States or (b) outside of the United States within any other jurisdiction in which the restrictions set forth in Section 7.9 apply, would be subject to any law or regulation in any such jurisdiction governing, regulating or pertaining to the sale, distribution or underwriting of securities or the provision of investment management, financial advisory or similar services.

7.10 Termination of Rights to the GE Name and GE Marks.

(a) Except as otherwise provided in the Transition Trademark License Agreement, as of the Initial Closing, Acquiror and its Affiliates (which, for the purposes of this Section 7.10(a), shall include the Acquired Subsidiaries and the Asset Buyers) shall not use in any manner any Trademarks of GE or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “GE Company” and “GE”, either alone or in combination with other words, phrases, symbols, or devices, or any other Trademarks confusingly similar to or embodying any of the foregoing (all of the foregoing collectively, the “GE Name and GE Marks”). The Acquiror acknowledges and agrees that Acquiror and its Affiliates are not acquiring any (i) ownership of the GE Name and GE Marks and (ii) except as expressly provided in the Transition Trademark License Agreement, any other rights to the GE Name and GE Marks. Notwithstanding the foregoing, Acquiror and its Affiliates may use the GE Name and GE Marks after the Initial Closing to accurately and in good faith describe the former ownership of the Acquired Subsidiaries by GE and the former conduct of the Business by the Asset Sellers, in each case in the manner and form agreed upon in writing by GE and Acquiror.

(b) Except as expressly set forth in the Transition Trademark License Agreement, as promptly as practicable after the Final Closing Date, and in no event later than six (6) months after the Final Closing Date, the Acquired Subsidiaries and the Asset Buyers shall relabel, destroy or exhaust all materials bearing the GE Name and GE Marks, including signage, advertising, promotional materials, electronic materials, collateral goods, stationery, business cards, Web sites, and other materials, and make all reasonably necessary filings with any office, agency or body to effect the elimination of any use of the GE Name and GE Marks from the businesses of the Acquired Subsidiaries and the Asset Buyers; provided, however, that the Acquired Subsidiaries and the Asset Buyers shall commence the removal of the GE Name and GE Marks from all such materials promptly following the Final Closing Date. Acquiror and its Affiliates agree not to contest the ownership or validity of any rights of GE or any of its Affiliates in or to the GE Name and GE Marks. Acquiror and its Affiliates agree that use of the

GE Name and GE Marks during the period authorized by this Section shall be only with respect to the same goods and services and at a level of quality equal to, or greater than, the quality of goods and services with respect to which the GE Name and GE Marks were used by the Acquired Subsidiaries and the Asset Buyers prior to the Initial Closing or the Final Closing, as applicable. Subject to the terms of the Transition Trademark License Agreement, GE shall have the right, upon reasonable written notice to the Acquired Subsidiaries, to inspect the operations of the Acquired Subsidiaries and evaluate their products and services solely to ensure compliance with this Section 7.10. Except as expressly set forth in the Transition Trademark License Agreement, Acquiror and its Affiliates agree that after the Final Closing Date, Acquiror and its Affiliates will not expressly, or by implication, do business as, or represent themselves as controlled by, GE.

(c) Notwithstanding anything to the contrary contained in Section 7.10(a) and Section 7.10(b), unless required by an applicable Governmental Authority or by Law, and subject to the terms of the Transition Trademark License Agreement, Acquiror and its Affiliates shall not be required hereunder to (i) reissue any Polaris Companies Insurance Contracts, Polaris Companies Reinsurance Agreements or Polaris Companies Retrocession Agreements in existence prior to the Final Closing or (ii) refile any rate forms or similar regulatory filings in relation to the Polaris Companies Insurance Contracts, which forms or filings were in place prior to the Final Closing.

7.11 Letters of Credit; Other Obligations. (a) At or prior to the applicable Closing, Acquiror shall (i) arrange for substitute letters of credit, guarantees and other similar obligations to replace (A) the letters of credit, guarantees and other contractual obligations entered into by, on behalf of or at the instruction of GE, the Transferors or any of their respective Affiliates (other than the Acquired Subsidiaries) in connection with the Business (together, the “Transferors’ LCs”) outstanding as of the date of this Agreement (all such material letters of credit, guarantees and similar obligations are listed in Section 7.11 of the GE Disclosure Letter) and (B) any Transferors’ LCs entered into on or after the date of this Agreement and prior to the applicable Closing or (ii) assume all obligations under each of the Transferors’ LCs, obtaining from the creditor or other counterparty a full release of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Transferors’ LCs. Acquiror further agrees that to the extent the beneficiary or counterparty under any Transferors’ LC refuses to accept any such substitute letter of credit, Acquiror guarantee or other obligation proffered by Acquiror, Acquiror shall indemnify, defend and hold harmless the Transferors against, and reimburse the Transferors for, any and all amounts paid, including costs or expenses in connection with such Transferors’ LCs, including the Transferors’ expenses in maintaining such Transferors’ LCs, whether or not any such Transferors’ LC is drawn upon or required to be performed, and shall in any event promptly reimburse the Transferors to the extent any Transferors’ LC is called upon and the Transferors or their Affiliates make any payment or are obligated to reimburse the party issuing the Transferors’ LC (provided that Acquiror shall have no obligation to indemnify or reimburse the Transferors for any material letters of credit, guarantees or other similar obligations that are not included in Section 7.11 of the GE Disclosure Letter). GE shall use its reasonable best efforts to assist and cooperate with Acquiror in its efforts to arrange for substitute letters of credit, guarantees and other similar obligations, including recalling any outstanding letters of credit, guarantees and other similar obligations to the extent required to effect the foregoing substitution. At the request of GE, Acquiror shall provide the Transferors with letters of credit in an amount equal to the Transferors’ and their Affiliates’ entire potential liability pursuant to the immediately preceding sentence; provided that if GE delivers such Letter of Credit, such Letter of Credit shall be in lieu of Acquiror’s obligation to indemnify GE as set forth in the immediately preceding sentence.

(b) GE shall use its reasonable best efforts to terminate the Capital Maintenance Agreements set forth in Section 7.11(b) of the GE Disclosure Letter effective no earlier than the Final Closing, and Acquiror shall cooperate with GE to terminate such Capital Maintenance Agreements effective as of the Final Closing Date. If necessary to maintain any Polaris Company’s rating at the time of the Initial Closing or the Final Closing, as applicable, or as a condition to the termination of any Capital Maintenance Agreement, Acquiror will enter into any capital maintenance, keepwell or guarantee agreement required by a rating agency unless entering into such capital maintenance, keepwell or guarantee agreement would reasonably be expected to (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole. In the event that any Capital Maintenance Agreement is not terminated by the Final Closing, Acquiror shall cooperate with GE to terminate such Capital Maintenance Agreement as promptly as practicable thereafter. Acquiror further agrees to indemnify, defend and hold harmless GE and its Affiliates against, and reimburse GE and its Affiliates for, any and all Liabilities incurred by GE or any of its Affiliates under any of the Capital Maintenance Agreements that relate to capital contributions required in respect of periods after the Final Closing.

(c) GE further agrees (i) not to amend or terminate the Capital Maintenance Agreements other than pursuant to Section 7.11(b) and (ii) to cause capital to be contributed in respect of periods prior to the Final Closing, to the extent required by the terms of the Capital Maintenance Agreements.

(d) Notwithstanding anything in this Agreement to the contrary, Acquiror shall not be required to assume the Capital Maintenance Agreement between General Electric Capital Corporation and Standard & Poor’s.

7.12 Acquiror Shareholder Meeting. (a) Acquiror shall, through its board of directors, call an extraordinary general meeting of Acquiror in accordance with article 699 et seq. of the Swiss Code of Obligations (the “Acquiror Shareholder Meeting”) to be held prior to January 31, 2006, and propose, for the purpose of the Acquiror Shareholder Meeting, that the shareholders of Acquiror resolve, inter alia,

(i) to create authorized share capital, authorizing the board of directors within a period of two (2) years to issue the New Acquiror Shares to the Equity Sellers in connection with the transactions contemplated under this Agreement; the subscription rights of the existing shareholders of Acquiror shall be excluded;

(ii) to create authorized share capital, authorizing the board of directors to issue the Shareholder New Acquiror Shares; the subscription rights of the existing shareholders of Acquiror shall be maintained;

(iii) to increase the Acquiror’s current conditional capital reserved for convertible bonds or similar instruments. The preemptive rights of the existing shareholders can be excluded by the board of directors subject to the conditions set out in the last sentence of Art. 3a of the Articles of Association; and

(iv) the election of a designee of GE to the board of directors of Acquiror, subject to the closing of the transactions contemplated by the Agreement.

Based on the resolutions of the Acquiror Shareholder Meeting, Acquiror shall as promptly as practicable register the amendments to Acquiror’s Articles of Association with the competent commercial register. In no event shall Acquiror or its Board of Directors (i) withdraw (or propose to withdraw) the Acquiror Board Recommendation or (ii) take any action to rescind the resolutions described in this Section 7.12 after they have been adopted at the Acquiror Shareholder Meeting unless the shareholders have resolved to cancel such resolutions.

(b) Prior to mailing any document to its stockholders in connection with the Acquiror Shareholder Meeting, Acquiror (i) shall provide GE an opportunity to review and comment on such documents and (ii) shall include in such documents all comments reasonably proposed by GE that relate to GE, the Polaris Companies or the transactions contemplated by this Agreement. In connection with the calling of the Acquiror Shareholder Meeting, Acquiror will publish an invitation to such meeting which is in compliance with Swiss Law.

(c) Prior to the Initial Closing Date, Acquiror shall (i) apply for the listing of the New Acquiror Shares on the SWX Swiss Exchange and admission to trading on virt-x on the Business Day following the Final Closing Date, (ii) prepare and deliver copies of the listing prospectus and all other annexes to the application to the SWX Swiss Exchange as required by the applicable listing rules of the SWX Swiss Exchanges and (iii) take the necessary steps to record the New Acquiror Shares with SIS if possible on the Final Closing Date or as soon as reasonably possible thereafter.

7.13 Acquiror Financing. Acquiror shall use its reasonable best efforts to, prior to the Initial Closing, consummate the Acquiror Financing. Acquiror shall (a) keep GE apprised of all material developments in respect of the Acquiror Financing, and (b) promptly provide GE with copies of all drafts of documents or other material correspondence with third parties (including Governmental Authorities) related to the Acquiror Financing. GE shall, and shall cause its Subsidiaries and its and their respective Representatives to, assist Acquiror in connection with the Acquiror Financing. Such assistance shall include the preparation of such audited and unaudited historical financial statements for the Business and such other financial information for the Business to enable Acquiror to prepare pro forma financial statements, in each case as would be required under Regulation S-X (including Item 3-05 and Article 11 thereof) if the Acquiror Financing were registered under the Securities Act or as otherwise required by applicable stock exchange rules or applicable law (including, without limitation, the

EU Prospectus Directive and Prospectus Regulation) and a reverse reconciliation of financial information for the Business to Swiss GAAP FER to enable the Acquiror to prepare pro forma financial statements (collectively, the “Business Financial Information”) and making available documents and information of the Polaris Companies and the Transferred Assets for use in offering memoranda, private placement memoranda, prospectuses and similar offering documents (such documents and information, the “Other Business Information”), all at the expense of Acquiror, and participation in meetings, due diligence sessions, road shows and rating agency presentations, and requesting comfort letters of accountants and opinions of counsel, in each case as may be reasonably requested by Acquiror. GE also shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Acquiror with such Business Financial Information and Other Business Information as may be reasonably requested by Acquiror and shall request an accountants’ comfort letter in connection with the arrangement by Acquiror of any other financing to be consummated prior to or contemporaneously with the Initial Closing, any refinancing or replacement of any existing, or the arrangement of any new, facility for Indebtedness of the Polaris Companies, or the commencement of any tender offer and/or consent solicitation (subject to consummation of the transactions contemplated hereby) with respect to any outstanding notes or bonds related to the Business. Notwithstanding the foregoing, nothing in this Section 7.13 shall require GE or any of its Affiliates, including the Acquired Subsidiaries and the Transferors, to modify its business plans or otherwise alter in any material respect the manner in which it conducts its business. In the event that any document prepared by Acquiror or its Representatives in connection with any such financing contains a description of GE or its business (other than the Business) or the transactions contemplated by this Agreement, Acquiror shall (i) give GE a reasonable opportunity to review and comment on such description and (ii) reflect in such documents all comments reasonably proposed by GE that relate to GE, the Polaris Companies or the transactions contemplated by this Agreement. Acquiror shall reimburse GE and its Subsidiaries for their reasonable documented out-of-pocket costs and expenses incurred in connection with providing any assistance with financing matters as contemplated by this Section 7.13. GE shall, and shall cause its Subsidiaries and its and their respective Representatives to, prepare the Business Financial Information and the Other Business Information in good faith and with the same degree of care that GE would use in a financing for its own account. Acquiror hereby agrees to indemnify and hold harmless GE and its Affiliates from any third party claims arising from any misstatement or omission or alleged misstatement or omission in any offering document in respect of any of such financing; provided that GE hereby agrees to indemnify and hold harmless Acquiror and its affiliates from any third party claims arising from any misstatement or omission or alleged misstatement or omission made in reliance upon and in conformity with written information furnished to Acquiror by GE expressly for use in any offering document in respect of the Acquiror Financing.

7.14 Additional Financial Statements. As soon as practicable following December 31, 2005, GE shall cause to be prepared and delivered to Acquiror an audited consolidated balance sheet of “GE ISC and Consolidated Subsidiaries” as at December 31, 2005 and the related audited consolidated statement of income for the year then ended (the “2005 Financial Statements”). In addition, between the date of this Agreement and the Initial Closing Date, as soon as practicable following each fiscal quarter of GE during 2006 (other than the fiscal quarter during which the Closing Date occurs), and in any event within 45 days following the end of each such fiscal quarter, GE shall cause to be prepared and delivered to Acquiror an unaudited consolidated balance sheet of “GE ISC and Consolidated Subsidiaries” as at the end of

each fiscal quarter and the related unaudited consolidated statement of income for the fiscal quarter then ended. The 2005 Financial Statements and the unaudited financial statements delivered pursuant to this Section 7.14, including related notes and schedules thereto, are referred to as the “Additional Financial Statements.”

7.15 Further Action. Subject to Section 7.5, GE and Acquiror (a) shall, at the earliest practicable date, execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that would reasonably be expected to prevent, materially delay or materially impair the Initial Closing or the Final Closing and (c) without limiting the foregoing, shall use their respective reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met as promptly as practicable after the date hereof.

7.16 Tax Matters. All representations, warranties, covenants and agreements among the parties with respect to Tax matters are set forth in the Tax Matters Agreement, the UK Tax Matters Agreement and the International Tax Matters Agreement except for Sections 5.8, 5.9, 5.30, 6.17 and 11.1 (solely to the extent related to Tax matters).

7.17 Notice of Developments. Prior to the Initial Closing, each party shall, promptly after the occurrence (or non-occurrence) of any event, circumstance or fact arising subsequent to the date of this Agreement which would reasonably be expected to result in the breach of any representation, warranty or covenant of such party in this Agreement comes to the attention of a person on the respective knowledge list, give notice thereof to the other party and shall use its reasonable best efforts to prevent or to remedy promptly such breach; provided that the delivery of, or failure to deliver, any notice pursuant to this Section 7.17 shall not limit or otherwise affect the remedies available hereunder and shall not be or be deemed to be a cure for any such breach. In addition, prior to the Initial Closing, GE agrees to promptly give Acquiror (i) notice of the receipt of any subpoena or other written request for information and (ii) once available, a description of the scope of the response to such subpoena or other written request for information, to the extent that such subpoena, written request or description would have been included in Sections 5.16(b) or 5.28 of the GE Disclosure Letter if such subpoena or written request had been received prior to the date hereof.

7.18 Closing Payments.

(a) In the event that GE or any of its Affiliates (i) provides capital to any of the Polaris Companies in response to (A) a general increase in any rating agency’s capital requirements for the insurance or reinsurance industry or (B) a rating agency or Governmental Authority as a result of any reserve increase that may occur as described in Section 7.7, or (ii) otherwise provides capital to the Business after the date hereof, Acquiror or the applicable Equity Buyer or Asset Buyer, on the Initial Closing or Final Closing, shall pay to the applicable Equity Seller or Asset Seller by wire transfer to an account designated in writing by GE pursuant to Section 4.4, an amount equal to the amount of the capital increase attributable to the Purchased Equity or Transferred Assets sold by such Equity Seller or Asset Seller, as certified by

GE (it being understood that the aggregate payment shall equal the sum of the amounts set forth in clauses (i) and (ii) above). GE shall, from time to time as Acquiror shall reasonably request, review with Acquiror the capital contributions made or proposed to be made to the Business by legal entity and line of business.

(b) In the event that any of the proceeds of the redemption of the Class C Stock are not distributed to the Equity Sellers of GE ISC on a date prior to the Final Closing, Acquiror shall deliver notes, having the terms set forth on Exhibit M (the “Notes”), in a principal aggregate amount equal to such undistributed proceeds or, alternatively, Acquiror shall pay cash to GE in an amount equal to the undistributed proceeds, or a combination thereof.

(c) Any amounts dividended from ERC simultaneously with the Final Closing shall be deemed to apply first to the repayment of capital contribution and then to the disbursement of the proceeds of the redemption of the Class C Stock.

(d) In the event that GE breaches the covenant contained in Section 7.1(d)(xi), GE shall pay to Acquiror on the Initial Closing an amount equal to the amount of all dividends paid in violation thereof.

7.19 ERC Retrocession Agreement. Prior to the Initial Closing, and subject to obtaining all required regulatory approvals from any Governmental Authority, GE shall cause ERC and ERAC (or another Subsidiary of GE designated by GE that is not an Acquired Subsidiary that is rated “A” (or the equivalent rating) or better by A.M. Best Company, Standard & Poor’s or Moody’s Investor Service, Inc. and is otherwise reasonably satisfactory to Acquiror) (the “Reinsurer”) to enter into a retrocession agreement (the “Retrocession Agreement”) substantially in the form attached as Exhibit I hereto. During the term of the Retrocession Agreement, without the prior consent of Acquiror, GE shall not, and shall cause its Affiliates not to, transfer Control of the Reinsurer to any Person unless (i) the acquiror of such Control is rated “A+” or better by A.M. Best Company, “AA+” or better by Standard & Poor’s Corporation or “Aa1” or better by Moody’s Investors Services, Inc. (or the equivalent rating in the event any such rating agency changes its rating designations) and (ii) GE obtains an undertaking from such transferee that a condition of any subsequent transfer shall be compliance with clause (i) in the event it (or any subsequent transferee) proposes to transfer Control of the Reinsurer to any Person during the term of the Retrocession Agreement without the prior written consent of Acquiror.

7.20 Guarantees.

(a) To the extent this Agreement requires actions to be taken by any Asset Seller or Equity Seller, such requirements shall be included in the Equity Transfer Agreements. GE shall cause each Asset Seller and each Equity Seller to enter into the Equity Transfer Agreements to which it is meant to be a party. GE guarantees the performance by each of the Asset Sellers and the Equity Sellers of their respective obligations under the Equity Transfer Agreements.

(b) To the extent this Agreement requires actions to be taken by any Asset Buyer or Equity Buyer, such requirements shall be included in the Equity Transfer Agreements.

Acquiror shall cause each Asset Buyer and Equity Buyer to enter into the Equity Transfer Agreements to which it is meant to be a party. Acquiror guarantees the performance by each of the Asset Buyers and the Equity Buyers of their respective obligations under the Equity Transfer Agreements.

7.21 Standstill. From the date hereof until the earlier of the Final Closing Date or the termination of this Agreement in accordance with Article IX hereof, GE will not, and will cause its Affiliates not to, without the prior written approval of Acquiror, directly or indirectly acquire, directly or indirectly (including pursuant to a merger or other business combination involving Acquiror), any securities (including derivative securities) of Acquiror; provided that this clause shall not prohibit GE and its Affiliates from taking any such action in connection with any third party asset management business. Notwithstanding anything to the contrary, this Section 7.21 shall not apply to any of GE or any of its Affiliates in their capacity as an adviser or fiduciary for third parties, including GE Pension Trust or GE Asset Management Incorporation, or in their conduct of Default Recovery Activities.

7.22 Consultation with Employee Representatives. Notwithstanding anything to the contrary contained in this Agreement or any of the Related Agreements, the provisions of this Agreement and the Related Agreements relating to the sale of the Business operations and assets (and related employee transfers) in the jurisdiction set forth in Section 7.22 of the GE Disclosure Letter, shall not be effective until GE and Acquiror shall have complied with applicable Law regarding notice to and consultation with employee representatives of employees in such jurisdiction with respect to the transactions contemplated by this Agreement. GE and Acquiror shall undertake and reasonably cooperate with each other to effect such compliance as promptly as practicable.

7.23 Additional Agreements. Prior to the Initial Closing Date, GE and Acquiror shall enter into the following agreements:

(a) A Transition Services Agreement, among GE, the Acquired Subsidiaries and Acquiror (the “Transition Services Agreement”), which shall include each of the following terms: (i) GE shall provide, or cause one or more of its Affiliates to provide to the Acquired Subsidiaries, the Asset Buyers and their Subsidiaries, each of the services as are reasonably necessary for the orderly transition of the Business to Acquiror and the continued operation of the Business in substantially the same manner as operated on the Initial Closing Date, including certain of the services listed on Exhibit J-1 attached hereto (the “GE Transition Services”) for a period of up to twenty-four months following the Initial Closing Date, (ii) Acquiror shall cause the Acquired Subsidiaries to provide, or cause one or more of its Affiliates to provide, to GE and its Affiliates (including ERAC), each of the services as are reasonably necessary for the orderly separation of the Business from GE (including the separation of ERAC from the Business) and the continued operation of ERAC and such other GE Affiliates in substantially the same manner as operated on the Initial Closing Date, including certain of the services listed on Exhibit J-2 attached hereto (the “Polaris Transition Services”) for a period of twenty-four months following the Initial Closing Date, and (iii) each of GE and Acquiror shall reimburse the other party for all costs and expenses incurred by such party in providing the GE Transition Services or the Polaris Transition Services, as applicable, determined in accordance with past practice, or if there is no past practice with respect to a particular GE Transition Service or Polaris Transition Service, in

accordance with GE’s customary allocation methodology with respect to similar types of services provided to its Affiliates. Either party hereunder may terminate any service provided by the other pursuant to the Transition Services Agreement upon 60 days prior written notice. Each provider of services pursuant to the Transition Services Agreement shall agree to provide such services in a commercially reasonable manner consistent with past practice and neither party shall indemnify the other except for gross negligence or willful misconduct.

(b) An Asset Management Services Agreement (the “Management Services Agreement”) between GE Asset Management Incorporated and Acquiror, which shall have the terms and conditions set forth on Exhibit K.

7.24 Cooperation Regarding Opinions. GE agrees to use its reasonable best efforts to obtain the opinions referred to in Sections 8.2(i) and (j) and if GE is unable to obtain such opinions in the times set forth therein, the parties shall cooperate in obtaining such opinions.

7.25 Acquiror Convertible Instruments. Acquiror agrees to pay 100 basis points of any spread payable to the underwriters of Acquiror Convertible Instruments in a resale by GE or any of its Affiliates.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Acquiror at the Initial Closing. The obligation of Acquiror to consummate the transactions contemplated by this Agreement to occur at the Initial Closing is subject to the fulfillment, on or prior to the Initial Closing Date, of each of the following conditions (any or all of which may be waived by Acquiror in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of GE set forth in this Agreement and the Related Agreements shall be true and correct (without giving effect to any limitations as to materiality or “Business Material Adverse Effect” set forth therein) on the date hereof and at and as of the Initial Closing as if made on the Initial Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Business Material Adverse Effect, and Acquiror shall have received a certificate signed by an authorized officer of GE, dated the Initial Closing Date, to the foregoing effect;

(b) GE shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and the Related Agreements that have been executed prior to the Initial Closing to be performed or complied with by GE on or prior to the Initial Closing Date, and Acquiror shall have received a certificate signed by an authorized officer of GE, dated the Initial Closing Date, to the foregoing effect;

(c) Since December 31, 2004, other than claims arising under policies or contracts of insurance, reinsurance or retrocession issued or assumed by any Polaris Company in the ordinary course of business consistent with past practice, there shall have been no change, event, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(d) The Required Acquiror Vote shall have been obtained at the Acquiror Shareholder Meeting in accordance with applicable Law and the Articles of Association of Acquiror and the authorized capital required to issue the New Acquiror Shares and the conditional capital resolved by the Acquiror Shareholder Meeting pursuant to Section 7.12 have been registered in the competent commercial register;

(e) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction (i) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) limiting in any material respect the ability of Acquiror to operate the Business as currently conducted; except, in the case of clause (ii), an Order that would not reasonably be expected to, individually or in the aggregate with other Orders, (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole;

(f) There shall not be pending any Action by any Governmental Authority that seeks to prohibit, prevent or enjoin the consummation of any of the transactions contemplated hereby;

(g) (i) The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted, (ii) the applicable filings or approvals under other Antitrust Laws which are required to be made or obtained shall have been made or obtained, and any applicable waiting periods thereunder shall have expired or been terminated, (iii) the consents, authorizations, Orders, Permits and approvals set forth on Exhibit L hereto shall have been obtained and shall be in full force and effect, in each case without any condition, restriction or limitation that would reasonably be expected to (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole;

(h) GE or one of its Affiliates shall have executed and delivered to Acquiror each of the Transaction Agreements;

(i) GE shall have received from the Missouri Insurance Department a final report in connection with its most recent triennial review of certain of the Polaris Insurance Subsidiaries, which shall not impose any material adjustment or alteration to the accounting treatment employed by such Polaris Insurance Subsidiaries with respect to the reinsurance Contracts identified in Section 8.1(i) of the GE Disclosure Letter; and

(j) The conditions to consummation set out in the UK Asset Purchase Agreements shall have been satisfied or waived.

8.2 Conditions Precedent to Obligations of GE at the Initial Closing. The obligations of GE to consummate the transactions contemplated by this Agreement to occur at the Initial Closing are subject to the fulfillment, prior to or on the Initial Closing Date, of each of the following conditions (any or all of which may be waived by GE in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Acquiror set forth in this Agreement and the Related Agreements shall be true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Initial Closing as if made on the Initial Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in an Acquiror Material Adverse Effect, and GE shall have received a certificate signed by an authorized officer of Acquiror, dated the Initial Closing Date, to the foregoing effect;

(b) Acquiror shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and the Related Agreements that have been executed prior to the Initial Closing to be performed or complied with by Acquiror on or prior to the Initial Closing Date, and GE shall have received a certificate signed by an authorized officer of Acquiror, dated the Initial Closing Date, to the foregoing effect;

(c) Since December 31, 2004, other than ordinary course benefit claims arising under policies or contracts of insurance, reinsurance or retrocession issued or assumed by an insurance Subsidiary of Acquiror in the ordinary course of business consistent with past practice, there shall have been no change, event, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect;

(d) The Required Acquiror Vote shall have been obtained at the Acquiror Shareholder Meeting in accordance with applicable Law and the Articles of Association of Acquiror and the authorized capital and the conditional capital resolved by the Acquiror Shareholder Meeting pursuant to Section 7.12 have been registered in the competent commercial register;

(e) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) There shall not be pending any Action by any Governmental Authority that seeks to prohibit, prevent or enjoin the consummation of any of the transactions contemplated hereby;

(g) (i) The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted, (ii) the applicable filings or approvals under other Antitrust Laws which are required to be made or obtained shall have been made or obtained, and any applicable waiting periods thereunder shall have expired or been terminated, and (iii) the consents, authorizations, Orders, Permits and approvals set forth on Exhibit L hereto shall have been obtained and shall be in full force and effect;

(h) Acquiror shall have executed and delivered to GE each of the Transaction Agreements;

(i) On or prior to February 1, 2006, GE shall have received opinions of Cahill Gordon & Reindel LLP and KPMG LLP, in form delivered to Acquiror prior to the date hereof, as to the U.S. federal income Tax consequence of the transactions contemplated by this Agreement;

(j) In the event (i) that Acquiror does not deliver Acquiror Convertible Instruments with the terms set forth in Exhibit C or (ii) if there is a change of Law after the date hereof relating to the treatment of the Acquiror Convertible Instruments, GE shall have received opinions of Cahill Gordon & Reindel LLP and KPMG LLP within 45 days of such change in the case of clause (i) and prior to the effective date thereof in the case of clause (ii), as to the U.S. federal income Tax consequence of the transactions contemplated by this Agreement, which opinions in each case shall be in the form delivered to Acquiror prior to the date hereof; and

(k) The conditions to consummation set out in the UK Asset Purchase Agreements shall have been satisfied or waived.

8.3 Conditions Precedent to Obligations of Acquiror at the Final Closing. The obligations of Acquiror to consummate the transactions contemplated by this Agreement to occur at the Final Closing are subject to the fulfillment, prior to or on the Final Closing Date, of each of the following conditions (any or all of which may be waived by Acquiror in whole or in part to the extent permitted by applicable Law):

(a) The Initial Closing shall have occurred;

(b) The representations and warranties of GE set forth in this Agreement and the Related Agreements shall be true and correct (without giving effect to any limitations as to materiality or “Business Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Final Closing as if made on the Final Closing Date, except (i) to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) breaches of representations or warranties with respect to Non-U.S. Polaris Companies; provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.3(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Business Material Adverse Effect, and GE shall have received a certificate signed by an authorized officer of GE, dated the Final Closing Date, to the foregoing effect;

(c) GE shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and the Related Agreements that have been executed prior to the Final Closing to be performed or complied with by the U.S. Polaris Companies after the Initial Closing and on or prior to the Final Closing Date, and Acquiror shall have received a certificate signed by an authorized officer of GE, dated the Final Closing Date, to the foregoing effect;

(d) Since December 31, 2004, other than claims arising under policies or contracts of insurance, reinsurance or retrocession issued or assumed by any U.S. Polaris Company in the ordinary course of business consistent with past practice, there shall have been no change, event, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

(e) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction (i) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) limiting in any material respect the ability of Acquiror to operate the Business as currently conducted; except, in the case of clause (ii), an Order that would not reasonably be expected to, individually or in the aggregate with other Orders, (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole;

(f) There shall not be pending any Action by any Governmental Authority that seeks to prohibit, prevent or enjoin the consummation of any of the transactions contemplated hereby;

(g) The admission board of SWX Swiss Exchange shall have given its approval for the listing and admission to trading of the New Acquiror Shares without imposing any limitation, commitment or restriction that is material in the context of the transactions contemplated by the Transaction Agreements shall have approved the listing and offering prospectus;

(h) (i) The consents, authorizations, Orders, Permits and approvals set forth on Exhibit L hereto shall have been obtained and shall be in full force and effect, in each case without any condition, restriction or limitation that would reasonably be expected to (x) materially impair or interfere with the ability of the Polaris Companies taken as a whole or Acquiror and its Subsidiaries taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (y) have a Business Material Adverse Effect or (z) have a material adverse effect on Acquiror and its Subsidiaries, taken as a whole; and

(i) Subject to Section 7.18(b), each of the actions set forth in Section 8.3(i) of the GE Disclosure Letter shall have been completed.

8.4 Conditions Precedent to Obligations of GE at the Final Closing. The obligations of GE to consummate the transactions contemplated by this Agreement to occur at the Final Closing are subject to the fulfillment, prior to or on the Final Closing Date, of each of the following conditions (any or all of which may be waived by GE in whole or in part to the extent permitted by applicable Law):

(a) The Initial Closing shall have occurred;

(b) The representations and warranties of Acquiror set forth in this Agreement and the Related Agreements shall be true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein) as of the date hereof and at and as of the Final Closing as if made on the Final Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.4(b) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in an Acquiror Material Adverse Effect, and GE shall have received a certificate signed by an authorized officer of Acquiror, dated the Final Closing Date, to the foregoing effect;

(c) Acquiror shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement and the Related Agreements that have been executed prior to the Final Closing to be performed or complied with by Acquiror on or prior to the Final Closing Date, and GE shall have received a certificate signed by an authorized officer of Acquiror, dated the Final Closing Date, to the foregoing effect;

(d) Since December 31, 2004, other than ordinary course benefit claims arising under policies or contracts of insurance, reinsurance or retrocession issued or assumed by an insurance Subsidiary of Acquiror in the ordinary course of business consistent with past practice, there shall have been no change, event, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect;

(e) There shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) There shall not be pending any Action by any Governmental Authority that seeks to prohibit, prevent or enjoin the consummation of any of the transactions contemplated hereby;

(g) the admission board of SWX Swiss Exchange shall have given its approval for the listing and admission to trading of the New Acquiror Shares and the listing of the conditional capital without imposing any limitation, commitment or restriction that is material in the context of the transactions contemplated by the Transaction Agreements and the FSA shall have approved the listing and offering prospectus;

(h) The consents, authorizations, Orders, Permits and approvals set forth on Exhibit L hereto shall have been obtained and shall be in full force and effect; and

(i) Subject to Section 7.18(b), each of the actions set forth in Section 8.3(i) of the GE Disclosure Letter shall have been completed.

8.5 Frustration of Closing Conditions. Neither GE nor Acquiror may rely on the failure of any condition set forth in Section 8.1, 8.2, 8.3 or 8.4, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

8.6 Conditions Subsequent.

(a) If the Initial Closing has occurred but, due to a failure to satisfy the conditions set forth in Sections 8.3 or 8.4, and the Final Closing has not occurred within 60 days of the Initial Closing Date, then Acquiror shall have the option, exercisable in writing within 10 days after such 60th day, to require the repurchase by GE, or Affiliates of GE designated by GE, of the Transferred Assets and Purchased Equity sold, and the reassumption of the Assumed Liabilities assumed, on the Initial Closing Date, which repurchase and reassumption shall be at a price equal to the price paid by Acquiror or its Affiliates, plus or minus Earnings that relate to the Non-U.S. Polaris Companies, as applicable, for the period from October 1, 2005 until the transactions contemplated by this Section 8.6(a) have been consummated, less any decline in value due to dividends or other transactions not in the ordinary course of business consistent with past practice or not on arm’s-length terms. Promptly following the exercise by Acquiror of the option provided by this Section 8.6(a), GE will cause an Affiliate to reinsure 100% of the Liabilities of the Non-U.S. Polaris Companies (including 100% of the Liabilities transferred by the UK Transfer Scheme) pursuant to an assumption reinsurance agreement in form and substance reasonably satisfactory to Acquiror.

(b) If the Initial Closing has occurred but, due to a failure to satisfy the conditions set forth in Sections 8.3 and 8.4 and the Final Closing has not occurred within 90 days of the Initial Closing Date, and if Acquiror has not exercised the option provided in subsection (a) of this Section 8.6, then GE shall have the option, exercisable in writing after the 71st day following the Initial Closing Date but prior to the 90th day after the Initial Closing Date, to require resale to GE, or Affiliates of GE designated by GE, of the Transferred Assets and Purchased Equity acquired, and the reassumption of the Assumed Liabilities assumed, on the Initial Closing Date, which resale and reassumption shall be at a price equal to the price paid by Acquiror or its Affiliates, plus or minus Earnings that relate to the Non-U.S. Polaris Companies, as applicable, for the 90-day period from October 1, 2005 until the transactions contemplated by this Section 8.6(b) have been consummated, less any decline in value due to dividends or other transactions not in the ordinary course of business consistent with past practice or not on arm’s-length terms. Promptly following the exercise by GE of the option provided by this Section 8.6(b), GE will cause an Affiliate to reinsure 100% of the Liabilities of the Non-U.S. Polaris Companies (including 100% of the Liabilities transferred by the UK Transfer Scheme) pursuant to an assumption reinsurance agreement in form and substance reasonably satisfactory to Acquiror.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Initial Closing as follows:

(a) by GE or Acquiror on or after November 30, 2006, if the Initial Closing shall not have occurred by the close of business on such date; provided that the terminating party is not in breach in any material respect of any of its obligations hereunder;

(b) by mutual written consent of GE and Acquiror;

(c) by GE or Acquiror if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by GE or Acquiror if the Required Acquiror Vote shall not have been obtained upon a vote taken thereon at the duly convened Acquiror Shareholders Meeting or at an adjournment or postponement thereof;

(e) by GE if the Acquiror Board Recommendation shall not have been made or Acquiror or its Board of Directors shall have withdrawn (or proposed to withdraw) the Acquiror Board Recommendation;

(f) by GE if Acquiror or its Board of Directors takes any action to rescind the resolutions described in Section 7.12 after they have been adopted at the Acquiror Shareholder Meeting;

(g) by either GE or Acquiror if (i) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Transaction Agreements, which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 8.1 or 8.2, as applicable, and (ii) such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within ninety (90) days after written notice thereof shall have been received by the party alleged to have been in breach; or

(h) by GE if it does not receive the opinions set forth in Section 8.2(i) or (j) by the dates set forth therein.

9.2 Procedure Upon Termination. In the event of termination and abandonment by Acquiror or GE, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Acquired Subsidiaries and the Transferred Assets, and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Acquiror or GE.

9.3 Effect of Termination. (a) In the event that this Agreement is terminated in accordance with Section 9.1 and 9.2, then, subject to Section 9.3(c), each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Acquiror or GE; provided, that the obligations of the parties set forth in this Section 9.3, Section 9.4, Section 10.4 and Article XI hereof shall survive any such termination and shall be enforceable hereunder.

(b) If this Agreement is terminated pursuant to Section 9.1 hereof, Acquiror shall not oppose or seek to prevent or frustrate any transaction or agreement that GE or any of its Subsidiaries may propose or enter into relating to the sale of all or any portion of the Polaris Companies, the Transferred Assets or the Business to any third party. Nothing in this Section 9.3(b) is intended to, nor shall it be construed as, a waiver or discharge of any of the rights and obligations under the Confidentiality Agreement of the parties thereto.

(c) Subject to Section 10.4, nothing in this Section 9.3 or Section 9.4 shall relieve GE or Acquiror of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

9.4 Expenses upon Termination.

(a) Without limiting the provisions of Section 9.3, in order for Acquiror to induce GE to enter into this Agreement, and to reimburse GE for its out-of-pocket costs and expenses related to the preparation, negotiation and execution of this Agreement, and seeking to consummate the transactions contemplated hereby, in the event that this Agreement is terminated (i) by GE or Acquiror pursuant to Section 9.1(a) (but only if a Acquiror Shareholder Meeting to obtain the Required Acquiror Vote has not been held) or (ii) by GE pursuant to Sections 9.1(d) or (g), then in each case Acquiror shall reimburse GE for its reasonable, documented out-of-pocket expenses and costs of third parties (including reasonable fees and expenses of counsel, accountants, actuaries, financial advisors and investment bankers) incurred by GE or any of its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, planning, negotiation, execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided, that in no event shall such payment exceed $25,000,000.

(b) Without limiting the provisions of Section 9.3, in order for GE to induce Acquiror to enter into this Agreement, and to reimburse Acquiror for its out-of-pocket costs and expenses related to the preparation, negotiation and execution of this Agreement, and seeking to consummate the transactions contemplated hereby, in the event that this Agreement is terminated (i) by GE or Acquiror pursuant to Section 9.1(a) (but only if GE has failed to receive the opinions contemplated by Section 8.2(j)) or Section 9.1(h) or (ii) by Acquiror pursuant to Section 9.1(g), then in each case GE shall reimburse Acquiror for its reasonable, documented out-of-pocket expenses and costs of third parties (including reasonable fees and expenses of counsel, accountants, actuaries, financial advisors and investment bankers) incurred by Acquiror or any of its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, planning, negotiation, execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided, that in no event shall such payment exceed $25,000,000.

(c) Any payment required to be made pursuant to Section 9.4(a) or (b) shall be made to GE or Acquiror, as applicable, not later than two (2) Business Days after the termination event described in Section 9.4(a) or (b), as applicable.

(d) In the event that either Acquiror or GE, as applicable, shall fail to make the payment required pursuant to this Section 9.4 when due, such payment shall accrue interest for the period commencing on the date such payment became past due, at an annual rate equal to the GE Commercial Paper Rate. In addition, if either Acquiror or GE shall fail to make such payment when due, Acquiror or GE, as applicable, shall also pay to the other all of such party’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such payment. Each party hereto acknowledges that the required payment and the other provisions of this Section 9.4 are an integral part of this Agreement and that, without this Section 9.4, the other party would not have entered into this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by GE.

(a) Subject to Sections 10.1(b), 10.3, 10.5 and 10.8, from and after the applicable Closing, GE shall indemnify, defend and hold harmless Acquiror and its Affiliates and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for:

(i) all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any breach as of the applicable Closing of Section 5.1, 5.2, 5.5 or 5.6;

(ii) all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the breach of any covenant or agreement of GE in this Agreement to the extent such breach relates to obligations to be performed following the Initial Closing (with respect to the Non-U.S. Polaris Companies) or Final Closing and any Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the breach of Section 7.8(b);

(iii) any broker, finder or financial advisor fee payable by GE or any of its Affiliates in connection with the transactions contemplated by this Agreement;

(iv) any Excluded Liabilities;

(v) the amount of all monetary penalties, fines, assessments and other similar monetary sanctions that arise from the matters set forth in Section 10.1(a)(v) of the GE Disclosure Letter, and are mandated by, or agreed to with, and payable to, the applicable Governmental Authority identified in Section 10.1(a)(v) of the GE Disclosure Letter;

(vi) all Losses under any Contract providing for the indemnification by any Polaris Company of any purchaser in connection with any acquisition by such purchaser (from a Polaris Company) prior to the Initial Closing (by merger, consolidation, acquisition of stock or assets or otherwise) of any former business of the Polaris Companies; provided that such indemnification (other than with respect to any Tax indemnification) shall not apply (x) except to the extent such Losses exceed $1,000,000 in the aggregate and (y) to the sale of ERC Life Reinsurance Corporation to an Affiliate of the Scottish Re Group;

(vii) all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the claim described on Section 10.1(a)(vii) of the GE Disclosure Letter;

(viii) all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, related to any liabilities that are assumed by GE or its Affiliates (other than GE ISC and its consolidated Subsidiaries) pursuant to Section 3.1; and

(ix) all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, related to any pension liabilities of any Polaris Company that are retained or assumed by GE or its Affiliates pursuant to the Employee Matters Agreement.

(b) Notwithstanding any other provision to the contrary, the cumulative indemnification obligation of GE under Section 10.1(a) shall in no event exceed the Purchase Price; provided, however, that the foregoing limitation shall not apply to any claims involving fraud or intentional misrepresentation.

10.2 Indemnification by Acquiror.

(a) Subject to Sections 10.2(b), 10.3, 10.5 and 10.8, from and after the Closing, Acquiror shall indemnify, defend and hold harmless GE and its Affiliates and Representatives (collectively, the “GE Indemnified Parties“) against, and reimburse any GE Indemnified Party for:

(i) all Losses that such GE Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any breach as of the Closing of Sections 6.1, 6.2, 6.5 and 6.6;

(ii) all Losses that such GE Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the breach of any covenant or agreement of Acquiror in this Agreement to the extent such breach relates to obligations to be performed following the Closing;

(iii) any broker, finder or financial advisor fee payable by Acquiror or any of its Affiliates (other than the Polaris Companies) in connection with the transactions contemplated by this Agreement; and

(iv) any Assumed Liability.

(b) Notwithstanding any other provision to the contrary, the cumulative indemnification obligation of Acquiror under Section 10.2(a) shall in no event exceed the Purchase Price; provided, however, that the foregoing limitation shall not apply to any claims involving fraud or intentional misrepresentation.

10.3 Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of any applicable survival period specified in Section 10.8 for such representation and warranty.

(b) Within thirty (30) days following receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.3(a), the Indemnifying Party may, at its sole option, assume the defense and control of any Third Party Claim and, if such option is elected, shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The parties acknowledge and agree that GE has elected to assume the defense and control of the matters referred to in Section 10.1(a)(v) of the GE Disclosure Letter. If the Indemnifying Party elects to assume the defense against such Third Party Claim, the Indemnifying Party shall (i) select counsel, contractors and consultants of recognized standing and competence, (ii) take all steps reasonably necessary in the defense or settlement of such Third Party Claim and (iii) be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that, in the case of clause (iii), the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (B) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (C) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim; provided that if such Third Party Claim involves a Governmental Authority as claimant and such Governmental Authority will not provide a complete release, such Indemnified Party shall have the right to consent to such settlement or other resolution (which consent shall not be unreasonably withheld or delayed); provided, further, that if such consent is withheld the Indemnifying Party shall be liable only for proposed settlement amounts and the Indemnified Party shall be liable for any Losses in excess thereof. GE or Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim.

(c) If the Indemnifying Party does not elect to assume the defense, or fails to assume the defense thereof within 30 days of receipt of notice of a claim for indemnity from an Indemnified Party, against such Third Party Claim, the Indemnified Party shall undertake the defense of such Third Party Claim for the account of the Indemnified Party; provided, however, the Indemnified Party shall pursue such defense in good faith and shall not be authorized to consent to a settlement, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

10.4 Exclusive Remedies. GE and Acquiror acknowledge and agree that (i) subject to Sections 9.3 and 9.4, prior to the applicable Closing, the sole and exclusive remedy of Acquiror for any breach or inaccuracy of any representation or warranty contained herein or in the Related Agreements shall be refusal to close the purchase and sale of the Purchased Equity and Transferred Assets hereunder and (ii) following the applicable Closing and other than in the case of actual fraud by Acquiror or GE or any of their respective Affiliates or Representatives, the indemnification provisions of Article X and, with respect to Taxes, the applicable indemnification sections of the Tax Matters Agreement, the UK Tax Matters Agreement and the International Tax Matters Agreement, shall be the sole and exclusive remedies of GE and Acquiror, respectively, for any breach of the representations and warranties in this Agreement or the Related Agreements and for any failure to perform or comply with any covenants or agreements that, by their terms, were to have been performed or complied with prior to the applicable Closing.

10.5 Additional Indemnification Provisions. GE and Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement or any other document executed in connection with the applicable Closing (a) each such obligation shall be calculated on an After-Tax Basis and (b) all Losses shall be net of any third-party insurance proceeds which either have been recovered by, or are recoverable by, the Indemnified Party in connection with the facts giving rise to the right of indemnification and (c) in no event shall the Indemnifying Party have liability to the Indemnified Party for any lost profits, consequential damages or punitive damages, other than consequential or punitive damages actually awarded to a third party pursuant to a Third Party Claim in an Action. In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (a) any amount previously paid by the

Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (b) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

10.6 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

10.7 Indemnification for Taxes. Notwithstanding anything contained herein to the contrary, with respect to indemnification related to Taxes, the Tax Matters Agreement, the UK Tax Matters Agreement and the International Tax Matters Agreement shall control.

10.8 Survival. The representations and warranties and covenants and agreements of GE and Acquiror contained in this Agreement shall not survive the Initial Closing or the Final Closing, as applicable (in the case of covenants and agreements, to the extent such covenants and agreements are to be performed prior to the Initial Closing or the Final Closing, as applicable), except that the representations and warranties in Sections 5.1, 5.2, 5.5, 5.6, 6.1, 6.2, 6.5 and 6.6 and the covenants and agreements set forth in Sections 7.1(d)(xi) and 7.7(b) shall survive the Final Closing forever and shall not terminate. Unless a specified period is set forth in this Agreement (in which event such specified period will control), covenants and agreements to be performed following a Closing shall survive such Closing and remain in effect indefinitely to the extent such covenants and agreements are to be performed following such Closing.

ARTICLE XI

MISCELLANEOUS

11.1 Reserves. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (INCLUDING ANY PROVISION OF ARTICLE V OR ARTICLE VII HEREOF, EXCEPT FOR THE MATTERS SPECIFICALLY ADDRESSED IN SECTIONS 5.19, SECTION 7.1 AND SECTION 7.7), NEITHER GE NOR ANY OF ITS AFFILIATES IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, IN OR PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT (A) CONCERNING THE RESERVES, FUNDS OR PROVISIONS FOR LOSSES, CLAIMS, PREMIUMS, POLICY BENEFITS AND EXPENSES, INCLUDING UNEARNED PREMIUM RESERVES, RESERVES FOR INCURRED LOSSES, TECHNICAL RESERVES, INCURRED LOSS ADJUSTMENT EXPENSES, INCURRED BUT NOT REPORTED LOSSES AND LOSS ADJUSTMENT EXPENSES WITH RESPECT TO INSURANCE AND REINSURANCE CONTRACTS ISSUED, REISSUED OR ASSUMED, OR RESERVES WITH RESPECT TO UNCOLLECTIBLE REINSURANCE OF ANY OF THE POLARIS COMPANIES, INDIVIDUALLY OR IN THE AGGREGATE, INCLUDING (I) WHETHER SUCH RESERVES ARE ADEQUATE OR SUFFICIENT OR WHETHER SUCH ASSET IS COLLECTIBLE OR (II) WHETHER SUCH RESERVES WERE DETERMINED IN ACCORDANCE WITH ANY ACTUARIAL, STATUTORY OR OTHER STANDARD, (B) THE COLLECTIBILITY OF ANY AMOUNTS FROM ANY REINSURERS OR RETROCESSIONARIES OF ANY OF THE POLARIS COMPANIES OR (C) CONCERNING ANY FINANCIAL STATEMENT “LINE ITEM” OR ASSET, LIABILITY OR EQUITY AMOUNT TO THE EXTENT AFFECTED BY ANY OF THE MATTERS REFERRED TO IN THE PRECEDING CLAUSES (A) OR (B).

11.2 Expenses. Except as may be otherwise specified in this Agreement or any other Transaction Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closings shall have occurred.

11.3 Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.3):

(a) if to GE:

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828
Facsimile:            (203) 373-3008
Attention:            Senior Counsel, Transactions

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile:            (212) 310-8007
Attention:            Howard Chatzinoff, Esq.

(b) if to Acquiror:

Swiss Reinsurance Company
Mythenquai 50/60
8022 Zurich, Switzerland
Facsimile +41 43 282 2162
Attention: Group Chief Legal Officer

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
Facsimile:            (212) 455-2502
Attention:            Charles I. Cogut, Esq.
                                              Gary I. Horowitz, Esq.

11.4 Public Announcements. Except as may be required by Law or stock exchange rules, prior to the Initial Closing no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without prior notification to the other party, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

11.6 Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements, the GE Disclosure Letter and Acquiror Disclosure Letter constitute the entire agreement of GE, on the one hand, and Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of GE and/or its Affiliates, on the one hand, and Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

11.7 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that GE and Acquiror may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided, however, that no such assignment by GE or Acquiror, as applicable, shall (x) release GE or Acquiror, as applicable, from any liability or obligation under this Agreement or (y) be permissible if it could reasonably be expected to delay, hinder or jeopardize the consummation of any transactions contemplated by this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

11.8 No Third-Party Beneficiaries. Except as provided in Article X with respect to GE Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.9 Licenses. To the extent that any Business Intellectual Property or Business Technology is transferred to Acquiror or any of its Affiliates hereunder, such Business Intellectual Property and Business Technology shall be subject to all of the terms and conditions of all agreements between GE and its Affiliates and third parties pursuant to which such Business Intellectual Property and Business Technology was licensed prior to the applicable Closing.

11.10 Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

11.11 Dispute Resolution.

(a) Except as set forth in Sections 3.3 and 3.4 and except with respect to any request for equitable relief (including interim relief) by either GE or Acquiror on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements (other than the Tax Matters Agreement, the UK Tax Matters Agreement or the International Tax Matters Agreement), or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 11.11 and Section 11.12. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm or ensure performance under Section 7.9.

(b) Any party seeking resolution of a Dispute shall first endeavor to resolve the Dispute at the working team level (i.e., among the persons principally responsible for discharging the parties’ respective obligations hereunder). If the parties are unable to resolve such Dispute at the working team level, such Dispute shall be referred to a member of the Transition Committee of each of GE and Acquiror for resolution. The parties shall have thirty (30) days from the date on which such Dispute is referred to their respective members of senior management to resolve the matters being disputed. If the parties are unable to resolve the Dispute within such thirty (30) day period, the parties shall submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will continue for at least sixty (60) days unless the mediator chooses to withdraw sooner.

(c) All communications among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

11.12 Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. GE and Acquiror agree that if any Dispute is not resolved by mediation undertaken pursuant to

Section 11.11, such Dispute shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of GE and Acquiror by this Agreement irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.3; and

(e) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

11.13 Disclosure Letter. Any disclosure with respect to a Section of this Agreement shall be deemed to be disclosed for other Sections of this Agreement to the extent that such disclosure sets forth on its face facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure; provided that the only qualifications or exceptions to Sections 5.11(a)(iii) and 7.1 shall be as explicitly set forth in Sections 5.11(a)(iii) and 7.1 of the GE Disclosure Letter. No reference to or disclosure of any item or other matter in any Section of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

11.14 Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) references to

“$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

11.15 Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

11.16 Specific Performance. The parties hereto agree that irreparable damage would occur if the provisions of Section 7.4 or 7.9 were not performed in accordance with the terms thereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of any such covenant to enforce specifically the terms thereof.

11.17 Conflicts. In the case of any discrepancy between the terms of this Agreement and the terms of any Related Agreement, the terms of this Agreement shall control.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, on the date first written above.

SWISS REINSURANCE COMPANY

By:	/s/ Peter Forstmoser
Name:	Peter Forstmoser
Title:	Chairman of the Board of Directors

By:	/s/ Jacques Aigrain
Name:	Jacques Aigrain
Title:	Deputy Chief Executive Officer

GENERAL ELECTRIC COMPANY

By:	/s/ Keith S. Sherin
Name:	Keith S. Sherin
Title:	Chief Financial Officer

Exhibit G

FINAL FORM OF AGREEMENT

SHAREHOLDING AGREEMENT

dated as of •, 2006

among

GENERAL ELECTRIC CORPORATION,

GENERAL ELECTRIC CAPITAL CORPORATION,

GENERAL ELECTRIC CAPITAL SERVICES, INC.

and

SWISS REINSURANCE COMPANY

i

SHAREHOLDING AGREEMENT

This SHAREHOLDING AGREEMENT (this “Agreement”) is dated as of •, 2006, and is by and among Swiss Reinsurance Company, a corporation organized under the laws of Switzerland (the “Company”), General Electric Company, a New York corporation (“GE”), General Electric Capital Corporation, a Delaware corporation (“GECC”), and General Electric Capital Services, Inc., a Delaware corporation (“GECS”).

BACKGROUND

1. Pursuant to a Transaction Agreement, dated as of November •, 2005, by and between the Company and GE, as amended from time to time (the “Transaction Agreement”), the Company acquired the Business (as defined in the Transaction Agreement) from GE and its Affiliates (as defined below) in exchange for cash and securities of the Company, as more fully described in the Transaction Agreement.

2. Through this Agreement and for their mutual benefit, GE, GECC, GECS, the Company and any other Person that subsequently becomes a party to this Agreement are setting forth their respective rights and obligations applicable to their ownership of securities of the Company.

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Affiliate Transferee” means GE and any Affiliate of GE that (i) holds Equity Securities pursuant to a Transfer from GECC, GECS or another Affiliate Transferee and (ii) is required to become a party to this Agreement pursuant to Section 2.5 hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in Zurich, Switzerland or the City of New York are required or authorized by Law to be closed.

“Common Stock” means the registered shares, CHF 0.10 par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination. For the avoidance of doubt, the term “Common Stock” includes all registered shares, CHF 0.10 par value, of the Company underlying the Company’s American Depositary Receipts, but does not include such American Depositary Receipts.

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“Common Stock Equivalents” means any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Common Stock, including the Acquiror Convertible Instruments (as defined in the Transaction Agreement). Any reference herein to the number of Common Stock Equivalents shall be deemed to refer to the maximum number of shares of Common Stock into which such Common Stock Equivalents are exchangeable or exercisable for or convertible into at the time of any such determination.

“Company Board” means the Board of Directors of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Encumbrance” means any lien, mortgage, lease, easement, servitude, levy, right of way, deed of trust, charge, pledge, hypothecation, security interest, covenant, condition, restriction, claim or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement creating any of the foregoing.

“Equity Derivative Transaction” means any derivative transaction(s) or structured product(s) (and/or any security or collateral arrangement entered into in connection therewith) the payments under which are (and/or the value of which is) based on any Equity Securities, including any securities lending transaction, short sale, equity swap, equity swaption, put option, call option, cap transaction, floor transaction, collar transaction, forward transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, contract for differences or other sale transaction, transactions or products similar to the foregoing or combination or securitized version of any of the foregoing that is (in the case of each of the named types of transactions or products) so based.

“Equity Securities” means shares of Common Stock or Common Stock Equivalents, whether outstanding on the date hereof or issued hereafter.

“Governmental Authority” means any national, supra-national, federal, state, provincial, or local government, political subdivision, governmental, regulatory, department, bureau, board or other administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Law” means any law, ordinance, regulation, rule, statute, treaty, Order or requirement of any Governmental Authority.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint venture, joint stock company, trust, unincorporated organization, association or organization or other legal entity.

“Permit” means any approval, authorization, consent, license, permit, registration, franchise or certificate of a Governmental Authority.

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“Shareholders” means GECC, GECS and all Affiliate Transferees, and “Shareholder” means any one of them.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Transfer” (including its correlative meaning, “Transferred”) means any direct or indirect transfer, sale, assignment, distribution, contribution, exchange, gift, Encumbrance or other disposition (other than a hypothecation) of any Equity Securities or any interest therein.

1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Any pronoun used herein shall be deemed to cover all genders.

(b) The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) Unless the context otherwise requires, the words “include,” “includes” and “including” and words of similar import when used in this Agreement shall be deemed to be followed by the phrase “without limitation.”

(e) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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ARTICLE II

TRANSFER RESTRICTIONS

2.1 General Restrictions. No Shareholder may Transfer any Equity Securities held by it at any time unless this Agreement permits such Transfer. Any purported Transfer not permitted by this Agreement will be null and void, and the Company shall not record on its stock transfer books or otherwise any such purported Transfer.

2.2 Prohibition on Transfers During the Transfer Restriction Period.

(a) From the date of this Agreement through and including [•], 20071 (the “Transfer Restriction Period”), no Shareholder may Transfer (or agree to Transfer) any Equity Securities without the written consent of the Company except for Transfers (or agreements to Transfer):

(i)	made in accordance with Section 2.5;

(ii)	pursuant to any business combination, tender or exchange offer to acquire any Common Stock or any other extraordinary transaction, in each case that is approved by the Company Board;

(iii)	to the Company or a direct or indirect Subsidiary of the Company; or

(iv)	of the Acquiror Convertible Instrument issued to GE pursuant to the Transaction Agreement (so long as such Transfer occurs on of before [•], 2006)[2].

(b) Except as set forth in Section 2.3 below, after the expiration of the Transfer Restriction Period, each Shareholder shall be entitled to Transfer any or all of the Equity Securities owned by it at any time without limitation.

(c) Notwithstanding anything here to the contrary, until the expiration of the Transfer Restriction Period, no Shareholder shall, and each Shareholder will cause its Affiliates not to, engage in any Equity Derivative Transaction, other than an Equity Derivative Transaction based solely upon the Swiss Market Index or another group, basket or index of securities (whether or not such group, basket or index includes any Equity Securities).

2.3 Prohibition on Transfers to Certain Persons. Notwithstanding any other provision of this Agreement, no Shareholder may Transfer, in any private placement transactions, an aggregate of 2.5% or more of the then outstanding Common Stock to any one of the Persons listed on Annex A hereto without the prior written consent of the Company.

[1]	360 days from the date hereof.
[2]	30 days following the date hereof.

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2.4 Compliance with Securities Laws. Each Shareholder hereby agrees that it shall not Transfer any Equity Securities unless such Transfer complies with the provisions hereof and with all applicable Laws.

2.5 Transfers to Affiliates.

(a) Notwithstanding anything in this Agreement to the contrary, each Shareholder is entitled, from time to time, without the consent of the Company, to Transfer any or all of the Equity Securities owned by it to any of its Affiliates; provided that any such Transfer made during the Transfer Restriction Period to an Affiliate (other than an Affiliate that is also a Subsidiary) does not involve any economic realization in respect of the Transferred Equity Securities. As a condition to such a Transfer made during or after the Transfer Restriction Period (including to Affiliates that are also Subsidiaries), any such transferee must execute and deliver to the Company an instrument in form and substance reasonably satisfactory to the Company agreeing to become a party to, and be bound by the provisions of, this Agreement as an Affiliate Transferee.

(b) During the Transfer Restriction Period, if, while any Affiliate Transferee of a Shareholder under Section 2.5(a) holds any Equity Securities, and a transaction is contemplated in which such transferee will cease to qualify as an Affiliate of the Shareholder (an “Unwinding Event”), then:

(i) such Shareholder and its Affiliate Transferee will promptly notify the Company of the pending occurrence of such Unwinding Event; and

(ii) prior to such Unwinding Event, such Shareholder and its Affiliated transferee will take all actions necessary to effect a Transfer of all the Equity Securities held by such Affiliated transferee either back to the Shareholder or, to the extent permitted by this Section 2.5, to another Person that qualifies as an Affiliate of the Shareholder.

2.6 Company Cooperation. The Company acknowledges that the Shareholders may sell the Equity Securities on the SWX Swiss Exchange without any additional action on the part of the Company. The parties acknowledge that it would be in the interests of both parties for resales to be effected by the Shareholders in an orderly manner and agree to consider how best to effect such resales to minimize disruptions to the market and maximize the Shareholders’ liquidity. The Company agrees to consider the ways in which it can facilitate such resales including providing offering materials, particularly if it has prepared such for other purposes or can reasonably do so without significant additional work, and making members of senior management available. The Company acknowledges that it expects to continue to maintain a European Medium-Term Note program with a Rule 144A component, renewable annually, the disclosure for which is prepared to standards customary in the Rule 144A market.

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ARTICLE III

CORPORATE GOVERNANCE

3.1 Nomination of Director. At the extraordinary general meeting of the Company held on [•], the Company elected a designee of the Shareholders as a member of the Company Board for a four (4) year term. If, upon expiration of the initial term or any subsequent term, the Shareholders and their Affiliates, in the aggregate, hold shares of Common Stock representing more than 7.5% of the then outstanding Equity Securities and no other individual shareholder (together with its Affiliates) of the Company holds a larger percentage of the then outstanding Equity Securities at such time, the Company agrees to propose to the ordinary general meeting of shareholders, at which the initial term or subsequent term of the Shareholders’ director-designee is expiring, the election of a Person chosen by the Shareholders as a member of the Company Board, who in the reasonable assessment of the Company Board, is qualified to serve as a director for a further term as specified in the Company’s articles of association as then in effect.

3.2 Removal and Replacement. The Shareholders and (for the avoidance of doubt) the general meeting of shareholders shall be entitled at any time (with or without cause) to cause the Shareholders’ director-designee nominated pursuant to Section 3.1 to be removed from the Company Board, and in such event the Company will take such action as is reasonably required to effectuate the necessary changes with the competent commercial register. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the director specified in Section 3.1, the Company shall, during such 4-year term, subject to the requirements of applicable Law and the terms of the Company’s articles of association, and as long as, at such time, the Shareholders and their Affiliates, in the aggregate, hold shares of Common Stock representing more than 7.5% of the then outstanding Equity Securities and no other individual shareholder (together with its Affiliates) of the Company holds a larger percentage of Equity Securities at such time, propose to the next ordinary general meeting of shareholders of the Company and propose and recommend at such extraordinary general meeting of shareholders the election of a successor proposed by the Shareholders who, in the reasonable assessment of the Company Board, is qualified to serve as director for the remaining term of the replaced director.

3.3 Status of GE Designee. The Shareholders and the Company agree that acceptance and credibility of the representation right granted to the Shareholders under this Article III among the shareholders of the Company is essential. Accordingly, the Shareholders acknowledge (i) that their designee on the Company Board will be subject to certain confidentiality obligations, applicable Law and stock exchange regulation, including laws and stock exchange regulations regarding insider trading, ad hoc publicity and business secrets and (ii) that the securities Laws of Switzerland prohibit any Person who has received from a public company material, non-public information from Transferring securities of such company on the basis of such information (until such time as the information becomes generally available to the public).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations of Each of the Parties. Except as otherwise specified below, as of the date hereof, each of the parties hereto represents and warrants solely with respect to itself to the other party hereto as follows:

(a) Due Organization and Good Standing. Each party that is an entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Authority Relative to This Agreement. Each party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such party. The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action and no other proceedings on its part are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Conflict. The execution, delivery, and performance by it of this Agreement do not and shall not (i) violate or conflict with the organizational documents of such party, (ii) violate or conflict with any applicable Law or (iii) conflict with or constitute a default, breach, or violation of the terms, conditions, or provisions of any contract, agreement or instrument to which such party is subject which would prevent such party from performing any of its obligations hereunder or thereunder.

(d) Required Filings and Consents. The execution and delivery by it of this Agreement do not, and the performance of this Agreement will not, require any Permit, except for (i) any such Permits as have been already obtained or made or are otherwise expressly contemplated hereby or (ii) where failure to obtain any such Permits would not prevent or materially delay it from performing any of its obligations under this Agreement.

(e) Ownership of Stock. GECC and GECS represent and warrant that, as of the date hereof, they are the sole record owner and a beneficial owner of the Equity Securities listed beside their respective names on Annex B hereto and as of the date hereof, such Equity Securities are the only securities of the Company and any of its Subsidiaries held of record or beneficially owned by them.

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ARTICLE V

AFTER-ACQUIRED SECURITIES; STANDSTILL

5.1 After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Equity Securities now owned or that may be issued or Transferred hereafter to any Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the Equity Securities, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by a Shareholder in any other manner.

5.2 Standstill.

(a) Until the first date on which a Shareholder and its Affiliates cease to hold, in the aggregate, Equity Securities representing 5% or more of the then outstanding shares of Common Stock of the Company, such Shareholder may not, and the Shareholder will cause its Affiliates not to:

(i) acquire or offer, propose or agree to acquire, directly or indirectly (including pursuant to a merger or other business combination involving the Company), (x) ownership (including beneficial ownership) of Equity Securities, except pursuant to share splits, reverse share splits, share dividends or distributions or any similar recapitalization on or after the date hereof or (y) a material portion of the assets of the Company or any of its Subsidiaries;

(ii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of any Equity Securities; provided, that this subsection shall not be deemed to restrict any designee of the Shareholders from participating as members of the Company Board in their capacity as such;

(iii) form, join or participate in a “group” (within the meaning of the Swiss federal Stock Exchange and Securities Act and its implementing ordinances) with respect to any voting securities of the Company;

(iv) other than through its designee to the Company Board, if any, made pursuant to Article III hereof, act or seek to control or influence the management or the policies of the Company; or

(v) disclose any intention, plan or arrangement inconsistent with the foregoing or take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

(b) Section 5.2 shall terminate automatically in the event that any Person other than a Shareholder or any of its Affiliates notifies the Company or the Company Board, or publicly announces, that it has acquired or offers to acquire and has the ability to acquire (including any offer to acquire by means of a tender offer), direct or indirect, ownership (including beneficial ownership) of Equity Securities representing, together with any Equity Securities already owned or beneficially owned by such Person, at least a majority of the then outstanding Equity Securities.

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5.3 Advisory or Fiduciary Capacities. Notwithstanding anything herein to the contrary, the provisions of this Agreement shall not apply to any of the Equity Securities now owned or that may be issued or Transferred hereafter to any business entity of GE or any of its Affiliates holding such Equity Securities in its capacity as an advisor or fiduciary for third parties, including General Electric Pension Trust or GE Asset Management Incorporated.

ARTICLE VI

MISCELLANEOUS

6.1 Amendments. No provision of this Agreement may be amended or modified, except by a written instrument signed by all the parties to this Agreement; provided that the written consent of the Shareholders shall not be required for any amendment to Annex B hereto made to reflect the addition of a party to this Agreement or to change the contact information for any party hereto (provided that a copy of such amended Annex B shall be sent to all Shareholders).

6.2 Successors, Assigns and Transferees; No Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Company, GE and the Shareholders and any of their respective permitted successors. Except to the extent expressly set forth herein, no party hereto may assign its rights or obligations hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the address specified in Annex B (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.3).

6.4 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter of this Agreement.

6.5 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver,

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permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect, and the parties hereto shall use commercially reasonable efforts to arrive at an accommodation which effectuates to the greatest extent legally permissible the intent of the parties with respect to the benefits and obligations of the invalid or unenforceable provision.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to the agreement in separate counterparts, each of which, when executed, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

6.8 Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the internal Laws of Switzerland. Each of the parties agrees that any dispute, controversy, or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall fall within the exclusive jurisdiction of the Commercial Court of the Canton of Zurich, Switzerland, the place of jurisdiction being Zurich 3, with the right to appeal to the Swiss Federal Supreme Court, whose decision shall be final. Each party hereby submits for any such action or proceeding to the jurisdiction of the aforesaid courts to the exclusion of any other court.

6.9 Termination. This Agreement shall terminate with respect to GE and its Affiliates at such time as GE and its Affiliates own, in the aggregate less than 1% of the then issued and outstanding Equity Securities; and, with respect to any Shareholder, when that Shareholder ceases to own any Equity Securities.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the individuals whose names appear below and by the duly authorized representatives of each party hereto as of the first date written.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:
Name:
Title:

SWISS REINSURANCE COMPANY

By:
Name:
Title: